UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Aztar Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(1)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value, of Aztar Corporation (“Aztar common stock”);
Series B ESOP Convertible Preferred Stock, $0.01 par value, of Aztar Corporation (“Aztar preferred stock”)

(2)	Aggregate number of securities to which transaction applies:

39,334,227 shares of Aztar common stock (includes 2,845,996 shares of Aztar common stock underlying options to purchase shares of Aztar common stock) and 43,817.602 shares of Aztar preferred stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of: (a) the product of 36,488,231 shares of Aztar common stock and the merger consideration of $54.00 per share of Aztar common stock, (b) the product of 43,817.602 shares of Aztar preferred stock and the merger consideration of $571.13 per share of Aztar preferred stock, and (c) options to purchase 2,845,996 shares of Aztar common stock multiplied by $35.98 (which is the difference between $54.00 and $18.02, the weighted average exercise price per share of Aztar common stock of the options). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by calculating a fee of $107 per $1,000,000 of the aggregate value of the transaction.

(4)	Proposed maximum aggregate value of transaction:

$2,097,788,957.00

(5)	Total fee paid:

$224,464.00

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[                    ], 2006

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Aztar Corporation to be held on [            ], [            ], 2006, at [        ] a.m., local time, at [The Ritz Carlton Hotel, 2401 East Camelback Road, Phoenix, Arizona].

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 19, 2006, by and among Aztar Corporation, Columbia Sussex Corporation, Wimar Tahoe Corporation d/b/a Columbia Entertainment and Columbia Entertainment’s indirect wholly-owned subsidiary, WT-Columbia Development, Inc. If the merger agreement is adopted and the merger with Columbia Entertainment is completed, Aztar will become a subsidiary of Columbia Entertainment and holders of Aztar common stock will receive for each share of Aztar common stock owned at the effective time of the merger (1) $54.00 in cash, plus (2) if the merger is not consummated by November 19, 2006 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.00888 in cash per day beginning on November 20, 2006 through the closing date of the merger, plus (3) if the merger is not consummated by February 19, 2007 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.00296 in cash per day beginning on February 20, 2007 through the closing date of the merger. Holders of Aztar Series B ESOP preferred stock will receive for each share of Aztar Series B ESOP preferred stock held at the effective time of the merger (1) $571.13 in cash, plus (2) if the merger is not consummated by November 19, 2006 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.09388 in cash per day beginning on November 20, 2006 through the closing date of the merger, plus (3) if the merger is not consummated by February 19, 2007 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.0313 in cash per day beginning on February 20, 2007 through the closing date of the merger, unless an election is made to receive the liquidation preference of $100.00 in cash, plus accrued and unpaid dividends (if any) at the effective time of the merger. Because the liquidation preference plus accrued and unpaid dividends (if any) of each share of the Aztar Series B ESOP preferred stock at the effective time of the merger will be less than $571.13 plus any applicable increase as described above, holders are advised not to elect the liquidation preference for such shares.

After careful consideration, our board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of Aztar and Aztar’s stockholders. Our board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger. Therefore, our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

The decision to adopt the merger agreement is important to Aztar and Aztar’s stockholders. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of a majority of the votes that holders of the outstanding shares of Aztar common stock and holders of the outstanding shares of Aztar Series B ESOP preferred stock, voting as a single class, at the close of business on the record date are entitled to cast. Failure by a stockholder to vote in person at the special meeting or to submit a properly signed proxy card will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The enclosed proxy statement contains a detailed discussion of the background of and reasons for the merger as well as the terms of the merger agreement. Please read carefully the proxy statement and the annexes to the proxy statement. Whether or not you plan to attend the special meeting, it is important that your shares be represented, regardless of the number of shares you hold. Accordingly, I urge you to complete, sign, date and return your proxy card in the envelope which has been enclosed for your convenience, or you may submit your proxy by telephone or the Internet by following the instructions printed on your proxy card. If you hold shares through a broker, bank or other nominee, please follow the instructions on the proxy form supplied by your broker, bank or other nominee, which may provide for voting by telephone or through the Internet. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card or submitted your proxy by telephone or the Internet. Your prompt cooperation and continued support are greatly appreciated.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

Robert M. Haddock

Chairman of the Board, President and

Chief Executive Officer

NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES REGULATOR OR ANY GAMING REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS UNDER THIS PROXY STATEMENT OR DETERMINED IF THIS PROXY STATEMENT IS ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement is dated [                    ], 2006, and is first being mailed, along with the attached proxy card, to stockholders of Aztar on or about [                    ], 2006.

AZTAR CORPORATION

2390 East Camelback Road, Suite 400

Phoenix, Arizona 85016

(602) 381-4100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [                ], [                ], 2006

at [        ] a.m.

To Stockholders of Aztar Corporation:

A special meeting of stockholders of Aztar Corporation will be held on [            ], [            ], 2006, at [        ] a.m., local time, at [The Ritz Carlton Hotel, 2401 East Camelback Road, Phoenix, Arizona,] for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 19, 2006, by and among Aztar Corporation, Columbia Sussex Corporation, Wimar Tahoe Corporation d/b/a Columbia Entertainment and Columbia Entertainment’s indirect wholly-owned subsidiary, WT-Columbia Development, Inc., pursuant to which, among other things, (a) WT-Columbia Development, Inc. will merge with and into Aztar, with Aztar being the surviving corporation, (b) each outstanding share of Aztar common stock, $0.01 par value per share, (other than those shares held by Aztar as treasury stock and other than those shares held by stockholders that perfect their appraisal rights under Delaware law) will be converted into the right to receive (1) $54.00 in cash, plus (2) if the merger is not consummated by November 19, 2006 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.00888 in cash per day beginning on November 20, 2006 through the closing date of the merger, plus (3) if the merger is not consummated by February 19, 2007 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.00296 in cash per day beginning on February 20, 2007 through the closing date of the merger, and (c) each outstanding share of Aztar Series B ESOP preferred stock, $0.01 par value per share (other than those shares held by stockholders that perfect their appraisal rights under Delaware law), will be converted into the right to receive (1) $571.13 in cash, plus (2) if the merger is not consummated by November 19, 2006 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.09388 in cash per day beginning on November 20, 2006 through the closing date of the merger, plus (3) if the merger is not consummated by February 19, 2007 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.0313 in cash per day beginning on February 20, 2007 through the closing date of the merger, unless an election is made to receive the liquidation preference of $100.00 in cash, plus accrued and unpaid dividends (if any) at the effective time of the merger, in accordance with the merger agreement attached as Annex A hereto.

2.	To consider and vote upon any proposal to adjourn, postpone or continue the special meeting to a later date to solicit additional proxies in favor of the proposal to adopt the merger agreement in the event that there are not sufficient votes for approval of the proposal to adopt the merger agreement at the special meeting.

3.	To consider such other business as may properly come before the special meeting or any adjournments, postponements or continuations of the special meeting.

Our board of directors has specified [                ], [                    ], 2006, at the close of business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting. Only stockholders of record of Aztar at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. A list of the stockholders entitled to notice of the special meeting will be available for examination by any stockholder at the special meeting, and at our corporate offices located at 2390 East Camelback Road, Suite 400, Phoenix, Arizona 85016 during ordinary business hours for a period of no less than ten days prior to the special meeting.

Please read carefully the enclosed proxy statement and the annexes to the proxy statement in their entirety for a more complete discussion of the matters to be acted upon at the special meeting.

After careful consideration, our board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of Aztar and Aztar’s stockholders. Our board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.

Your vote is important. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope, or you may submit your proxy by telephone or the Internet by following the instructions printed on your proxy card. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. If you fail to vote in person at the special meeting or to submit a signed proxy card, it will effectively have the same effect as a vote “AGAINST” the adoption of the merger agreement. Your prompt cooperation is greatly appreciated.

By Order of the Board of Directors,

Nelson W. Armstrong, Jr.

Secretary

Phoenix, Arizona

[                    ], 2006

Your vote is important. Please complete, sign, date and return your proxy card promptly or you may submit your proxy by telephone or the Internet by following the instructions printed on your proxy card.

i

Annexes:

Annex A—Agreement and Plan of Merger, dated as of May 19, 2006

Annex B—Opinion of Goldman, Sachs & Co.

Annex C—Section 262 of the Delaware General Corporation Law

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to Aztar Corporation. We refer to Aztar Corporation as “Aztar,” Columbia Sussex Corporation as “Sussex,” Wimar Tahoe Corporation d/b/a Columbia Entertainment as “Columbia” and WT-Columbia Development, Inc. as “WT-Columbia Development” in this proxy statement. In addition, we refer to holders of shares of Aztar common stock or Aztar preferred stock as “you” or “I” in this proxy statement. For purposes of this proxy statement, the sole holder of shares of Aztar preferred stock is the Aztar Corporation Stock and Insurance Trust. We refer to participants in Aztar’s 401(k) plan who have shares of Aztar preferred stock allocated to their account as “participants” in this proxy statement. For purposes of clarity, references to “I” or “you” in this proxy statement do not refer to participants in this plan.

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you, as an Aztar stockholder, or to participants in Aztar’s 401(k) plan. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the other documents referred to in this proxy statement.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at [The Ritz Carlton, 2401 East Camelback Road, Phoenix, Arizona on [ ], [ ], 2006, at [ ] a.m. local time].

Q:	Why am I receiving this proxy statement?

A:	We are sending this proxy statement to our stockholders in connection with the solicitation of proxies to be voted at a special meeting of our stockholders, or at any adjournment, postponement or continuation of the meeting. Aztar has agreed to be acquired through a merger of WT-Columbia Development, an indirect wholly-owned subsidiary of Columbia, with and into Aztar. In order to complete the proposed acquisition, among other things, our stockholders must vote on and adopt the merger agreement that is described in this proxy statement. This proxy statement contains important information about the proposed acquisition and the special meeting of our stockholders, which you should read carefully.

Q:	What am I being asked to vote on?

A:	You are being asked to adopt a merger agreement that provides for the proposed acquisition of Aztar by Columbia, an owner and operator of gaming entertainment facilities and hotels, and any other matter that may properly come before the special meeting. A copy of the merger agreement is attached to this proxy statement as Annex A. In order to complete the proposed acquisition, among other things, our stockholders must vote on and adopt the merger agreement.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of shares of Aztar common stock or Aztar Series B ESOP preferred stock, or Aztar preferred stock, as of the close of business on [ ] are entitled to receive notice of the special meeting and to vote the shares of Aztar common stock and shares of Aztar preferred stock that they held at that time at the special meeting, or at any adjournment, postponement or continuation of the special meeting. On the record date, [ ] shares of Aztar common stock were issued and outstanding and held by approximately [ ] holders of record, and [ ] shares of Aztar preferred stock were issued and outstanding and held by one holder of record.

The sole holder of Aztar preferred stock is the Aztar Corporation 401(k) Stock and Insurance Trust, or Aztar’s 401(k) trust. Participants in Aztar’s 401(k) plan who have shares of Aztar preferred stock allocated to their account are not considered “holders” of Aztar preferred stock for purposes of this proxy statement and may not vote at the special meeting, but may instruct the trustee of Aztar’s 401(k) trust, or the trustee, how to vote shares of Aztar preferred stock allocated to their account.

Q:	What will happen to Aztar as a result of the merger?

A:	As a result of the merger, WT-Columbia Development will merge with and into Aztar, and Aztar will be the surviving corporation and will become an indirect subsidiary of Columbia. After the merger, Aztar will be a privately-held company. Aztar common stock will no longer be listed on the New York Stock Exchange, or the NYSE, and will be deregistered under the Securities Exchange Act of 1934, as amended.

Q:	What will I receive in the merger?

A:	At the effective time of the merger, each outstanding share of Aztar common stock (other than those shares held by Aztar as treasury stock and other than those shares held by Aztar stockholders that perfect their appraisal rights under Delaware law) will automatically be canceled and will be converted into the right to receive (1) $54.00 in cash, plus (2) if the merger is not consummated by November 19, 2006 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.00888 in cash per day beginning on November 20, 2006 through the closing date of the merger, plus (3) if the merger is not consummated by February 19, 2007 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.00296 in cash per day beginning on February 20, 2007 through the closing date of the merger. At the effective time of the merger, each outstanding share of Aztar preferred stock, $0.01 par value per share (other than those shares held by stockholders that perfect their appraisal rights under Delaware law) will be converted into the right to receive (1) $571.13 in cash, plus (2) if the merger is not consummated by November 19, 2006 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.09388 in cash per day beginning on November 20, 2006 through the closing date of the merger, plus (3) if the merger is not consummated by February 19, 2007 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.0313 in cash per day beginning on February 20, 2007 through the closing date of the merger, unless an election is made to receive the liquidation preference of $100.00 in cash, plus accrued and unpaid dividends (if any) at the effective time of the merger. Because the liquidation preference plus accrued and unpaid dividends (if any) of the Aztar preferred stock at the effective time of the merger will be less than $571.13 plus any applicable increase as described above, holders are advised not to elect the liquidation preference for such shares. We refer to the amount of consideration to be received by our stockholders in the merger as the “merger consideration.”

Q:	What will happen to stock options in the merger?

A:	At the effective time of the merger, each outstanding option to purchase shares of Aztar common stock granted under our 1989 Stock Option and Incentive Plan, 1999 Employee Stock Option and Incentive Plan, 2004 Employee Stock Option and Incentive Plan, 1990 Non-employee Directors Stock Option Plan and 2000 Non-employee Directors Stock Option Plan will vest and be converted into the right to receive an amount in cash equal to the product of the (a) excess, if any, of the per share merger consideration to be received by holders of Aztar common stock over the exercise price of such option to purchase shares of Aztar common stock and (b) number of shares of Aztar common stock subject to the option immediately before the effective time of the merger, without interest and less any applicable withholding tax. For further information regarding treatment of stock options, please see “The Merger Agreement—Treatment of Stock Options” on page 63 of this proxy statement.

Q:	What happened to the proposed merger with Pinnacle?

A:	On May 19, 2006, in accordance with the terms of the Agreement and Plan of Merger, dated as of March 13, 2006 and as further amended as of April 18, 2006, April 23, 2006, April 28, 2006 and May 5, 2006, by and among Aztar, Pinnacle Entertainment, Inc., or Pinnacle, and PNK Development 1, Inc. or the Pinnacle merger agreement, the Aztar board terminated the Pinnacle merger agreement in order to proceed with the merger described in this proxy statement. In connection with the termination of the Pinnacle merger agreement, Aztar paid Pinnacle a termination fee of $52.16 million and termination expenses of $25.84 million. Sussex then provided us with reimbursement in the amount of $78 million in respect of such termination fee and termination expenses from a deposit funded by Sussex in connection with the merger agreement.

Q:	How will Columbia finance the merger?

A:	Columbia has represented to us in the merger agreement that it will have sufficient funds on hand and available through a debt commitment letter obtained from Credit Suisse, together with Aztar’s cash and cash equivalents, for the financing necessary to consummate the transactions contemplated by the merger agreement. The merger is not conditioned upon Columbia’s obtaining financing.

Q:	What is the recommendation of Aztar’s board of directors?

A:	Our board of directors, or board, unanimously recommends that you vote “FOR” the adoption of the merger agreement. After careful consideration, our board has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of Aztar and Aztar’s stockholders. Our board has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Q:	What regulatory approvals and filings are needed to complete the merger?

A:	In addition to compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, the merger and/or the related financing transaction are subject to various licensing and other regulatory requirements by various governmental entities in the States of New Jersey, Nevada, Indiana, Mississippi and Louisiana. In addition, although we intend to divest or close our Missouri casino property prior to completing the merger as contemplated by the merger agreement, doing so will require that we satisfy certain licensing and other regulatory requirements imposed by governmental authorities in Missouri with respect to such sale or closing. For further information regarding regulatory approvals necessary for completion of the merger, please see “The Merger—Regulatory Matters” beginning on page 55 of this proxy statement.

Q:	When do you expect the merger to be completed?

A:	Aztar and Columbia are working to complete the merger as promptly as possible, and we presently anticipate that the completion of the merger will occur in the fourth quarter of 2006. Assuming that the merger agreement is adopted by Aztar’s stockholders at the special meeting and that all other closing conditions, including regulatory approvals, are satisfied or, where permitted by applicable law, waived, the merger will be completed within five business days following the waiver or satisfaction of the last outstanding closing condition in the merger agreement. However, we cannot assure you that these conditions will be satisfied (or waived, where permitted by applicable law) or, if satisfied or waived, the date by which they will be satisfied or waived. There may be a substantial period of time between the adoption of the merger agreement by our stockholders at the special meeting and the completion of the merger. For further information, please see “The Merger Agreement—Conditions to the Merger” beginning on page 73 of this proxy statement.

Q:	What vote is required to adopt the merger agreement?

A:	The affirmative vote of the holders of record of at least a majority of our outstanding shares of Aztar common stock and our outstanding shares of Aztar preferred stock, voting together as a single class, is required to adopt the merger agreement. As of the close of business on [ ], 2006, the record date for voting shares at the special meeting, there were [ ] shares of Aztar common stock issued and outstanding and [ ] shares of Aztar preferred stock issued and outstanding.

Q:	What should I do now?

A:

We urge you to carefully read this proxy statement, including its annexes, and to consider how the merger would affect you. We urge you to mail your completed, dated and signed proxy card in the enclosed postage-prepaid envelope or submit your proxy by telephone or the Internet by following the instructions printed on your proxy card, as soon as possible to ensure that your shares are voted at the special meeting of Aztar’s stockholders. If you hold shares through a broker, bank or nominee, please follow the instructions on the proxy form supplied by your broker, bank or other nominee, which may provide for voting by telephone or through the Internet. Do NOT enclose or return your stock certificate(s) evidencing your shares of Aztar common stock with your proxy card.

Q:	What should participants in Aztar’s 401(k) plan do now?

A:	We urge each participant to carefully read this proxy statement, including its annexes, and to consider how the merger would affect such participant. We urge each participant to complete, date, sign and mail the enclosed instruction form in the enclosed postage-prepaid envelope as soon as possible to ensure that the trustee votes such participant’s shares in accordance with his or her instructions at the special meeting of Aztar’s stockholders. Participants in Aztar’s 401(k) plan will not receive a proxy card with this proxy statement.

Q:	How will my proxy be voted?

A:	If proxies are properly dated, executed and returned, the shares they represent will be voted at the special meeting in accordance with the instruction of the stockholder. If no specific instructions are given, the shares will be voted “FOR” the adoption of the merger agreement and “FOR” any proposal to adjourn, postpone or continue the special meeting to a later date to solicit additional proxies in favor of the proposal to adopt the merger agreement in the event that there are not sufficient votes for approval of the proposal to adopt the merger agreement at the special meeting.

Q:	What happens if I do not deliver my proxy or if I abstain from voting?

A:	The failure to return your proxy card, to vote your shares using the procedures set forth on the proxy form supplied by your broker, bank or other nominee, if your shares are held through a broker, bank or other nominee, or to vote at the special meeting of Aztar’s stockholders will have the same effect as voting “AGAINST” adoption of the merger agreement. If we do not receive the affirmative vote of a majority of the votes that holders of outstanding shares of Aztar common stock outstanding and holders of outstanding shares of Aztar preferred stock outstanding, voting together as a single class, on the record date are entitled to cast, then we will not be able to effect the merger. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement.

Q:	May I vote in person?

A:	Yes. If your shares of Aztar common stock are not held in “street name” by a broker, bank or other nominee, you may attend the special meeting of Aztar’s stockholders, and vote your shares in person, rather than by signing and returning your proxy card or submitting your proxy by telephone or the Internet. If you wish to vote in person and your shares are held by a broker, bank or other nominee, you need to obtain a proxy from the broker, bank or other nominee authorizing you to vote your shares held in the broker’s, bank’s or other nominee’s name.

Q:	May I change my vote after I have voted?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may do this in one of three ways. First, you may file a written notice with the Secretary of Aztar or the acting Secretary of the special meeting, stating that you would like to revoke your proxy. Second, you may execute and deliver a later dated proxy. Third, you may attend the meeting and give oral notice to the presiding officer during the special meeting. Your attendance at the special meeting will not in and of itself constitute a revocation of the proxy. If you have instructed a broker, bank or other nominee to vote your shares, you must follow the procedures provided by your broker, bank or other nominee to change those instructions.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Your broker, bank or other nominee will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without instructions, your shares will not be voted, which will have the effect of a vote “AGAINST” adoption of the merger agreement.

Q:	How does a participant in Aztar’s 401(k) plan vote his or her shares of Aztar preferred stock?

A:	The trustee will vote a participant’s shares of Aztar preferred stock according to the participant’s instructions (subject to the trustee’s fiduciary responsibilities under Section 404 of the Employee Retirement Income Security Act of 1974, as amended, or ERISA). To instruct the trustee on how to vote his or her shares, a participant must follow the written instructions accompanying this proxy statement that provide information on how to vote the participant’s shares of Aztar preferred stock in Aztar’s 401(k) plan. In accordance with the written instructions, each participant must mail his or her completed, dated and signed instruction form in the enclosed postage-prepaid envelope as soon as possible to ensure that the trustee votes such participant’s shares at the special meeting. If a participant fails to instruct the trustee on how to vote his or her shares of Aztar preferred stock, the plan administrator of the 401(k) plan will direct the trustee how to vote such shares and the trustee will follow such instructions, subject to its fiduciary responsibilities under Section 404 of ERISA.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or submit your proxy by telephone or the Internet by following the instructions printed on your proxy card.

Q:	Should I send in my Aztar stock certificates now?

A:	No. Shortly after the merger is completed, you will receive written instructions for remitting your certificate(s) evidencing shares of Aztar common stock for the merger consideration. You will receive your cash payment after the paying agent receives your stock certificate(s) evidencing your shares of Aztar common stock and the completed and signed documents required in the written instructions. PLEASE DO NOT SEND YOUR AZTAR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD.

Q:	How will the applicable merger consideration be allocated to a participant who has shares of preferred stock in Aztar’s 401(k) plan?

A:	If a participant has shares of Aztar preferred stock in Aztar’s 401(k) plan, the participant does not need to take any action to receive his or her allocation of the preferred stock merger consideration. Shortly after the merger is completed, the paying agent will send the trustee written instructions and a letter of transmittal, which the trustee will complete and send to the paying agent in order to exchange the participants’ shares of Aztar preferred stock for the applicable merger consideration. Shortly thereafter, an allocation of the applicable merger consideration will be made to each participant’s account under Aztar’s 401(k) plan based on the number of shares of Aztar preferred stock that were allocated to his or her account under the plan.

Q:	What happens if I sell my shares of Aztar common stock before the special meeting?

A:

The record date for the special meeting is earlier than the date the merger is expected to be completed. If you transfer your shares of Aztar common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the applicable merger consideration, without interest and less any applicable withholding tax, to the person to whom you transfer your shares, so long as such person owns the shares of Aztar common stock when the merger is completed.

Q:	What happens if a participant diversifies out of shares of Aztar preferred stock in Aztar’s 401(k) plan or receives a distribution of his or her account in Aztar’s 401(k) plan upon termination of employment before the special meeting?

A:	In the event of a sale of a participant’s shares of Aztar preferred stock in Aztar’s 401(k) plan, a redemption of shares of Aztar preferred stock in connection with a distribution from Aztar’s 401(k) plan or a conversion of shares of Aztar preferred stock to shares of Aztar common stock in connection with a distribution from Aztar’s 401(k) plan, after the record date, but before the special meeting, a participant will retain his or her right to instruct the trustee how to vote the shares of Aztar preferred stock held in his or her account prior to the sale, redemption or conversion. If a sale or redemption of a participant’s shares of Aztar preferred stock occurs before the date of the merger, such participant will not receive the applicable merger consideration. If a participant’s shares of Aztar preferred stock are converted to shares of Aztar common stock before the completion of the merger, such participant will receive the merger consideration applicable to shares of Aztar common stock as long as such participant still owns such shares of Aztar common stock when the merger occurs.

Q:	How will I know the merger has occurred?

A:	If the merger occurs, Aztar and/or Columbia will promptly make a public announcement of this fact.

Q:	Will the merger be taxable to me?

A:	The receipt of cash in exchange for your shares of Aztar common stock or Aztar preferred stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes and possibly for state, local, or foreign income or other tax purposes as well. In the case of shares of Aztar common stock or preferred stock held through a so-called 401(k) plan or any similar tax-deferred plan, the receipt of cash in exchange for such shares pursuant to the merger generally will not be a taxable transaction for U.S. federal income tax purposes and possibly not a taxable transaction for state, local, or foreign income or other tax purposes as well. Because individual circumstances may differ, you should consult your tax advisor to determine the particular tax effects of the merger to you. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 53 of this proxy statement.

Q:	Am I entitled to appraisal rights?

A:	Yes. You are entitled to appraisal rights under the Delaware General Corporation Law, or the DGCL, in connection with the merger. See “The Merger—Appraisal Rights” beginning on page 47 of this proxy statement.

Q:	Who can help answer my questions?

A:	If you have questions regarding the special meeting of Aztar’s stockholders, this proxy statement or the procedures for voting, please contact our proxy solicitor, The Altman Group, or Altman, by phone at (201) 806-7300 (banks and brokers) or (800) 581-3949 (all others, toll free) or by email at [azrinfo@altmangroup.com]. If you would like additional copies, without charge, of this proxy statement you should contact:

AZTAR CORPORATION

Attn: Corporate Communications

2390 East Camelback Road, Suite 400

Phoenix, Arizona 85016

Phone: (602) 381-4100

Fax: (602) 381-4108

or

THE ALTMAN GROUP

1200 Wall Street West, 3rd Fl.

Lyndhurst, New Jersey 07071

Banks and Brokers Call: (201) 806-7300

All Others Call Toll Free: (800) 581-3949

Email: [azrinfo@altmangroup.com]

Neither the Securities and Exchange Commission, or the SEC, nor any state securities regulatory agency or gaming authority, has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

AZTAR CORPORATION

2390 East Camelback Road, Suite 400

Phoenix, Arizona 85016

(602) 381-4100

SUMMARY TERM SHEET

The following highlights material information contained in this proxy statement, but does not contain all of the information in this proxy statement that is important to your voting decision. To understand the merger agreement fully and for a more complete description of the terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the other documents to which we refer in this proxy statement. See “Where You Can Find More Information” on page 80 of this proxy statement. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that contains all of the terms and conditions of the merger.

The Companies (page 19)

AZTAR CORPORATION

2390 East Camelback Road, Suite 400

Phoenix, Arizona 85016

Telephone: (602) 381-4100

We operate the Tropicana Casino and Resort in Atlantic City, New Jersey, Tropicana Resort and Casino in Las Vegas, Nevada, Ramada Express Hotel and Casino in Laughlin, Nevada, Casino Aztar in Caruthersville, Missouri, and Casino Aztar in Evansville, Indiana. We have filed an application with the Pennsylvania Gaming Commission to receive a license that will allow us to build and operate a gaming facility in Allentown, Pennsylvania.

WIMAR TAHOE CORPORATION D/B/A COLUMBIA ENTERTAINMENT

207 Grandview Drive

Ft. Mitchell, Kentucky 41017

Telephone: (859) 578-1100

Columbia, which is owned by Mr. William J. Yung III, is among the largest privately-held casino entertainment providers in the United States. Columbia’s casino entertainment facilities, 4 of which are land-based casinos and 3 of which are riverboat or dockside facilities, include the Westin Las Vegas Casuarina Casino in Las Vegas, Nevada, Lake Tahoe Horizon Casino in Stateline (Lake Tahoe), Nevada, MontBleu Casino in Stateline (Lake Tahoe), Nevada, River Palms Casino in Laughlin, Nevada, Belle of Baton Rouge in Baton Rouge, Louisiana, Belle of Orleans, which is expected to be redeployed from New Orleans, Louisiana to Amelia, Louisiana, and Lighthouse Point Casino in Greenville, Mississippi, which is majority-owned by a subsidiary of Columbia. In addition, Columbia is affiliated with the Horizon Vicksburg Casino in Vicksburg, Mississippi, which is owned by Mr. Yung and his family. Columbia is headquartered in Fort Mitchell, Kentucky.

COLUMBIA SUSSEX CORPORATION

207 Grandview Drive

Ft. Mitchell, Kentucky 41017

Telephone: (859) 578-1100

Sussex is among the largest privately-held owners, developers and operators of hotel properties in the United States. Sussex is the largest licensee of full-service Marriott Hotels in the U.S., and Sussex and its subsidiaries own a total of 77 hotels with approximately 24,000 rooms, including Marriott, Hilton, Westin, Sheraton, Renaissance, Wyndham and Doubletree branded properties across the United States, Canada and the Caribbean. Founded in 1972, Sussex is led by Mr. Yung and owned by Mr. Yung and his family. Sussex is headquartered in Fort Mitchell, Kentucky and, together with its subsidiaries, has more than 13,500 employees worldwide.

WT-COLUMBIA DEVELOPMENT, INC.

207 Grandview Drive

Ft. Mitchell, Kentucky 41017

Telephone: (859) 578-1100

WT-Columbia Development is an indirect wholly-owned subsidiary of Columbia formed for the purpose of effecting the merger. WT-Columbia Development has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement.

Special Meeting of Aztar’s Stockholders (page 16)

Date, Time and Place. A special meeting of stockholders of Aztar will be held on [            ], [            ], 2006, at [        ] a.m., local time, at [The Ritz Carlton Hotel, 2401 East Camelback Road, Phoenix, Arizona] to

•	consider and vote upon a proposal to adopt the merger agreement;

•	consider and vote upon any proposal to adjourn, postpone or continue the special meeting to a later date to solicit additional proxies in favor of the proposal to adopt the merger agreement in the event that that there are not sufficient votes for approval of the proposal to adopt the merger agreement at the special meeting; and

•	consider such other business as may properly come before the special meeting or any adjournments, postponements or continuations of the special meeting.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned any shares of Aztar common stock or shares of Aztar Series B ESOP preferred stock at the close of business on [                    ], 2006, the record date for the special meeting. In addition, persons holding valid proxies to vote shares of Aztar common stock or shares of Aztar preferred stock may attend the special meeting. You will have one vote at the special meeting for each share of Aztar common stock and approximately 10.6 votes for each share of Aztar preferred stock you owned on the record date. On the record date, there were [            ] shares of Aztar common stock and [            ] shares of Aztar preferred stock entitled to be voted at the special meeting.

The sole holder of Aztar preferred stock is Aztar’s 401(k) trust. Participants in Aztar’s 401(k) plan who have shares of Aztar preferred stock allocated to their account do not own shares of Aztar preferred stock for purposes of voting at the special meeting, but may instruct the trustee how to vote shares of Aztar preferred stock allocated to their account.

Required Vote. The affirmative vote of a majority of the votes that holders of outstanding shares of Aztar common stock and holders of outstanding shares of Aztar preferred stock, voting together as a single class, at the close of business on the record date are entitled to cast is required to adopt the merger agreement. Failure of a stockholder to vote in person at the special meeting or submit a properly signed proxy card will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Shares Owned by Directors and Executive Officers. At the close of business on [                    ], 2006, the record date for the special meeting, the directors and executive officers of Aztar and their affiliates beneficially owned and were entitled to vote [            ] shares of Aztar common stock, or approximately [    ]% of the shares of Aztar common stock outstanding on that date, and [            ] shares of Aztar preferred stock, or approximately [    ]% of the shares of Aztar preferred stock outstanding on that date.

Purposes and Effects of the Merger (page 31)

The principal purposes of the merger are to enable Columbia to acquire all of the outstanding shares of Aztar common stock and shares of Aztar preferred stock and to provide you the opportunity to receive a cash payment for your shares at a premium over the market prices at which Aztar common stock traded before the public announcement of the merger agreement (and a significant premium over the market prices at which shares of Aztar common stock traded prior to the public announcement of the execution of the initial merger agreement with Pinnacle). If the merger is completed, each share of Aztar common stock will be converted into the right to receive (1) $54.00 in cash, plus (2) if the merger is not consummated by November 19, 2006 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.00888 in cash per day beginning on November 20, 2006 through the closing date of the merger, plus (3) if the merger is not consummated by February 19, 2007 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.00296 in cash per day beginning on February 20, 2007 through the closing date of the merger. At the effective time of the merger, each outstanding share of Aztar preferred stock will be converted into the right to receive (1) $571.13 in cash, plus (2) if the merger is not consummated by November 19, 2006 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.09388 in cash per day beginning on November 20, 2006 through the closing date of the merger, plus (3) if the merger is not consummated by February 19, 2007 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.0313 in cash per day beginning on February 20, 2007 through the closing date of the merger.

Following completion of the merger, Aztar will become an indirect wholly-owned subsidiary of Columbia and Aztar common stock will be delisted from the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Effects If the Merger Is Not Completed (page 32)

If we do not complete the merger for any reason, our stockholders will not receive the merger consideration. Instead, we will remain a public company and shares of Aztar common stock will continue to be listed on the NYSE. If we do not complete the merger, we expect to continue to conduct our business in a manner similar to the manner in which we presently conduct it. In such event, the value of your shares of Aztar stock would continue to be subject to current risks and opportunities, including the various factors we have described in our past filings with the SEC, such as the condition of the gaming industry and prevailing economic and market conditions. If we do not complete the merger, there can be no assurance that any other transaction similar to the merger would be available to us or that any such transaction would be acceptable to our board and would offer Aztar stockholders the opportunity to receive a cash payment for their shares of Aztar common stock at a premium over the market prices at which Aztar common stock traded before the public announcement of any such transaction.

What You Will Receive in the Merger (page 62)

In the merger, each share of Aztar common stock (other than shares held by Aztar as treasury stock and other than those shares held by stockholders that perfect their appraisal rights under Delaware law) will be converted into the right to receive (1) $54.00 in cash, plus (2) if the merger is not consummated by November 19, 2006 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.00888 in cash per day beginning on November 20, 2006 through the closing date of the merger, plus (3) if the merger is not consummated by February 19, 2007 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.00296 in cash per day beginning on February 20, 2007 through the closing date of the merger. You will receive the merger consideration in respect of your shares of Aztar common stock after you remit your Aztar stock certificate(s) evidencing your shares of Aztar common stock in accordance with the instructions contained in a letter of transmittal to be sent to you as soon as reasonably practicable after completion of the merger, together with a properly completed and signed letter of transmittal and any other documentation required to be completed pursuant to the written instructions.

Each share of Aztar preferred stock (other than those shares held by stockholders that perfect their appraisal rights under Delaware law) will be converted into the right to receive (1) $571.13 in cash, plus (2) if the merger is not consummated by November 19, 2006 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.09388 in cash per day beginning on November 20, 2006 through the closing date of the merger, plus (3) if the merger is not consummated by February 19, 2007 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.0313 in cash per day beginning on February 20, 2007 through the closing date of the merger, unless an election is made to receive the liquidation preference of $100.00 in cash, plus accrued and unpaid dividends (if any) at the effective time of the merger. Participants’ accounts in Aztar’s 401(k) plan will be allocated the merger consideration in respect of their allocated interest in the shares of Aztar preferred stock after the trustee follows the instructions contained in a letter of transmittal to be sent to the trustee soon as reasonably practicable after completion of the merger and returns the properly completed and signed letter of transmittal and any other documentation required to be completed pursuant to the written instructions.

Aztar Stock Options (page 63)

At the effective time of the merger, each outstanding option to purchase shares of Aztar common stock granted under our 1989 Stock Option and Incentive Plan, 1999 Employee Stock Option and Incentive Plan, 2004 Employee Stock Option and Incentive Plan, 1990 Non-employee Directors Stock Option Plan and 2000 Non-employee Directors Stock Option Plan will vest and be converted into the right to receive an amount in cash equal to the product of the (a) excess, if any, of the per share merger consideration to be received by holders of Aztar common stock over the exercise price of such option to purchase shares of Aztar common stock, and (b) number of shares of Aztar common stock subject to the option immediately before the effective time of the merger, without interest and less any applicable withholding tax. For further information regarding treatment of stock options, please see “The Merger Agreement—Treatment of Stock Options” on page 63 of this proxy statement.

Recommendation of Aztar’s Board of Directors and Reasons for the Merger (page 32)

After careful consideration, our board has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of Aztar and Aztar’s stockholders. Accordingly, our board has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that you vote “FOR” the adoption of the merger agreement. In making this determination, our board considered a number of factors which supported its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, including the following:

•	our business, financial performance, competitive position and prospects, including the prospects associated with the potential redevelopment of our Las Vegas site and our application to be licensed in Allentown, Pennsylvania, as well as the risks associated with achieving these prospects, many of which are beyond our control, and the increasingly competitive nature of the gaming industry in which we operate;

•	the fact that the merger consideration of $54.00 per share in cash, subject to increase in the event that the merger is not completed by November 19, 2006 in certain circumstances, represents a premium of approximately (a) 57.4% over the fifty-two week trailing average of $34.31 per share, (b) 49.6% over the six-month trailing average of $36.10 per share, (c) 31.0% over the three-month trailing average of $41.21 per share for Aztar common stock on the NYSE as of May 18, 2006, the last trading day prior to the public announcement of the execution of the merger agreement with Columbia, and (d) 75.9% over the $30.70 closing sale price per share for Aztar common stock on the NYSE on March 10, 2006, the last trading day prior to the public announcement of the execution of the initial merger agreement with Pinnacle;

•

the fact that if the merger is not consummated by November 19, 2006 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, the merger consideration per share of

Aztar common stock will be increased by $0.00888 in cash per day beginning on November 20, 2006 through the closing date of the merger, and, if the merger is not consummated by February 19, 2007 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, the merger consideration per share of Aztar common stock will be increased by an additional $0.00296 in cash per day beginning on February 20, 2007 through the closing date of the merger;

•	the fact that the merger consideration would be paid entirely in cash, which provides certainty of value to Aztar’s stockholders;

•	the financial analyses presented by Goldman Sachs to our board that are described in “The Merger—Opinion of Financial Advisor” as well as the oral opinion (subsequently confirmed in writing) of Goldman Sachs that, as of May 19, 2006, the $54.00 per share in cash to be received by the holders of shares of Aztar common stock pursuant to the merger agreement was fair to such stockholders from a financial point of view;

•	the fact that, after signing our initial merger agreement with Pinnacle on March 13, 2006, we amended the merger agreement with Pinnacle four times to increase the purchase price payable by Pinnacle and received unsolicited proposals from, and entered into discussions with, Columbia and other potential buyers who made multiple offers to acquire Aztar and the fact that this process resulted in Columbia’s offer being superior to all other offers, including the most recently amended Pinnacle merger agreement;

•	the possible alternatives to the merger (including the possibility of continuing to operate Aztar as an independent entity, and the perceived risks of that alternative), the range of potential benefits to our stockholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board’s assessment that none of such alternatives were reasonably likely to create greater value for our stockholders than the merger;

•	the fact that from May 2004 through 2005, Goldman Sachs, on our behalf, contacted potential buyers to explore a possible strategic transaction and that this process did not yield any buyers who were willing to offer a transaction on terms that would be in the best interests of us and our stockholders;

•	our plan to close the Tropicana Resort and Casino in Las Vegas in order to proceed with a potential redevelopment of the property and the loss of operating cash flow that would result from that closure; and the significant design and construction risks associated with such redevelopment that could give rise to cost overruns and delays in opening a redeveloped property;

•	the likelihood that the proposed acquisition would be completed, in light of the financial capabilities of Columbia and the financing commitment that Columbia obtained from Credit Suisse to complete the transaction, the fact that Columbia’s obligations under the merger agreement are not subject to any financing condition and the fact that Sussex has guaranteed the obligations of Columbia and WT-Columbia Development under the merger agreement;

•	the fact that Columbia deposited $313 million into an interest-bearing custodial account, of which $78 million has been paid to Aztar as reimbursement for the termination fee and termination expenses paid to Pinnacle, and the balance of which, if the merger agreement is terminated under certain circumstances, will be paid to Aztar as liquidated damages;

•	the terms and conditions of the merger agreement, including, among other things:

•	the ability of our board to consider and negotiate unsolicited acquisition proposals prior to stockholder adoption of the merger agreement, in the exercise of its fiduciary duties, and under specified circumstances, to terminate the merger agreement to accept a superior proposal upon payment of a termination fee;

•	the fact that Columbia has agreed to use its reasonable best efforts to take all actions necessary to obtain required governmental consents, including, if necessary, divesting a casino property owned by Aztar or Columbia or their affiliates in Laughlin, Nevada designated by Columbia and/or the casino property owned by Aztar in Evansville, Indiana;

•	the fact that Columbia has agreed to use its reasonable best efforts to take all actions necessary to obtain required governmental consents, except to the extent that taking such actions would reasonably be expected to have a material adverse effect on the combined company;

•	the limited conditions to Columbia’s obligation to complete the merger;

•	the limited ability of Columbia to terminate the merger agreement; and

•	the fact that, under the merger agreement, we have agreed to use commercially reasonable efforts to sell or close our casino property in Missouri, which sale or closing will eliminate the need to obtain approval of the merger by Missouri gaming authorities (although we will still be required to obtain approval from the Missouri gaming authorities for such sale or closing).

In the course of its deliberations, our board also considered a variety of risks and other potentially negative factors, including the following:

•	the risks and contingencies related to the announcement and pendency of the merger, including the impact of the merger on our employees, customers, suppliers and vendors and the effect of the merger on our existing relationships with third parties and the effect on Aztar’s stock price;

•	the fact that we will no longer exist as an independent public company and our stockholders will forgo any future increase in our value that might result from our growth;

•	the fact that, in connection with the merger with Columbia, we will forgo the potential redevelopment of our Las Vegas site and the risk that if the merger is not consummated, our inaction with respect to the potential redevelopment of the Las Vegas site could have a material adverse effect on our operations and financial performance;

•	the amount of time it could take to complete the merger, including the risk that Columbia might not receive the necessary regulatory approvals or clearances to complete the merger or that governmental authorities could attempt to condition their approvals or clearances of the merger on one or more of the parties’ compliance with certain burdensome terms or conditions;

•	the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to Columbia a termination fee of $55,228,000 and reimburse Columbia for its fees and expenses incurred in connection with the merger up to a maximum of $27,360,000, if the merger agreement is terminated under certain circumstances;

•	the fact that, in order to terminate the Pinnacle merger agreement, we paid to Pinnacle a termination fee and termination expenses totaling $78,000,000 that was reimbursed to us by Sussex from the custodial account and the risk that, if the merger agreement with Columbia is terminated under certain circumstances (including generally if our stockholders fail to adopt the merger agreement), we must repay such amount to Sussex;

•	the fact that, if the merger agreement is terminated under certain circumstances (including generally if our stockholders fail to adopt the merger agreement), the deposit will be paid to Sussex;

•	the risk that, if the merger agreement is terminated under certain circumstances, there may be a dispute over whether Aztar, on the one hand, or Sussex, on the other hand, is entitled to the deposit and the concomitant risk that payment of the deposit to Aztar is delayed for a significant time period or the deposit is paid to Sussex; and

•	the fact that the gain realized by our stockholders as a result of the merger generally will be taxable to our stockholders.

In addition, our board was aware of and considered the interests that certain of our directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as stockholders of Aztar generally.

Opinion of Aztar’s Financial Advisor (page 35)

Goldman Sachs delivered its opinion to our board that, as of May 19, 2006 and based upon and subject to the factors and assumptions set forth in the opinion, the $54.00 per share in cash to be received by the holders of shares of Aztar common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 19, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of our board in connection with its consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Aztar common stock should vote with respect to the transaction.

Merger Agreement (page 62)

A copy of the merger agreement is attached to this proxy statement as Annex A and a summary of the merger agreement is provided beginning on page 62 of this proxy statement. We encourage you to read carefully the merger agreement as it is the legal document that contains all of the terms of and conditions to the merger.

Non-Solicitation (page 70)

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding a takeover proposal as described in “The Merger Agreement—Non-Solicitation.” Notwithstanding these restrictions, under certain limited circumstances, our board may respond to and negotiate an unsolicited takeover proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal subject to paying the termination fee.

Guarantee (page 72)

Sussex has guaranteed the due and punctual observance, performance and discharge of all of the covenants, agreements, obligations and liabilities of Columbia and WT-Columbia Development under the merger agreement.

Conditions to the Merger (page 73)

The respective obligation of each of the parties to complete the merger is subject to the satisfaction or waiver of a number of conditions, including the following:

•	adoption of the merger agreement by the affirmative vote of the holders of record of at least a majority of the votes represented by the outstanding shares of Aztar common stock and outstanding shares of Aztar preferred stock, voting together as a single class;

•	expiry or termination of the waiting period under the HSR Act;

•	all gaming approvals required to be obtained for the consummation of the merger from gaming authorities in Nevada, New Jersey, Missouri (except in the event we complete the sale or closing of our Missouri casino property, in which case approval only of such sale or closing will be required to be obtained from the Missouri gaming authorities), Indiana, Mississippi and Louisiana, have been obtained and remain in full force and effect (including for this purpose an interim casino authorization from the State of New Jersey in the case of New Jersey), subject to certain conditions; and

•	the absence of any restraint preventing or prohibiting the merger.

The obligation of Columbia to complete the merger is also subject to the satisfaction or waiver of a number of conditions, including the following:

•	certain of our representations and warranties shall, to the extent that they are qualified as to materiality or by reference to material adverse effect, be true and correct, and, to the extent that they are not so qualified, be true and correct in all material respects (in each case both when made and at and as of the closing date of the merger);

•	all of our other representations and warranties shall be true and correct (both when made and at and as of the closing date of the merger), except where the failure to be so true and correct does not have a material adverse effect on us; and

•	we shall have performed in all material respects all obligations required to be performed by us under the merger agreement and the custody and security agreement, or the custody agreement, into which we, Sussex, Columbia, WT-Columbia Development, and Deutsche Bank Trust Company Americas, or Deutsche Bank, entered concurrently with the merger agreement, at or prior to the closing date of the merger.

Our obligation to complete the merger is also subject to the satisfaction or waiver of a number of conditions, including the following:

•	the representations and warranties of each of Sussex and Columbia in the merger agreement and the custody agreement shall be true and correct (both when made and at and as of the closing date of the merger), except where the failure to be so true and correct does not have a material adverse effect on the ability of Columbia to consummate the transactions contemplated by the merger agreement; and

•	each of Sussex and Columbia shall have performed in all material respects all obligations required to be performed by it under the merger agreement and the custody agreement at or prior to the closing date of the merger.

Termination of the Merger Agreement (page 74)

The merger agreement may be terminated under certain circumstances, including the following:

•	by the mutual written consent of us and Columbia;

•	by either us or Columbia, if:

•	the merger is not consummated by the termination date of May 19, 2007, provided that the termination date may be extended for an additional period of up to three months if we or Columbia reasonably determine that additional time is necessary in connection with obtaining any gaming approval required in Nevada, New Jersey, Missouri, Indiana, Mississippi or Louisiana;

•	the merger agreement is not adopted by the required vote of our stockholders at the special meeting or any adjournment or postponement of the special meeting;

•	any restraint having the permanent effect of preventing or prohibiting the consummation of the merger is in effect and has become final and non-appealable; or

•	a condition to closing the merger cannot be satisfied prior to May 19, 2007 because a party breaches its representations, warranties, covenants or obligations under the merger agreement.

•	by us, if:

•	Sussex or Columbia has breached in any material respect any of its representations, warranties, covenants or other agreements in the merger agreement or the custody agreement, which breach (1) would give rise to the failure of a closing condition and (2) is incapable of being cured by Sussex or Columbia or is not cured by Sussex or Columbia within 120 days following receipt of written notice from us of such breach; or

•	prior to the adoption of the merger agreement by our stockholders, (1) we receive a takeover proposal as described under “The Merger Agreement—Non-Solicitation,” (2) our board has determined in good faith that such takeover proposal constitutes a superior proposal, (3) we notify Columbia in writing of our board’s determination, (4) at least 48 hours after Columbia’s receipt of such determination, our board determines that the proposal continues to constitute a superior proposal and (5) we pay the termination fees and expenses described below under “The Merger Agreement—Termination Fee; Termination Expenses.”

•	by Columbia, if:

•	we have breached in any material respect any of our representations, warranties, covenants or other agreements in the merger agreement or the custody agreement, which breach (1) would give rise to the failure of a closing condition, and (2) is incapable of being cured by us or is not cured by us within 120 days following receipt of written notice from Columbia of such breach;

•	our board (1) withdraws, modifies, or proposes publicly to withdraw or modify, its approval or recommendation of the merger agreement or the merger, or (2) approves or recommends, or proposes publicly to approve and recommend, a takeover proposal; or

•	we materially breach our obligations under the merger agreement with respect to soliciting a takeover proposal, changing our recommendation of the merger agreement or the merger, informing Columbia of a takeover proposal or calling and holding a meeting of our stockholders to adopt the merger agreement.

Termination Fee and Termination Expenses (page 75)

We have agreed to pay Columbia a termination fee of $55,228,000 and to reimburse Columbia for its fees and expenses incurred in connection with the merger up to a maximum of $27,360,000 in the event that the merger agreement is terminated under the following circumstances:

•	following adoption of the merger by our stockholders and in the event the required gaming approvals have been obtained, a takeover proposal (or the intention of any person to make one), whether or not conditional, is made known to us or is publicly disclosed and thereafter (1) the merger agreement is terminated by either us or Columbia pursuant to expiry of the termination date and (2) within 6 months of such termination, we enter into a definitive agreement for, or consummate, any takeover proposal;

•	prior to or during the special meeting (or any postponement or adjournment of the special meeting), a takeover proposal (or the intention of any person to make one), whether or not conditional, is publicly disclosed, and thereafter (1) the merger agreement is terminated by either us or Columbia pursuant to failure by Aztar to obtain stockholder adoption of the merger agreement and (2) within 9 months of such termination, we enter into a definitive agreement for, or consummate, any takeover proposal;

•	we terminate the merger agreement based on our determination that a takeover proposal constitutes a superior proposal, provided that we have complied with all of our contractual obligations in connection with such determination;

•	Columbia terminates the merger agreement because our board has withdrawn or modified, or proposed publicly to withdraw or modify, its approval or recommendation of the merger agreement or the merger and within 9 months of such termination, we enter into a definitive agreement for, or consummate, any takeover proposal;

•	Columbia terminates the merger agreement because our board has approved or recommended, or proposed to approve or recommend, a takeover proposal; or

•	Columbia terminates the merger agreement because we have materially and intentionally breached our obligations under the merger agreement with respect to soliciting a takeover proposal, changing our recommendation of the merger agreement or the merger, informing Columbia of a takeover proposal or calling and holding a meeting of our stockholders to adopt the merger agreement.

For purposes of the foregoing bullet points, the term “takeover proposal” has the meaning described in “The Merger Agreement—Non-Solicitation” beginning on page 70 of this proxy statement, except that all references to “20%” are changed to “50%.”

Deposit (page 76)

In connection with the merger agreement and the transactions contemplated by the merger agreement, Sussex has deposited $313 million into an interest-bearing custodial account at Deutsche Bank. Of the deposit, $78 million was paid to us in connection with our payment of the termination fee and termination expenses to Pinnacle under the Pinnacle merger agreement. In the event of the completion of the merger with Columbia, the balance of the deposit will be credited against the purchase price for the transaction. The deposit, with interest, shall be paid to us as liquidated damages in the event that the merger agreement is terminated under certain circumstances, and shall be paid to Sussex in the event that the merger agreement is terminated in certain other circumstances (including generally if our stockholders fail to adopt the merger agreement). Please see “The Merger Agreement—Deposit” beginning on page 76 of this proxy statement.

Interests of Aztar’s Directors and Executive Officers in the Merger (page 42)

When considering the recommendation by our board, you should be aware that a number of our executive officers and directors may have interests in the merger that are different from, or in addition to, the interests of our other stockholders. Our board was aware of these interests and considered them, among other matters, in unanimously approving and adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger. Such interests relate to, or arise from, among other things, (a) the fact that unvested stock options will vest in connection with the merger, (b) the eligibility of our executive officers to receive payments under severance agreements, (c) the eligibility of certain of our executive officers to receive upon a qualifying termination of employment a lump sum payment in respect of certain supplemental retirement benefits, (d) the fact that Columbia agreed that for a period of six years after the effective time of the merger, the surviving corporation will continue to (1) provide indemnification and advancement of expenses of former or present directors and officers, (2) exculpate such persons and (3) maintain directors’ and officers’ liability insurance policies on terms no less favorable than those presently provided or maintained by Aztar and (e) the fact that each of our non-employee directors will receive cash compensation equal to approximately $128,500 upon the earlier of the consummation of the merger or May 2007.

All these additional interests are described below, to the extent material, and, except as described below, such persons have to our knowledge no material interest in the merger apart from those of stockholders generally. Please see “The Merger—Interests of Aztar’s Directors and Executive Officers in the Merger” beginning on page 42 of this proxy statement.

Appraisal Rights (page 47)

Aztar’s stockholders have the right under Delaware law to exercise appraisal rights and to receive payment in cash for the fair value of their shares of Aztar common stock and shares of Aztar preferred stock determined in accordance with Delaware law, if such rights are properly perfected. The fair value of shares of Aztar common stock or shares of Aztar preferred stock, as determined in accordance with Delaware law, may be more than, less than or equal to the merger consideration to be paid to non-dissenting Aztar stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow specific procedures. Such stockholders must precisely follow those specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C to this proxy statement. We encourage you to read these provisions carefully and in their entirety.

The exchange of shares of Aztar common stock or shares of Aztar preferred stock for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. In the case of shares of Aztar common stock or preferred stock held through a so-called 401(k) plan or any similar tax-deferred plan, the receipt of cash in exchange for such shares pursuant to the exercise of appraisal rights generally will not be a taxable transaction for U.S. federal income tax purposes and possibly not a taxable transaction for state, local, or foreign income or other tax purposes as well. Please see “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 53 of this proxy statement.”

Merger Financing (page 51)

Columbia has represented to us, in the merger agreement, that, together with Aztar’s cash and cash equivalents at the close of the merger, it will have sufficient funds on hand and available through financing commitments obtained from Credit Suisse to consummate the transactions contemplated by the merger agreement. The receipt of financing by Columbia is not a condition to the obligations of the parties to complete the merger under the terms of the merger agreement.

In connection with the execution of the merger agreement, Columbia received a debt commitment letter from Credit Suisse to provide the following, subject to the conditions set forth therein:

•	to a newly formed indirect subsidiary of Columbia (which we refer to in this proxy statement as Tropicana Entertainment), up to $1.735 billion of senior secured credit facilities (which we refer to in this proxy statement as the senior secured credit facilities);

•	to Tropicana Entertainment, up to $975.0 million of loans under an unsecured senior subordinated bridge facility (which we refer to in this proxy statement as the bridge facility) if a contemplated issuance of a like amount of notes by Tropicana Entertainment is not completed on or prior to the closing of the merger; and

•	to a newly formed indirect subsidiary of Columbia (which we refer to in this proxy statement as LV Tropicana), which will indirectly hold Aztar’s 34-acre parcel situated on the Las Vegas “Strip”, up to $440.0 million of loans under a senior secured loan (which we refer to in this proxy statement as the Las Vegas secured loan).

The debt commitments contemplated by the debt commitment letter will expire on the earlier of (a) May 19, 2007 (or such later date not to exceed August 19, 2007 if the merger agreement termination date is extended in accordance with the terms of the merger agreement) or (b) the date the merger agreement is terminated. The documentation governing the debt facilities has not yet been finalized and, accordingly, the actual terms of such documentation may differ from those described in this proxy statement. Except as described herein, there is no current plan or arrangement to finance or repay these debt facilities.

Material U.S. Federal Income Tax Consequences (page 53)

Subject to the following paragraph, the receipt of cash in exchange for the cancellation of Aztar common stock or preferred stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the merger and the stockholder’s adjusted tax basis in the shares of Aztar common stock or preferred stock exchanged therefor.

In the case of shares of Aztar common stock or preferred stock held through a so-called 401(k) plan or any similar tax-deferred plan, the receipt of cash in exchange for the cancellation of such shares pursuant to the merger generally will not be a taxable transaction for U.S. federal income tax purposes and possibly not a taxable transaction under applicable state, local or foreign income or other tax laws.

Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any federal, state, local or foreign income and other tax laws) of the merger.

Regulatory Matters (page 55)

The merger is subject to U.S. antitrust laws. The HSR Act provides that transactions such as the merger may not be completed until certain information has been submitted to the U.S. Federal Trade Commission, or the FTC, and the Antitrust Division of the U.S. Department of Justice, or the DOJ, and specified waiting period requirements have been satisfied. The Antitrust Division of the DOJ and the FTC, as well as a state or private person, may challenge the merger at any time before or after its completion. In addition, as a result of the merger, Columbia will acquire Aztar’s ownership interests in gaming facilities and developments in New Jersey, Nevada, Indiana and, if approval of our Pennsylvania slot parlor license application is received, Pennsylvania. Columbia or its affiliates operate gaming facilities in Nevada, Louisiana and Mississippi. In addition, although we intend to divest or close our Missouri casino property prior to completing the merger as contemplated by the merger agreement, doing so will require that we satisfy certain licensing and other regulatory requirements imposed by governmental authorities in Missouri with respect to such sale or closing. Each of these gaming operations is subject to various licensing and other regulatory requirements administered by various governmental entities. The applicable laws and regulations require Columbia and/or Aztar to seek approval of the merger or the related financing transaction from the applicable regulatory authorities. In addition, we understand that Columbia will be required to obtain approval by the regulatory authorities in certain of its and our jurisdictions of operation in connection with the financing of the merger.

We cannot assure you that an antitrust or other regulatory challenge to the merger will not be made. If a challenge is made, we cannot predict the result. These filings and approvals are more fully described in “The Merger—Regulatory Matters” beginning on page 55 of this proxy statement. For a more detailed discussion of the requirements regarding regulatory matters under the merger agreement, please see “The Merger Agreement—Regulatory Matters; Reasonable Best Efforts” beginning on page 69 of this proxy statement.

Market Price and Dividend Data (page 15)

Shares of Aztar common stock are listed on the NYSE. For a description of the market price and the payment of dividends, please see “Market Price and Dividend Data” beginning on page 15 of this proxy statement.

FORWARD-LOOKING INFORMATION

This proxy statement and the documents referred to in this proxy statement contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The statements in this proxy statement and the documents referred to in this proxy statement that are not historical facts are forward-looking statements and may involve a number of risks and uncertainties. When used in this proxy statement and the documents referred to in this proxy statement the terms “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “objective,” “plan,” “possible,” “potential,” “pursue,” “project,” “will,” “would” and similar expressions, or the negative formulation of these expressions, generally identify forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Generally, forward-looking statements express expectations for or about the future, rather than historical fact. Forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such statements. In addition to the risk factors identified elsewhere, important factors that could cause actual results or events to differ materially from those contemplated by such statements include, without limitation:

•	the financial performance of each of Aztar and Columbia through the completion of the merger;

•	the ability of Columbia to obtain the acquisition financing pursuant to its financing commitment letter agreement;

•	any delays in securing the adoption of the merger agreement by our stockholders, and the risk that our stockholders do not adopt the merger agreement;

•	the timing (including any possible delays) and receipt of regulatory approvals from various federal and state governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental authorities may deny approval of the merger;

•	the possibility that the merger agreement is terminated and the merger is not completed, resulting in disruptions to our business and, under certain circumstances, requiring us to pay to Columbia a termination fee of $55,228,000 and to reimburse Columbia for its fees and expenses incurred in connection with the merger up to a maximum of $27,360,000 and to reimburse Sussex the $78,000,000 that was paid to Pinnacle in connection with the termination of the Pinnacle merger agreement;

•	legislative and regulatory matters, changes in government regulation, and regulatory action resulting from market conduct activity, including the potential (1) legalization of gaming in additional states, (2) tax increases in our states of operation or (3) proscription or prohibition of smoking in our gaming facilities in our states of operation;

•	increased competition in our markets, including from the potential legalization of gaming in additional states;

•	general business conditions, including competitive practices and changes in customer demand, and general economic conditions that impact the performance of our operations;

•	the potential impact of the announcement of the merger, and the merger, on relations with customers, partners, suppliers, vendors and other third parties;

•	the cyclical nature of the gaming and hospitality business;

•	the effects of weather;

•	those factors relating to terrorism and the uncertainty of war and fuel costs and other factors affecting discretionary consumer spending;

•	adverse outcomes of legal proceedings and development of and changes in claims or litigation reserves, including those related to the extent and timing of our recoveries from our insurance carriers for our various losses suffered in connection with the accident on October 30, 2003 on the site of the Tropicana Casino and Resort in Atlantic City, New Jersey;

•	the potential relative underperformance of the Tropicana Resort and Casino in Las Vegas, Nevada, due to our reduced efforts to engage in marketing of, and accepting reservations at, this property until the date of the merger agreement, in light of our previously contemplated redevelopment of the site;

•	the potential inability of us or Columbia to satisfy the closing conditions in the merger agreement;

•	reliance on key personnel; and

•	other risks and uncertainties that may be referred to in our reports and other documents filed with the SEC from time to time.

Forward-looking statements made in this proxy statement and the documents referred to in this proxy statement express expectations only as of the date they are made. We do not undertake any obligation to update or revise such statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as required by applicable law.

MARKET PRICE AND DIVIDEND DATA

Aztar common stock is traded on the NYSE under the symbol “AZR.” This table shows, for the periods indicated, the range of high and low per-share intra-day sales prices for Aztar common stock as reported on the NYSE. Aztar did not distribute any dividends in respect of Aztar common stock during the periods indicated.

	Aztar Common Stock
	Low	High
FISCAL YEAR 2004
First quarter	$21.41	$24.94
Second quarter	$23.40	$28.75
Third quarter	$23.25	$28.19
Fourth quarter	$26.20	$35.40

FISCAL YEAR 2005
First quarter	$27.55	$35.18
Second quarter	$25.99	$35.15
Third quarter	$29.92	$35.67
Fourth quarter	$28.50	$32.75

FISCAL YEAR 2006
First quarter	$28.82	$42.90
Second quarter	$43.87	$52.42
Third quarter (through July 13, 2006)	$51.59	$52.06

Aztar distributes dividends in respect of shares of Aztar preferred stock on March 15 and September 15 of each year, provided that such day is a business day, or in the event that it is not a business day, the business day immediately preceding such date, in accordance with the certificate of designations, preferences and rights for the Aztar preferred stock.

The following table sets forth the closing sales price per share of Aztar common stock as reported on the NYSE on each of March 10, 2006, the last full trading day before the public announcement of the initial merger agreement with Pinnacle, May 18, 2006, the last full trading day before the public announcement of the merger agreement with Columbia, and on [                    ], 2006, the latest full trading day before the printing of this proxy statement:

	Aztar Common Stock
March 10, 2006		$30.70
May 18, 2006		$52.05
[ ], 2006	$	[ ]

If the merger is completed, Aztar common stock will be delisted from the NYSE and Aztar common stock will be deregistered under the Exchange Act.

THE SPECIAL MEETING OF STOCKHOLDERS

We are furnishing this proxy statement to stockholders of Aztar as part of the solicitation of proxies by our board for use at the special meeting of stockholders.

Date, Time and Place

We will hold the special meeting at the [The Ritz Carlton Hotel, 2401 East Camelback Road, Phoenix, Arizona] on [            ], [            ], 2006, at [        ] a.m., local time.

Purpose of Special Meeting

At the special meeting, we will ask holders of shares of Aztar common stock and holders of shares of Aztar preferred stock to adopt the merger agreement and to vote upon any proposal to adjourn, postpone or continue the special meeting to a later date to solicit additional proxies in favor of the proposal to adopt the merger agreement in the event that there are not sufficient votes for approval of the proposal to adopt the merger agreement at the special meeting. After careful consideration, our board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of Aztar and Aztar’s stockholders. Our board has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger. Our board unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of shares of Aztar common stock or shares of Aztar preferred stock at the close of business on [                    ], the record date, are entitled to notice of, and to vote at, the special meeting. Each record holder will have one vote at the special meeting for each share of Aztar common stock and approximately 10.6 votes for each share of Aztar preferred stock such holder owned as of the close of business on the record date. On the record date, [            ] shares of Aztar common stock were issued and outstanding and held by approximately [            ] holders of record, and [            ] shares of Aztar preferred stock were issued and outstanding and held by one holder of record. A quorum will be present at the special meeting if a majority of the votes entitled to be cast at the special meeting by the holders of the outstanding shares of Aztar common stock or shares of Aztar preferred stock at the close of business on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

The sole holder of Aztar preferred stock is Aztar’s 401(k) trust. Participants in Aztar’s 401(k) plan who have shares of Aztar preferred stock allocated to their account are not considered “holders” of Aztar preferred stock for purposes of this proxy statement, but may instruct the trustee of Aztar’s 401(k) trust how to vote shares of Aztar preferred stock allocated to their account.

Vote Required

The adoption of the merger agreement requires the affirmative vote of a majority of the votes that holders of the outstanding shares of Aztar common stock and holders of the outstanding shares of Aztar preferred stock, voting together as a single class, at the close of business on the record date are entitled to cast. If an Aztar stockholder abstains from voting or does not vote, either in person or by proxy, it will effectively count as a vote “AGAINST” the adoption of the merger agreement. Brokers, banks or other nominees who hold shares of Aztar common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will effectively count as votes “AGAINST” the adoption of the merger agreement.

The trustee will vote a participant’s shares of Aztar preferred stock according to the participant’s instructions (subject to the trustee’s fiduciary responsibilities under Section 404 of ERISA). If a participant fails to instruct the trustee on how to vote his or her shares of Aztar preferred stock, the plan administrator of the 401(k) plan will direct the trustee how to vote such shares and the trustee will follow such instructions, subject to its fiduciary responsibilities under Section 404 of ERISA.

Assuming a quorum is present, the affirmative vote of a majority of the votes cast at the special meeting by the holders of shares of Aztar common stock and the holders of shares of Aztar preferred stock, voting together as a single class, present or represented by proxy and entitled to vote on the proposal is required to approve any proposal to adjourn, postpone or continue the special meeting to a later date to solicit additional proxies in favor of the proposal to adopt the merger agreement in the event that there are not sufficient votes for approval of the proposal to adopt the merger agreement at the special meeting. Because abstentions and broker non-votes are not considered votes cast for this purpose, neither will have an effect on the voting for this proposal.

Voting by Aztar’s Directors and Executive Officers

At the close of business on the record date, the directors and executive officers of Aztar and their affiliates beneficially owned and were entitled to vote [            ] shares of Aztar common stock, or approximately [    ]% of the shares of Aztar common stock outstanding on that date, and [            ] shares of Aztar preferred stock, or approximately [    ]% of the shares of Aztar preferred stock outstanding on that date. To Aztar’s knowledge, these directors and executive officers intend to vote their shares in favor of the adoption of the merger agreement.

Voting of Proxies

Stockholders may vote their shares by attending the special meeting and voting their shares of Aztar common stock or shares of Aztar preferred stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope or by submitting your proxy by telephone or the Internet by following the instructions printed on your proxy card. Stockholders who hold such shares through a broker, bank or other nominee must follow the instructions on the proxy form supplied by their broker, bank or other nominee, which may provide for voting by telephone or via the Internet.

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders of such shares. Properly executed proxies that do not contain voting instructions will be voted (a) “FOR” the adoption of the merger agreement and (b) “FOR” the approval of any proposal to adjourn, postpone or continue the special meeting to a later date to solicit additional proxies in favor of the proposal to adopt the merger agreement in the event that there are not sufficient votes for approval of the proposal to adopt the merger agreement at the special meeting.

Shares of Aztar common stock or shares of Aztar preferred stock represented at the special meeting but not voted, including broker non-votes, and shares of Aztar common stock or shares of Aztar preferred stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted “FOR” the adoption of the merger agreement including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If an Aztar stockholder abstains from voting or does not execute a proxy, it will effectively count as a vote “AGAINST” the adoption of the merger agreement. Brokers, banks or other nominees who hold shares of Aztar common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will effectively count as votes “AGAINST” the adoption of the merger agreement.

The persons named as proxies by a stockholder may propose and vote for one or more adjournments, postponements or continuations of the special meeting, including adjournments, postponements or continuations to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any adjournments, postponements or continuations of the special meeting, unless specifically so designated on the proxy.

Aztar does not expect that any matter, other than the proposal to adopt the merger agreement, and the proposal to approve any proposal to adjourn, postpone or continue the special meeting to a later date to solicit additional proxies in favor of the proposal to adopt the merger agreement in the event that there are not sufficient votes for approval of the proposal to adopt the merger agreement at the special meeting, will be brought before the special meeting. If, however, our board properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of Aztar’s stockholders.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by (a) filing a written notice with the Secretary of Aztar or the acting Secretary of the special meeting stating that the stockholder would like to revoke his proxy, (b) submitting a duly executed proxy to the Secretary of Aztar bearing a later date or (c) appearing at the special meeting and giving oral notice to the presiding officer during the meeting. Attendance at the special meeting will not in and of itself constitute a revocation of the proxy. If you have instructed your broker, bank or other nominee to vote your shares, you must follow the procedures provided by your broker, bank or other nominee to change those instructions.

Solicitation of Proxies

Aztar and Aztar’s proxy solicitation firm, Altman, may solicit proxies in person or by telephone, fax or other means. Aztar will pay Altman a fee of $9,500, plus reasonable expenses, for its services. Aztar will also pay all other reasonable expenses for solicitation. In addition, proxies may be solicited by officers and directors and other employees of Aztar, without additional remuneration, in person or by telephone, fax or other means. You should send in your proxy by mail or vote by telephone or the Internet without delay. If you hold shares of Aztar common stock through a broker, bank or other nominee, please follow the instructions on the proxy form supplied by your broker, bank or other nominee, which may provide for voting by telephone or through the Internet. Aztar will also reimburse brokers, banks and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

You should not send your stock certificate(s) evidencing your shares of Aztar common stock with your proxy. As soon as reasonably practicable after completion of the merger, a letter of transmittal with instructions for the surrender of Aztar stock certificates will be mailed to holders of shares of Aztar common stock and a letter of transmittal with instructions for the exchange of shares of Aztar preferred stock for the merger consideration will be mailed to the trustee.

THE COMPANIES

Aztar Corporation

We operate the Tropicana Casino and Resort in Atlantic City, New Jersey, Tropicana Resort and Casino in Las Vegas, Nevada, Ramada Express Hotel and Casino in Laughlin, Nevada, Casino Aztar in Caruthersville, Missouri, and Casino Aztar in Evansville, Indiana. We have filed an application with the Pennsylvania Gaming Commission to receive a slot parlor license that will allow us to build and operate a slot gaming facility in Allentown, Pennsylvania. Additional information regarding us is contained in our filings with the SEC. See “Where You Can Find More Information” on page 80 of this proxy statement.

Aztar is a Delaware corporation organized in 1989. Our principal executive offices are located at 2390 East Camelback Road, Suite 400, Phoenix, Arizona 85016, and our telephone number at that address is (602) 381-4100.

Wimar Tahoe Corporation d/b/a Columbia Entertainment

Columbia, which is owned by Mr. William J. Yung III, is among the largest privately-held casino entertainment providers in the United States. Columbia’s casino entertainment facilities, 4 of which are land-based casinos and 3 of which are riverboat or dockside facilities, include the Westin Las Vegas Casuarina Casino in Las Vegas, Nevada, Lake Tahoe Horizon Casino in Stateline (Lake Tahoe), Nevada, MontBleu Casino in Stateline (Lake Tahoe), Nevada, River Palms Casino in Laughlin, Nevada, Belle of Baton Rouge in Baton Rouge, Louisiana, Belle of Orleans, which is expected to be redeployed from New Orleans, Louisiana to Amelia, Louisiana, and Lighthouse Point Casino in Greenville, Mississippi, which is majority-owned by a subsidiary of Columbia. In addition, Columbia is affiliated with the Horizon Vicksburg Casino in Vicksburg, Mississippi, which is owned by Mr. Yung and his family.

Columbia’s principal executive offices are located at 207 Grandview Drive, Ft. Mitchell, Kentucky 41017, and its telephone number is (859) 578-1100.

Columbia Sussex Corporation

Sussex is among the largest privately-held owners, developers and operators of hotel properties in the United States. Sussex is the largest licensee of full-service Marriott Hotels in the U.S., and Sussex and its subsidiaries own a total of 77 hotels with approximately 24,000 rooms, including Marriott, Hilton, Westin, Sheraton, Renaissance, Wyndham and Doubletree branded properties across the United States, Canada and the Caribbean. Founded in 1972, Sussex is led by Mr. Yung and owned by Mr. Yung and his family. Sussex is headquartered in Fort Mitchell, Kentucky and, together with its subsidiaries, has more than 13,500 employees worldwide.

Sussex’s principal executive offices are located at 207 Grandview Drive, Ft. Mitchell, Kentucky 41017, and its telephone number is (859) 578-1100.

WT-Columbia Development, Inc.

WT-Columbia Development is a Delaware corporation and a wholly-owned indirect subsidiary of Columbia. WT-Columbia Development has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement. Its principal executive offices are located at 207 Grandview Drive, Ft. Mitchell, Kentucky 41017.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should carefully read the entire merger agreement as it is the legal document that contains the terms and conditions of the merger.

Background of the Merger

On an ongoing basis, our management and board have evaluated Aztar’s options for achieving its long-term strategic goals and enhancing stockholder value. In connection with this evaluation, our management and board continually review Aztar’s position in light of the changing competitive environment of the gaming industry with the objective of determining what strategic alternatives are best suited to enhance stockholder value.

Aztar’s gaming business has been, and continues to be, subject to intense competition, as new gaming operators continue to enter our geographic markets and existing competitors expand their operations. Aztar’s casinos primarily compete with other casinos in their respective geographic markets and, to a lesser extent, with casinos in other locations, including on Native American lands and cruise ships, and with other forms of legalized gaming in the United States, including state sponsored lotteries, racetracks, off-track wagering and card parlors. Some of our competitors have significantly greater financial resources than us.

In addition, the gaming industry has undergone a recent wave of consolidation. Despite this consolidation trend, our management and board have maintained that Aztar could continue to be successful as an independent company in its marketplace. Consistent with this vision, our management and board have pursued the objective of enhancing stockholder value by maintaining Aztar as an independent company and focusing on growing our business and improving our properties, such as the renovation and opening of our expanded Tropicana Casino and Resort in Atlantic City in 2004 and pursuing opening new gaming facilities in other markets. We have also applied to be licensed as a gaming company in Allentown, Pennsylvania. In addition, since early 2002, we have been exploring a potential redevelopment of our Las Vegas site. While we recognize that there are risks associated with these prospects, many of which are beyond our control, this strategy has resulted in creating growth opportunities for Aztar and potential value for our stockholders.

While our management and board believe that Aztar has positive future prospects on a stand-alone basis, we have remained receptive to contact from third parties with respect to potential strategic alternatives for Aztar that would maximize stockholder value. In 2004, we retained Goldman Sachs to advise us with respect to exploring a possible strategic transaction. From May 2004 through 2005, Goldman Sachs contacted potential buyers, but this process did not yield any buyers who were willing to offer a transaction on terms that would be in the best interests of Aztar and its stockholders. From time to time during this period, our management engaged in preliminary discussions with third parties that had expressed an interest in exploring a strategic transaction with us. However, none of such contacts advanced beyond preliminary discussions, and no transaction was proposed that our management or board believed to be in the best interests of our stockholders.

On February 22, 2006, Daniel R. Lee, Chief Executive Officer and Chairman of the Board of Directors of Pinnacle, met with Robert M. Haddock, our President, Chief Executive Officer and Chairman of our board, and indicated that Pinnacle was interested in exploring, on a preliminary basis, a transaction in which Pinnacle would acquire all of the outstanding shares of our common stock for $36.00 per share in cash. Mr. Lee also stated that Pinnacle’s interest was conditioned upon Aztar’s not proceeding with the potential redevelopment of our Las Vegas property.

On February 23, 2006, our board held a special meeting, at which members of our senior management were present. At the meeting, Mr. Haddock informed our board of his discussions with Mr. Lee on February 22, 2006 and that he had renewed our engagements with our financial advisor, Goldman Sachs, and our legal advisor, Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden Arps, to represent us in any negotiations with Pinnacle.

On February 28, 2006, our board held a special meeting via teleconference, at which members of our senior management and representatives of Goldman Sachs and Skadden Arps were present, to discuss Pinnacle’s proposal. At the meeting:

•	Mr. Haddock reviewed with our board, among other things, his discussions with Mr. Lee and Pinnacle’s proposal to acquire Aztar and discussed the impact that a transaction with Pinnacle would likely have on the potential redevelopment of the Las Vegas property.

•	The representatives of Skadden Arps reviewed our board’s fiduciary duties in evaluating the Pinnacle proposal and discussed the need for our board to consider Pinnacle’s ability to finance the transaction and to obtain all necessary regulatory approvals. The representatives of Skadden Arps then discussed the possible timing and process of negotiating a transaction with Pinnacle.

•	The representatives of Goldman Sachs provided their views on the relationship between the cost and timing of the potential redevelopment of the Las Vegas property and reviewed their preliminary analyses of Aztar’s valuation, including an estimate of Pinnacle’s ability to support different levels of stock prices.

•	Our board, together with our senior management and our outside legal and financial advisors, discussed, among other things, (1) the price offered by Pinnacle in light of Aztar’s prospects and the analyses presented by Goldman Sachs, (2) the opportunity cost of not pursuing the redevelopment of the Las Vegas property and the risks of any delay in commencing such project or the potential project in Allentown, Pennsylvania, (3) the view that any transaction with Pinnacle must not include a financing condition, (4) the need for certainty that Pinnacle had the ability to enter into and consummate a transaction expeditiously, (5) the termination fee payable by us to Pinnacle if the transaction were not to close under certain circumstances and (6) the possibility of our requesting that Pinnacle agree to pay a fee to us if the transaction were not to close under certain circumstances.

After extensive discussions with our outside legal and financial advisors and after a careful review of the advantages and disadvantages of the two alternatives, at the conclusion of the February 28, 2006 meeting, our board instructed Mr. Haddock to pursue further planning for the potential redevelopment of our Las Vegas property while simultaneously conducting negotiations with Pinnacle, with a view to enabling our board to make a decision on one of the two alternatives within the next two to three weeks.

On the afternoon of February 28, 2006, Mr. Haddock contacted Mr. Lee to discuss the basis on which Aztar would pursue further discussions with Pinnacle, including a non-consummation fee payable to us if the transaction were not to close under certain circumstances. In addition, Mr. Haddock expressed doubt that an acquisition price of $36.00 per share in cash would be satisfactory to Aztar.

On March 6, 2006, Mr. Haddock contacted Mr. Lee to discuss the terms of Pinnacle’s proposal. During this conversation and in response to Mr. Haddock’s earlier request that Pinnacle improve its price, Mr. Lee indicated that Pinnacle was prepared to discuss a potential transaction that valued shares of Aztar common stock at $37.50 per share in cash, but confirmed Pinnacle’s unwillingness to agree to pay to Aztar a fee if the transaction were not consummated. Mr. Haddock indicated to Mr. Lee that he would not recommend Pinnacle’s then current offer to our board.

On March 8, 2006, Mr. Haddock and Mr. Lee discussed open points of negotiation between the parties, including the purchase price and the non-consummation fee. At the conclusion of this conversation, Mr. Haddock informed Mr. Lee that Aztar remained interested in exploring a potential transaction with Pinnacle, but reiterated his earlier request that Pinnacle improve the price.

On March 9, 2006, our board held a special telephonic meeting, in which members of our senior management and representatives of Goldman Sachs and Skadden Arps participated, to consider the recent developments with respect to a potential transaction with Pinnacle. At the meeting, our board authorized Mr. Haddock and our representatives to continue negotiations with Pinnacle.

On the evening of March 10, 2006, representatives of Goldman Sachs and Pinnacle’s financial advisors had a conversation in which Pinnacle’s financial advisors indicated that Pinnacle was prepared to offer to acquire Aztar for $38.00 per share in cash, but that such amount was the highest amount that Pinnacle was prepared to offer. Pinnacle’s financial advisors stated that Pinnacle would not agree to pay a non-consummation fee in the event it was unable to obtain all regulatory approvals required to consummate the transaction.

From the evening of March 10 until the morning of March 13, 2006, representatives of Aztar and Pinnacle and their respective advisors engaged in extensive negotiations regarding the terms of the Pinnacle merger agreement. The negotiations focused on, among other things, the efforts that Pinnacle would need to undertake in order to obtain regulatory approvals, the ability of our board to accept any acquisition proposal that might be made after the announcement of the transaction with Pinnacle and the termination fee payable by us if we were to accept another acquisition proposal.

On the afternoon of March 12, 2006, our board held a special meeting in person, in which members of our senior management and representatives of Goldman Sachs and Skadden Arps were present or participated via teleconference, to consider the recent developments with respect to a potential transaction with Pinnacle. After lengthy discussions and careful review of the proposed transaction, the meeting was adjourned and our board agreed to reconvene once further progress had been made on the outstanding issues in the negotiations with Pinnacle.

Negotiations between Pinnacle and its representatives and Aztar and our representatives resumed after our board meeting.

In the evening of March 12, 2006, our board reconvened a meeting via teleconference, at which members of our senior management and representatives of Goldman Sachs and Skadden Arps participated. At the meeting, our board was informed of the recent developments with respect to a potential transaction with Pinnacle and continued its discussion concerning the proposed transaction with Pinnacle on the terms as then negotiated. After lengthy discussions and thorough review with representatives from Goldman Sachs and Skadden Arps, our board determined that the Pinnacle merger agreement substantially in the form presented to our board and the transactions contemplated by the form of merger agreement, including the Pinnacle merger, were fair to, advisable and in the best interests of Aztar and Aztar’s stockholders.

From the end of our board meeting through early morning on March 13, 2006, representatives of the parties finalized the negotiations of the Pinnacle merger agreement, each party’s disclosure letter and the financing commitment letter agreement. Upon completion of such negotiations, Pinnacle executed the financing commitment letter agreement and we, Pinnacle and PNK Development 1, Inc., or PNK Development, executed the Pinnacle merger agreement.

Prior to the opening of trading of the NYSE on March 13, 2006, we and Pinnacle issued a joint press release announcing the execution of the Pinnacle merger agreement.

On March 30, 2006, our board received an unsolicited non-binding proposal from Colony Capital Acquisitions, LLC, or Colony, which contemplated the acquisition of all of the outstanding shares of our common stock for $41.00 per share in cash.

On April 2, 2006, our board received an unsolicited non-binding proposal from Ameristar Casinos, Inc., or Ameristar, which contemplated the acquisition of all of the outstanding shares of our common stock for $42.00 per share in cash. The proposal was accompanied by a draft merger agreement.

On the afternoon of April 3, 2006, our board held a special meeting via teleconference, in which members of our senior management and representatives of Goldman Sachs and Skadden Arps participated, to consider the materials received from each of Colony and Ameristar, and to discuss our obligations under the Pinnacle merger agreement. At this meeting, our board determined that (1) Colony’s proposal was, or was reasonably likely to result in, a superior proposal (as defined in the Pinnacle merger agreement) and (2) Ameristar’s proposal was, or was reasonably likely to result in, a superior proposal. Our board authorized our senior officers to enter into separate discussions with each of Colony and Ameristar concerning their respective proposals.

During the evening of April 3, 2006, we issued a press release in which we announced the determination of our board that each of the proposals by Colony and Ameristar was, or was reasonably likely to result in, a superior proposal, noting that our board was not making any recommendation at that time with respect to the proposals by either Colony or Ameristar.

During the evening of April 3, 2006, Skadden Arps sent drafts of confidentiality agreements to Ameristar’s and Colony’s legal advisors.

On April 5, 2006, we entered into a confidentiality agreement with Ameristar.

Beginning on April 7, 2006, Ameristar and representatives of Ameristar had access to certain non-public information that was provided to them in an electronic data room. We simultaneously granted Pinnacle and its representatives access to the same electronic data room.

On April 11, 2006, members of our senior management met with, and responded to questions regarding Aztar from, representatives of Ameristar and Ameristar’s financial and legal advisors at our Phoenix headquarters. We subsequently provided Pinnacle with a summary of our oral discussions with Ameristar at this meeting and afforded Pinnacle an opportunity to meet with our senior management to discuss the same topics.

On April 12, 2006, Mr. Haddock met with Mr. Craig H. Neilsen, Ameristar’s Chairman and Chief Executive Officer, and reviewed the topics discussed at the meeting of April 11, 2006.

On the afternoon of April 13, 2006, our board held a special meeting via teleconference, in which members of our senior management and representatives of Goldman Sachs and Skadden Arps participated. At the meeting, Mr. Haddock and representatives of Goldman Sachs and Skadden Arps informed our board of the status of the negotiations with Ameristar and Colony.

On the evening of April 13, 2006, our board received an unsolicited non-binding proposal from Columbia, which contemplated the acquisition of all of the outstanding shares of our common stock for $47.00 per share in cash.

On April 14, 2006, we received a draft merger agreement from Columbia’s legal advisors, Katz, Teller, Brant and Hild, or Katz Teller.

On the evening of April 14, 2006, our board received a binding offer from Ameristar, which contemplated the acquisition of all of the outstanding shares of our common stock for $43.00 per share in cash. The offer stated that it would expire on April 21, 2006, at 5:00 p.m. Las Vegas time. The offer was accompanied by an executed merger agreement as well as an executed financing commitment letter agreement.

On the afternoon of April 15, 2006, our board held a special meeting via teleconference, in which members of our senior management and representatives of Goldman Sachs and Skadden Arps participated, to consider the proposal received from Columbia and to discuss the status of the negotiations with Colony and Ameristar. At the meeting:

•	Mr. Haddock reported to our board that Aztar had received a binding offer from Ameristar for $43.00 per share of our common stock and that Ameristar’s offer would expire on April 21, 2006.

•	Mr. Haddock indicated that Colony had been unwilling to sign a confidentiality agreement and had not commenced due diligence.

•	Mr. Haddock informed our board that Aztar had received an acquisition proposal from Columbia for $47.00 in cash per share of Aztar common stock.

•	After discussions and review of the Columbia proposal, our board determined that Columbia’s proposal was, or was reasonably likely to result in, a superior proposal (as defined in the Pinnacle merger agreement). Our board authorized us to enter into discussions with Columbia concerning its proposal.

On April 16, 2006, we and Columbia executed a confidentiality agreement. Shortly afterwards, access to the electronic data room was granted to Columbia and its representatives.

On the morning of April 17, 2006, we issued a press release in which we announced the determination of our board with respect to entering into discussions with Columbia, noting that our board was not making any recommendation at that time with respect to the proposals of any of Colony, Ameristar or Columbia.

On the morning of April 17, 2006, our board held a special meeting via teleconference, in which members of our senior management and representatives of Goldman Sachs and Skadden Arps participated, to consider Ameristar’s definitive offer and Columbia’s proposal. Representatives of Skadden Arps informed our board that before we could terminate the Pinnacle merger agreement, our board would have to determine that either offer constitutes a superior proposal and, after at least three business days, make a determination that such offer remains a superior proposal prior to terminating the Pinnacle merger agreement. Since Ameristar’s offer stated that it would expire on April 21, 2006, representatives of Skadden Arps noted that our board would need to determine that one of the offers constituted a superior proposal, if it wished to be in a position to terminate the Pinnacle merger agreement prior to the expiration of the Ameristar offer.

On the morning of April 18, 2006, members of our senior management met with, and responded to questions regarding Aztar from, Mr. Lee and other representatives of Pinnacle and Pinnacle’s financial advisor at our Phoenix headquarters.

Also on April 18, 2006, Skadden Arps sent a revised merger agreement to Katz Teller.

On the evening of April 18, 2006, we received a signed offer from Pinnacle to amend the Pinnacle merger agreement, which contemplated the acquisition of all of the outstanding shares of Aztar common stock for $43.00 per share in cash and an increase of the termination fee and the termination expenses to $45 million and up to $15 million, respectively. The offer stated that it would expire at 8:00 a.m. (New York City time) on April 19, 2006. The offer was accompanied by an executed financing commitment letter agreement. Following receipt of the offer, Mr. Haddock met with Mr. Lee to discuss the terms of Pinnacle’s offer to amend the Pinnacle merger agreement and requested that Pinnacle increase its offer price. During this conversation, Mr. Lee indicated that Pinnacle would agree to keep the termination fee and the termination expenses at $42 million and up to $13 million, respectively.

On the evening of April 18, 2006, our board held a special meeting via teleconference, in which members of our senior management and representatives of Goldman Sachs and Skadden Arps participated. At the meeting:

•	Mr. Haddock informed our board of the terms of Pinnacle’s offer to amend the Pinnacle merger agreement. During the meeting, Pinnacle’s legal advisor sent to Aztar and Skadden Arps a revised version of Pinnacle’s offer to amend the Pinnacle merger agreement, which provided that the termination fee and the termination expenses would remain at $42 million and up to $13 million, respectively.

•

Our board discussed the terms of Pinnacle’s offer to amend the Pinnacle merger agreement. After discussions and review with representatives from Goldman Sachs and Skadden Arps, our board determined that the amended Pinnacle merger agreement and the transactions contemplated by the amended Pinnacle merger agreement, including the Pinnacle merger, were fair to, advisable and in the best interests of Aztar and Aztar’s stockholders. Our board authorized Mr. Haddock to sign the first amendment to the Pinnacle merger agreement and Mr. Haddock executed the first amendment to the Pinnacle merger agreement.

•	Our board also determined that Columbia’s proposal to acquire Aztar for $47.00 in cash per share of our common stock continued to be reasonably likely to result in a superior proposal under the Pinnacle merger agreement, as amended, and authorized us to continue negotiations with Columbia.

Prior to the opening of trading of the NYSE on April 19, 2006, we issued a press release announcing the execution of the amendment to the Pinnacle merger agreement and the determination of our board that Columbia’s proposal continued to be reasonably likely to result in a superior proposal.

On April 19, 2006, members of our senior management met with, and responded to questions regarding Aztar from, representatives of Columbia and Columbia’s financial advisor, Libra Securities LLC, or Libra, at our Phoenix headquarters.

On April 20, 2006, as required by the Pinnacle merger agreement, we provided Pinnacle with a summary of the topics regarding Aztar’s operations which our management discussed with Columbia and their advisor at this meeting.

On the afternoon of April 20, 2006, our board received a revised definitive offer from Ameristar, which contemplated the acquisition of all of the outstanding shares of our common stock for $45.00 per share in cash. Ameristar stated in its revised definitive offer that the offer would expire by noon (Las Vegas time) on April 22, 2006, but that if certain conditions were met before that time, this deadline could be extended until 12:01 a.m. (Las Vegas time) on April 27, 2006. The conditions required for the extension included written notification by us to Ameristar before noon (Las Vegas time) on April 22, 2006, that:

•	our board has determined that Ameristar’s offer constitutes a superior proposal (as defined in the Pinnacle merger agreement) and has informed Pinnacle of that determination;

•	Ameristar’s offer is the only superior proposal we have received; and

•	as of the time of the notice to Ameristar, we have received no other takeover proposals (as defined in the Pinnacle merger agreement) that are reasonably likely to result in a superior proposal.

The offer was accompanied by a merger agreement and financing commitment letter agreement each of which was executed by Ameristar.

On the evening of April 20, 2006, our board held a special meeting via teleconference, in which members of our senior management and representatives of Goldman Sachs and Skadden Arps participated, to consider the revised definitive offer received from Ameristar and to discuss the status of the negotiations with Columbia. After discussions and review of the revised definitive offer from Ameristar, our board determined that Ameristar’s proposal was reasonably likely to result in a superior proposal (as defined in the Pinnacle merger agreement, as amended) and authorized us to resume our discussions with Ameristar.

Prior to the opening of trading of the NYSE on April 21, 2006, we issued a press release in which we announced our receipt of the revised definitive offer from Ameristar, the conditions of such offer and the determination of our board with respect to resuming discussions with Ameristar. We also announced that our board had authorized us to continue negotiations with Columbia.

On the evening of April 21, 2006, we received a letter from Ameristar, in which Ameristar extended the deadline to accept its revised definitive offer to 12:01 a.m. (Las Vegas time) on April 27, 2006. Pursuant to the letter, Aztar’s acceptance was no longer subject to the conditions set forth in Ameristar’s letter of April 20, 2006.

On the evening of April 23, 2006, we received from Pinnacle an amendment to the Pinnacle merger agreement, which contemplated the acquisition of all of the outstanding shares of Aztar common stock for $45.00 per share in cash and an increase of the termination fee and the termination expenses to $49.575 million and up to $16 million, respectively. The amendment was accompanied by an executed financing commitment letter agreement.

On the evening of April 23, 2006, our board held a special meeting via teleconference, in which members of our senior management and representatives of Goldman Sachs and Skadden Arps participated. At the meeting:

•	Mr. Haddock informed our board of the terms of Pinnacle’s offer to amend the Pinnacle merger agreement.

•	Our board discussed the terms of Pinnacle’s offer to amend the Pinnacle merger agreement. After discussions and review with representatives from Goldman Sachs and Skadden Arps, our board determined that the amended Pinnacle merger agreement and the transactions contemplated by the amended Pinnacle merger agreement, including the Pinnacle merger, were fair to, advisable and in the best interests of Aztar and Aztar’s stockholders.

We, Pinnacle and PNK Development executed the amendment to the Pinnacle merger agreement.

Prior to the opening of trading of the NYSE on April 24, 2006, we issued a press release announcing the execution of the amendment to the Pinnacle merger agreement. We also announced that our board would continue to evaluate all aspects of the proposal from Columbia to acquire Aztar for $47.00 in cash per share of Aztar common stock, and that there could be no assurance that Columbia’s proposal would result in a definitive offer or, if such offer is made, that it would be accepted by our board.

On April 24, 2006, our board received a revised definitive offer from Ameristar, which contemplated the acquisition of all of the outstanding shares of our common stock for $47.00 per share in cash. Ameristar stated in its revised definitive offer that the offer would expire by 11:59 p.m. (Las Vegas time) on April 24, 2006, but that if our board determined that Ameristar’s offer constituted a superior proposal (as defined in the Pinnacle merger agreement, as amended) and we gave Pinnacle notice of such determination before that time, this deadline could be extended until 2:00 p.m. (Las Vegas time) on April 28, 2006. The offer was accompanied by an executed merger agreement and an executed financing commitment letter agreement.

On the evening of April 24, 2006, our board held a special meeting via teleconference, in which members of our senior management and representatives of Goldman Sachs and Skadden Arps participated to consider the revised definitive offer received from Ameristar. After discussions and review with representatives from Goldman Sachs and Skadden Arps, our board determined that Ameristar’s revised definitive offer constituted a superior proposal (as defined in the Pinnacle merger agreement, as amended).

Prior to the opening of trading of the NYSE on April 25, 2006, we issued a press release in which we announced our board’s determination that the revised definitive offer from Ameristar constituted a superior proposal (as defined in the Pinnacle merger agreement, as amended).

From April 25 to the afternoon of April 27, 2006, Katz Teller and Skadden Arps negotiated the terms of a merger agreement between Columbia and Aztar and related documents.

On April 27, 2006, we received an offer from Pinnacle to amend the Pinnacle merger agreement, which contemplated the acquisition of all of the outstanding shares of Aztar common stock for $48.00 per share, subject to adjustment. The purchase price consisted of $45.00 in cash and $3.00 of Pinnacle common stock, subject to a collar. The offer stated that it would remain open until 5:00 p.m. (New York City time) on April 28, 2006.

Prior to the opening of trading of the NYSE on April 27, 2006, we issued a press release in which we announced the receipt of Pinnacle’s offer.

On the afternoon of April 28, 2006, we received a definitive offer from Columbia which contemplated the acquisition of all of the outstanding shares of our common stock for $50.00 per share. The offer provided for a $300 million non-refundable deposit against the purchase price and a reimbursement of the termination fee and termination expenses payable to Pinnacle. The offer was accompanied by executed debt commitment letters.

Later in the afternoon of April 28, 2006, our board held a special meeting via teleconference, in which members of our senior management and representatives of Goldman Sachs and Skadden Arps participated. At the meeting:

•	Mr. Haddock informed our board of the terms of the Pinnacle offer to amend the Pinnacle merger agreement and the terms of the Columbia offer.

•	Our board discussed the terms of Pinnacle’s offer to amend the Pinnacle merger agreement. After discussions and review with representatives from Goldman Sachs and Skadden Arps, our board determined that the amended Pinnacle merger agreement and the transactions contemplated by the amended Pinnacle merger agreement, including the Pinnacle merger, were fair to, advisable and in the best interests of Aztar and Aztar’s stockholders. The amended Pinnacle merger agreement was executed by us, Pinnacle and PNK Development.

•	Our board discussed the terms of the Columbia offer. After discussions and review with representatives from Goldman Sachs and Skadden Arps, our board determined that the Columbia offer was reasonably likely to lead to a superior proposal (as defined in the Pinnacle merger agreement, as amended).

On the evening of April 28, 2006, we issued a press release in which we announced the amendment to the Pinnacle merger agreement, the receipt of the Columbia offer and our board’s determination with respect to the Columbia offer.

On May 1, 2006, Katz Teller and Skadden Arps negotiated the terms of a merger agreement between Columbia and Aztar and related documents.

On the afternoon of May 1, 2006, we received a revised definitive offer from Columbia which provided for the same consideration and deposit as the offer received on April 28, 2006, but amended certain terms of Columbia’s offer and the Columbia merger agreement delivered to us on April 28, 2006. Columbia stated in its revised definitive offer that if our board determined that Columbia’s offer constituted a superior proposal (as defined in the Pinnacle merger agreement, as amended) before 10:00 p.m. (New York City time) on May 1, 2006, the offer would remain open until 5:00 p.m. (New York City time) on May 5, 2006. The offer was accompanied by an executed merger agreement and an executed debt commitment letter.

On the evening of May 1, 2006, our board held a special meeting via teleconference, in which members of our senior management and representatives of Goldman Sachs and Skadden Arps participated to consider the revised definitive offer received from Columbia. After discussions and review with representatives from Goldman Sachs and Skadden Arps, our board determined that Columbia’s revised definitive offer constituted a superior proposal (as defined in the Pinnacle merger agreement, as amended). Following the meeting of our board, we issued a press release in which we announced the receipt of Columbia’s revised offer and our board’s determination with respect thereto.

On May 3, 2006, Ameristar issued a press release in which it announced that it would no longer pursue an acquisition of Aztar.

On the evening of May 4, 2006, we received an offer from Pinnacle to amend the Pinnacle merger agreement, which contemplated the acquisition of all of the outstanding shares of Aztar common stock for $51.00 per share, subject to adjustment. The purchase price consisted of $47.00 in cash and $4.00 of Pinnacle common stock, subject to a collar. The offer provided for an increase of the termination fee and the termination expenses to $52.16 million and up to $25.84 million, respectively, and stated that it would remain open until 11:00 p.m.

(New York City time) on May 4, 2006. Following receipt of the Pinnacle offer, representatives of Goldman Sachs and Skadden Arps contacted representatives of Pinnacle’s financial and legal advisors to inform Pinnacle that the time frame available for acceptance of the revised offer was insufficient for our board to make a decision consistent with its fiduciary duties. Pinnacle was unwilling to extend the time frame and the offer expired. On the morning of May 5, 2006, Mr. Haddock sent Mr. Lee a letter explaining that Pinnacle’s advisors were previously aware of our board’s meeting scheduled for 10:00 a.m. (New York City time) on May 5, 2006 and that Pinnacle’s deadline did not afford our board and advisors sufficient time to evaluate Pinnacle’s offer, which included modified terms from Pinnacle’s existing agreement with us.

On the morning of May 5, 2006, our board held a special meeting via teleconference, in which members of our senior management and representatives of Goldman Sachs and Skadden Arps participated. At the meeting:

•	Our board determined that Columbia’s revised definitive offer remained a superior proposal (as defined in the Pinnacle merger agreement, as amended) after expiration of the period of three business days.

•	Our board authorized our senior management and our advisors to continue negotiations with Pinnacle and Columbia to obtain a higher purchase price until the expiration of Columbia’s offer at 5:00 p.m. (New York City time).

The meeting was adjourned and our board agreed to reconvene at 4:00 p.m. (New York City time) the same day. Following the meeting, we issued a press release in which we announced our board’s determination described above. The press release also stated that the timeframe available for acceptance of Pinnacle’s offer of May 4, 2006 was insufficient for our board to make a decision consistent with its fiduciary duties.

At 4:00 p.m. (New York City time) on May 5, 2006, our board reconvened via teleconference, in which meeting members of our senior management and representatives of Goldman Sachs and Skadden Arps participated. During the meeting:

•	Our board received an offer from Pinnacle to amend the Pinnacle merger agreement on the basis of the same terms set forth in Pinnacle’s May 4, 2006 offer.

•	Representatives of our advisors contacted Columbia’s advisors and asked whether Columbia would increase its proposed offer price.

•	After representatives of Columbia’s advisors informed representatives of our advisors that Columbia’s offer stood at $50.00 per share of Aztar common stock and that Columbia would not increase its offer price, our board determined that the amendment to the Pinnacle merger agreement proposed by Pinnacle and the transactions contemplated by such amendment to the Pinnacle merger agreement, including the Pinnacle merger, were fair to, advisable and in the best interests of Aztar and Aztar’s stockholders.

•	Representatives of Goldman Sachs rendered their oral opinion to our board, subsequently confirmed in writing, to the effect that the Pinnacle merger consideration of $51.00 per share, subject to adjustment, to be received by the holders of shares of Aztar common stock pursuant to the Pinnacle merger agreement was fair to such stockholders from a financial point of view.

We, Pinnacle and PNK Development executed the amendment to the Pinnacle merger agreement. On the evening of May 5, 2006, we issued a press release in which we announced the amendment to the Pinnacle merger agreement.

On the morning of May 10, 2006, we received a revised definitive offer from Columbia which contemplated the acquisition of all of the outstanding shares of our common stock for $53.00 per share. The offer provided for a $313 million deposit against the purchase price and reimbursement to us from such deposit for the amount of the termination fee and termination expenses payable to Pinnacle. The offer was accompanied by an executed debt commitment letter. The offer stated that it would remain open until 12:00 noon (New York City time) on May 17, 2006, but that Columbia reserved the right to revoke it in the event our board did not determine Columbia’s offer to be a superior proposal (as defined in the Pinnacle merger agreement, as amended) by 10:00 p.m. (New York City time) on May 11, 2006.

On the afternoon of May 10, 2006, Skadden Arps contacted Pinnacle’s legal advisors to request if we could enter into discussions with Columbia without our board having to determine that Columbia’s offer was reasonably likely to result in a superior proposal as required by the Pinnacle merger agreement. On the evening of May 10, 2006, we and Pinnacle entered into a letter agreement pursuant to which Pinnacle consented to our request.

Later in the evening of May 10, 2006, our board held a special meeting via teleconference, in which members of our senior management and representatives of Goldman Sachs and Skadden Arps participated, to preliminarily discuss the terms of the Columbia offer. At the meeting:

•	Mr. Haddock informed our board of the terms of the Columbia offer.

•	Our board discussed the terms of the Columbia offer, taking into account all relevant factors, including all regulatory matters, the likelihood that a transaction with Columbia would actually be consummated and the anticipated timing of closing.

The meeting was adjourned and our board agreed to reconvene in the morning on May 11, 2006.

On the morning of May 11, 2006, our board held a special meeting via teleconference, in which members of our senior management and representatives of Goldman Sachs and Skadden Arps participated. Representatives of Ice Miller LLP, our regulatory legal counsel in Indiana, or Ice Miller, Snell & Wilmer L.L.P., our regulatory counsel in Nevada, or Snell Wilmer, and Sandson & DeLucry, our regulatory counsel in New Jersey, or Sandson, also attended the meeting. At the meeting:

•	Representatives of Goldman Sachs reported on Columbia’s and Sussex’s leverage following a potential transaction with Aztar and analyzed the value of the $53.00 per share purchase price offered by Columbia on the basis of the assumption that the consummation of a transaction with Columbia would take more time than the consummation of the transactions contemplated by the Pinnacle merger agreement.

•	The representatives of Ice Miller, Snell Wilmer and Sandson commented on the likelihood of a transaction with Columbia receiving regulatory approval by gaming authorities in each of Indiana, Nevada and New Jersey, respectively.

The meeting was temporarily adjourned because certain members of our management needed to attend our annual shareholders meeting which was being held the same day. Our board agreed to reconvene later that afternoon.

In the afternoon, our board reconvened. Members of our senior management and representatives of Goldman Sachs and Skadden Arps attended the meeting. At the meeting:

•	Our board further discussed the terms of the Columbia offer, taking into account all relevant factors, including all regulatory matters, the likelihood that a transaction with Columbia would actually be consummated, the anticipated timing of closing and the fact that Columbia would have the right to withdraw its offer if our board did not determine it to be a superior proposal (as defined in the Pinnacle merger agreement, as amended) by 10:00 p.m. (New York City time) on May 11, 2006.

•	Our board decided not to determine that the Columbia offer constituted a superior proposal, but authorized and instructed our senior management and our advisors to continue to negotiate the terms of the Columbia offer and the merger agreement which had accompanied the Columbia offer.

Following the meeting, Skadden Arps, on our behalf, contacted Katz Teller and informed it of our board’s determination. On the evening of May 11, 2006, we issued a press release in which we announced that we would continue to engage in discussions with Columbia regarding the terms of its offer.

On May 12, 2006, Mr. Haddock, other members of our senior management and representatives of Goldman Sachs visited Columbia’s corporate offices in Fort Mitchell, Kentucky, and met with members of senior management of Sussex and Columbia, including Mr. William J. Yung III, Columbia’s President and Chief Executive Officer, and representatives of Columbia’s financial advisor, Banc of America Securities, LLC, and Credit Suisse. At the meeting:

•	Columbia presented to representatives of our senior management and our advisors its business organization and discussed its plans for Aztar following an acquisition of Aztar.

•	Representatives of Columbia discussed with representatives of our senior management and our advisors Columbia’s financing of a potential transaction with Aztar and the financing of a combined company following such transaction.

Between May 12 and May 14, 2006, Katz Teller and Skadden Arps negotiated the terms of the merger agreement and related documents.

On the afternoon of May 15, 2006, we received a revised definitive offer from Columbia which contemplated the acquisition of all of the outstanding shares of our common stock for $54.00 per share. The offer provided for a $313 million deposit against the purchase price and reimbursement to us from such deposit for the amount of the termination fee and termination expenses payable to Pinnacle. The offer was accompanied by an executed debt commitment letter. The offer stated that it would remain open until 2:00 p.m. (New York City time) on Friday, May 19, 2006.

On the evening of May 15, 2006, our board held a special meeting via teleconference, in which members of our senior management and representatives of Goldman Sachs and Skadden Arps participated. At the meeting:

•	Mr. Haddock informed our board of the terms of the revised Columbia offer.

•	Our board discussed the terms of the revised Columbia offer, taking into account all relevant factors, including all regulatory matters, the likelihood that a transaction with Columbia would actually be consummated and the anticipated timing of closing.

•	After discussions and review with representatives from Goldman Sachs and Skadden Arps, our board determined that Columbia’s revised offer constituted a superior proposal (as defined in the Pinnacle merger agreement, as amended).

Following the meeting, we issued a press release in which we announced our board’s determination.

Between May 16 and May 18, 2006, Katz Teller and Skadden Arps negotiated and finalized the terms of a merger agreement and related documents.

On the evening of May 18, 2006, Pinnacle’s legal advisors informed Skadden Arps that Pinnacle would not make an offer to amend the Pinnacle merger agreement to increase the Pinnacle merger consideration under the Pinnacle merger agreement. On the morning of May 19, 2006, Pinnacle issued a press release to the same effect.

On the morning of May 19, 2006, our board held a special meeting via teleconference, in which members of our senior management and representatives of Goldman Sachs and Skadden Arps participated. At the meeting:

•	Mr. Haddock informed our board that Pinnacle would not make an offer to amend the Pinnacle merger agreement to increase the merger consideration under the Pinnacle merger agreement.

•	Representatives of Skadden Arps updated our board on the status of negotiations with respect to the merger agreement.

•	Representatives of Goldman Sachs rendered their oral opinion to our board, subsequently confirmed in writing, to the effect that the $54.00 per share in cash to be received by the holders of shares of Aztar common stock pursuant to the merger agreement was fair to such stockholders from a financial point of view.

•	Our board determined that Columbia’s offer remained a superior proposal (as defined in the Pinnacle merger agreement, as amended) following the expiration of a period of three business days and that terminating the Pinnacle merger agreement was reasonably required by the Board’s fiduciary obligations under applicable law.

•	Our board approved the termination of the Pinnacle merger agreement and the payment of the termination fee and termination expenses to Pinnacle under the Pinnacle merger agreement.

After lengthy discussions and thorough review with representatives from Goldman Sachs and Skadden Arps, our board determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were fair to, advisable and in the best interests of Aztar and Aztar’s stockholders. Our board authorized members of our senior management to terminate the Pinnacle merger agreement, including payment of a termination fee of $52.16 million and termination expenses of $25.84 million to Pinnacle, and to enter into the merger agreement.

Following the board meeting, Columbia deposited $313 million into a custodial account at Deutsche Bank as contemplated by the merger agreement. We paid to Pinnacle $78 million in respect of the termination fee and termination expenses as required under the Pinnacle merger agreement and delivered a notice of termination to Pinnacle, thereby terminating the Pinnacle merger agreement. Subsequently, we, Columbia, Sussex and WT-Columbia Development executed the merger agreement and the custody agreement, and Sussex provided us with reimbursement in the amount of $78 million from the custodial account for our payment of the termination fee and termination expenses to Pinnacle.

Later that afternoon, we issued a press release announcing the termination of the Pinnacle merger agreement and the execution of the merger agreement with Columbia. A copy of the merger agreement is attached to this proxy statement as Annex A.

Purposes and Effects of the Merger; Consideration

The principal purposes of the merger are to enable Columbia to acquire all of the outstanding shares of Aztar common stock and shares of Aztar preferred stock and to provide you the opportunity to receive a cash payment for your shares at a premium over the market prices at which Aztar common stock traded before the public announcement of the merger agreement. The acquisition will be accomplished by a merger of WT-Columbia Development with and into Aztar, with Aztar surviving the merger as an indirect wholly-owned subsidiary of Columbia. If the merger is completed, each share of Aztar common stock (other than shares held by Aztar as treasury stock and other than those shares held by stockholders that perfect their appraisal rights under Delaware law) will be converted into the right to receive (1) $54.00 in cash, plus (2) if the merger is not consummated by November 19, 2006 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.00888 in cash per day beginning on November 20, 2006 through the closing date of the merger, plus (3) if the merger is not consummated by February 19, 2007 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.00296 in cash per day beginning on February 20, 2007 through the closing date of the merger. You will receive the merger consideration after you remit your certificate(s) evidencing your shares of Aztar common stock in accordance with the instructions contained in a letter of transmittal to be sent to you as soon as reasonably practicable after completion of the merger, together with a properly completed and signed letter of transmittal and any other documentation required to be completed pursuant to the written instructions.

At the effective time of the merger, each outstanding share of Aztar preferred stock (other than those shares held by stockholders that perfect their appraisal rights under Delaware law) will be converted into the right to receive (1) $571.13 in cash, plus (2) if the merger is not consummated by November 19, 2006 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.09388 in cash per day beginning on November 20, 2006 through the closing date of the merger, plus (3) if the merger is not consummated by February 19, 2007 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.0313 in cash per day beginning on February 20, 2007 through the closing date of the merger, unless an election is made to receive the liquidation preference of $100.00 in cash, plus accrued and unpaid dividends (if any) at the effective time of the merger. Participants’ accounts in Aztar’s 401(k) plan will be allocated the merger consideration in respect of their allocated interest in the shares of Aztar preferred stock after the trustee follows the instructions contained in a letter of transmittal to be sent to the trustee soon as reasonably practicable after completion of the merger and returns the properly completed and signed letter of transmittal and any other documentation required to be completed pursuant to the written instructions.

The merger will terminate all interests in Aztar common stock held by our stockholders (other than Columbia), and Columbia will be the sole beneficiary of any earnings and growth of Aztar following the merger. Upon completion of the merger, Aztar common stock will be delisted from the NYSE, will no longer be publicly traded and will be deregistered under the Exchange Act.

Each of our directors and executive officers hold options to acquire shares of Aztar common stock. See “Securities Ownership of Certain Beneficial Owners and Management” beginning on page 78 of this proxy statement. At the effective time of the merger, each outstanding option to purchase shares of Aztar common stock granted under our 1989 Stock Option and Incentive Plan, 1999 Employee Stock Option and Incentive Plan, 2004 Employee Stock Option and Incentive Plan, 1990 Non-employee Directors Stock Option Plan and 2000 Non-employee Directors Stock Option Plan will vest (if not previously vested) and will be converted into the right to receive an amount in cash equal to the product of the (a) excess, if any, of the per share merger consideration for holders of Aztar common stock over the exercise price of such option to purchase shares of Aztar common stock and (b) number of shares of Aztar common stock subject to the option immediately before the effective time of the merger, without interest and less any applicable withholding tax. For further information regarding treatment of stock options, please see “The Merger Agreement—Treatment of Stock Options” on page 63 of this proxy statement.

Effects If the Merger Is Not Completed

If we do not complete the merger for any reason, our stockholders will not receive the merger consideration. Instead, we will remain a public company and shares of Aztar common stock will continue to be listed on the NYSE. If we do not complete the merger, we expect to continue to conduct our business in a manner similar to the manner in which we presently conduct it. In such event, the value of your shares of Aztar stock would continue to be subject to current risks and opportunities, including the various factors we have described in our past filings with the SEC, such as the condition of the gaming industry and prevailing economic and market conditions. If we do not complete the merger, there can be no assurance that any other transaction similar to the merger would be available to us or that any such transaction would be acceptable to our board and would offer Aztar stockholders the opportunity to receive a cash payment for their shares of Aztar common stock at a premium over the market prices at which Aztar common stock traded before the public announcement of any such transaction.

Recommendation of Aztar’s Board of Directors and Reasons for the Merger

After careful consideration, our board has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of Aztar and Aztar’s stockholders. Accordingly, our board has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement. In making this determination, our board considered a number of factors which supported its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, including the following:

•	our business, financial performance, competitive position and prospects, including the prospects associated with the potential redevelopment of our Las Vegas site and our application to be licensed in Allentown, Pennsylvania, as well as the risks associated with achieving these prospects, many of which are beyond our control, and the increasingly competitive nature of the gaming industry in which we operate;

•	the fact that the merger consideration of $54.00 per share in cash, subject to increase in the event that the merger is not completed by November 19, 2006 in certain circumstances, represents a premium of approximately (a) 57.4% over the fifty-two week trailing average of $34.31 per share, (b) 49.6% over the six-month trailing average of $36.10 per share, (c) 31.0% over the three-month trailing average of $41.21 per share for Aztar common stock on the NYSE as of May 18, 2006, the last trading day prior to the public announcement of the execution of the merger agreement with Columbia, and (d) 75.9% over the $30.70 closing sale price per share for Aztar common stock on the NYSE on March 10, 2006, the last trading day prior to the public announcement of the execution of the initial merger agreement with Pinnacle;

•	the fact that if the merger is not consummated by November 19, 2006 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, the merger consideration per share of Aztar common stock will be increased by $0.00888 in cash per day beginning on November 20, 2006 through the closing date of the merger, and, if the merger is not consummated by February 19, 2007 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, the merger consideration per share of Aztar common stock will be increased by an additional $0.00296 in cash per day beginning on February 20, 2007 through the closing date of the merger;

•	the fact that the merger consideration would be paid entirely in cash, which provides certainty of value to Aztar’s stockholders;

•	the financial analyses presented by Goldman Sachs to our board that are described in “—Opinion of Financial Advisor” as well as the oral opinion (subsequently confirmed in writing) of Goldman Sachs that, as of May 19, 2006, the $54.00 per share in cash to be received by the holders of shares of Aztar common stock pursuant to the merger agreement was fair to such stockholders from a financial point of view; a copy of which opinion is attached to this proxy statement as Annex B and includes a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken, by Goldman Sachs;

•	the fact that, after signing our initial merger agreement with Pinnacle on March 13, 2006, we amended the merger agreement with Pinnacle four times to increase the purchase price payable by Pinnacle and received unsolicited proposals from, and entered into discussions with, Columbia and other potential buyers who made multiple offers to acquire Aztar and the fact that this process resulted in Columbia’s offer being superior to all other offers, including the most recently amended Pinnacle merger agreement;

•	the possible alternatives to the merger (including the possibility of continuing to operate Aztar as an independent entity, and the perceived risks of that alternative), the range of potential benefits to our stockholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board’s assessment that none of such alternatives were reasonably likely to create greater value for our stockholders than the merger;

•	the fact that from May 2004 through 2005, Goldman Sachs, on our behalf, contacted potential buyers to explore a possible strategic transaction and that this process did not yield any buyers who were willing to offer a transaction on terms that would be in the best interests of us and our stockholders;

•	our plan to close the Tropicana Resort and Casino in Las Vegas in order to proceed with the potential redevelopment of the property and the loss of operating cash flow that would result from that closure; and the significant design and construction risks associated with such redevelopment that could give rise to cost overruns and delays in opening a redeveloped property;

•	the likelihood that the proposed acquisition would be completed, in light of the financial capabilities of Columbia and the financing commitment that Columbia obtained from Credit Suisse to complete the transaction, the fact that Columbia’s obligations under the merger agreement are not subject to any financing condition and the fact that Sussex has guaranteed the obligations of Columbia and WT-Columbia Development under the merger agreement;

•	the fact that Columbia deposited $313 million into an interest-bearing custodial account, of which $78 million has been paid to Aztar as reimbursement for the termination fee and termination expenses paid to Pinnacle, and the balance of which, if the merger agreement is terminated under certain circumstances, will be paid to Aztar as liquidated damages;

•	the terms and conditions of the merger agreement, including, among other things:

•	the ability of our board to consider and negotiate unsolicited acquisition proposals prior to stockholder adoption of the merger agreement, in the exercise of its fiduciary duties, and under specified circumstances, to terminate the merger agreement to accept a superior proposal upon payment of a termination fee;

•	the fact that Columbia has agreed to use its reasonable best efforts to take all actions necessary to obtain required governmental consents, including, if necessary, divesting a casino property owned by Aztar or Columbia or their affiliates in Laughlin, Nevada designated by Columbia and/or the casino property owned by Aztar in Evansville, Indiana;

•	the fact that Columbia has agreed to use its reasonable best efforts to take all actions necessary to obtain required governmental consents, except to the extent that taking such actions would reasonably be expected to have a material adverse effect on the combined company;

•	the limited conditions to Columbia’s obligation to complete the merger;

•	the limited ability of Columbia to terminate the merger agreement; and

•	the fact that, under the merger agreement, we have agreed to use commercially reasonable efforts to sell or close our casino property in Missouri, which sale or closing will eliminate the need to obtain approval of the merger by Missouri gaming authorities (although we will still be required to obtain approval from the Missouri gaming authorities for such sale or closing).

In the course of its deliberations, our board also considered a variety of risks and other potentially negative factors, including the following:

•	the risks and contingencies related to the announcement and pendency of the merger, including the impact of the merger on our employees, customers, suppliers and vendors and the effect of the merger on our existing relationships with third parties and the effect on Aztar’s stock price;

•	the fact that we will no longer exist as an independent public company and our stockholders will forgo any future increase in our value that might result from our growth;

•	the fact that, in connection with the merger with Columbia, we will forgo the potential redevelopment of our Las Vegas site and the risk that if the merger is not consummated, our inaction with respect to the potential redevelopment of the Las Vegas site could have a material adverse effect on our operations and financial performance;

•	the conditions to Columbia’s obligation to complete the merger and the right of Columbia to terminate the merger agreement under certain circumstances;

•	the amount of time it could take to complete the merger, including the risk that Columbia might not receive the necessary regulatory approvals or clearances to complete the merger or that governmental authorities could attempt to condition their approvals or clearances of the merger on one or more of the parties’ compliance with certain burdensome terms or conditions;

•	the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to Columbia a termination fee of $55,228,000 and reimburse Columbia for its fees and expenses incurred in connection with the merger up to a maximum of $27,360,000, if the merger agreement is terminated under certain circumstances, which in addition to being costly, could have the effect of possibly discouraging other parties from proposing an alternative transaction that might be more advantageous to our stockholders than the merger;

•	the fact that, in order to terminate the Pinnacle merger agreement, we paid to Pinnacle a termination fee and termination expenses totaling $78,000,000 that was reimbursed to us by Sussex from the custodial account and the risk that, if the merger agreement with Columbia is terminated under certain circumstances (including generally if our stockholders fail to adopt the merger agreement), we must repay such amount to Sussex;

•	the fact that, if the merger agreement is terminated under certain circumstances (including generally if our stockholders fail to adopt the merger agreement), the deposit will be paid to Sussex;

•	the risk that, if the merger agreement is terminated under certain circumstances, there may be a dispute over whether Aztar, on the one hand, or Sussex, on the other hand, is entitled to the deposit and the concomitant risk that payment of the deposit to Aztar is delayed for a significant time period or the deposit is paid to Sussex;

•	the fact that the gain realized by our stockholders as a result of the merger generally will be taxable to our stockholders; and

•	the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to completion of the merger or termination of the merger agreement, which may delay or prevent us from undertaking business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

In addition, our board was aware of and considered the interests that certain of our directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as stockholders of Aztar generally, as described in “—Interests of Aztar’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the information and factors considered by our board includes material positive and potentially negative factors considered by our board, but it is not intended to be exhaustive and may not include all of the factors our board considered. In reaching its determination to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, our board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of Aztar and Aztar’s stockholders. Rather, our board’s determination and recommendation were based on an analysis of the totality of the information presented to, and the factors considered by our board. In addition, in considering the factors described above, individual members of our board may have accorded greater or lesser relative importance to specific factors considered than did other members of our board.

Opinion of Financial Advisor

In connection with the merger agreement, Goldman Sachs rendered its opinion to our board that, as of May 19, 2006 and based upon and subject to the factors and assumptions set forth in the opinion, the $54.00 per share in cash to be received by the holders of shares of Aztar common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 19, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of our board in connection with its consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Aztar’s common stock should vote with respect to the transaction.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	Annual Reports on Form 10-K of Aztar for the five fiscal years ended December 31, 2005;

•	audited financial statements of Sussex and of Columbia for the five fiscal years ended December 31, 2005;

•	certain interim financial statements and Quarterly Reports on Form 10-Q of Aztar;

•	certain interim financial information of Sussex and of Columbia;

•	other communications from Aztar to our stockholders; and

•	certain internal financial analyses and forecasts for Aztar prepared by our management.

Goldman Sachs also held discussions with members of our senior management regarding their assessment of the past and current business operations, financial condition and future prospects of Aztar, including their views regarding the risks and uncertainties relating to certain development and acquisition projects that Aztar is considering. In addition, Goldman Sachs reviewed the reported price and trading activity for Aztar’s common stock, compared certain financial and stock market information for Aztar with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the gaming industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Aztar or any of its subsidiaries nor was any evaluation or appraisal of the assets or liabilities of Aztar or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address the underlying business decision of Aztar to engage in the transaction.

The following summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion, rather the summary includes all material information regarding the analyses undertaken and factors considered in the fairness determination made by Goldman Sachs. The order of analyses described does not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 19, 2006 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis.

Goldman Sachs reviewed the historical trading prices and volumes for Aztar’s common stock, for the period from May 16, 2003 to May 18, 2006. In addition, Goldman Sachs analyzed the $54.00 per share in cash to be received by holders of shares of Aztar common stock pursuant to the merger agreement in relation to certain prices of Aztar’s common stock within certain periods within the one year ending May 18, 2006 and the one year ending March 10, 2006, the last trading day prior to the announcement of the original merger agreement with Pinnacle Entertainment.

This analysis indicated that the $54.00 per share in cash to be paid to holders of shares of Aztar common stock pursuant to the merger agreement represented:

•	a premium of 3.7% based on the closing market price of $52.05 per share on May 18, 2006;

•	a premium of 75.9% based on the closing market price of $30.70 per share on March 10, 2006;

•	a premium of 3.8% based on the then all-time high closing market price of $52.03 per share on May 16, 2006;

•	a premium of 86.0% based on the low closing market price of $29.03 per share on December 16, 2005 for the period between May 18, 2005 and May 18, 2006;

•	a premium of 57.4% based on the 52 week average market price of $34.31 per share from May 18, 2005 through May 18, 2006;

•	a premium of 75.2% based on the 52 week average market price of $30.83 per share from March 10, 2005 through March 10, 2006;

•	a premium of 31.0% based on the latest 90 calendar days ended May 18, 2006 average closing price of $41.21 per share;

•	a premium of 77.0% based on the average closing price of $30.50 per share for the 90 calendar days ended March 10, 2006;

•	a premium of 49.6% based on the latest 180 calendar days ended May 18, 2006 average closing price of $36.10 per share; and

•	a premium of 75.7% based on the average closing price of $30.73 per share for the 180 calendar days ended March 10, 2006.

Selected Companies Analysis.

Goldman Sachs reviewed and compared certain financial information for Aztar to the corresponding financial information, ratios and public market multiples for the following groups of publicly traded corporations in the gaming industry:

•	Mid Cap Corporations

•	Pinnacle Entertainment, Inc.

•	Trump Hotels & Casino Resorts, Inc.

•	Isle of Capri Casinos, Inc.

•	Ameristar Casinos, Inc.

•	Large Cap Corporations

•	Las Vegas Sands Corp.

•	Wynn Resorts, Limited

•	Station Casinos, Inc.

•	MGM Mirage

•	Harrah’s Entertainment, Inc.

•	Penn National Gaming, Inc.

•	Boyd Gaming Corporation

Although none of the selected companies is directly comparable to Aztar, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to the operations of Aztar.

Goldman Sachs also calculated and compared various financial multiples and ratios for the selected companies. The historical financial data used for the selected companies was based on the most recent publicly available quarterly financial statements as of May 18, 2006. EBITDA (see third bullet below) estimates for the selected companies were provided by Institutional Brokers’ Estimate System, or IBES. Multiples were calculated for the selected companies using their respective closing prices on May 18, 2006. With respect to the selected companies, Goldman Sachs calculated:

•	enterprise value, calculated as equity value plus net debt;

•	net debt as a percentage of enterprise value;

•	total debt as a multiple of 2006 estimated (E) earnings before interest, taxes, depreciation, amortization and non-recurring items, commonly referred to as EBITDA; and

•	enterprise value as a multiple of 2006E EBITDA and 2007E EBITDA.

The following tables summarize the results of this analysis (dollar amounts in millions):

Selected Mid Cap Companies	Enterprise Value (EV)	Net Debt / EV	Total Debt / 2006E EBITDA		EV / EBITDA Multiples
					2006E		2007E
High	$2,167	67.4%	7.2	x	9.8	x	8.6	x
Median	2,012	44.4	3.9		8.6		7.6
Low	1,795	23.6	2.8		7.1		6.7

Selected Large Cap Companies	Enterprise Value (EV)	Net Debt / EV	Total Debt / 2006E EBITDA		EV / EBITDA Multiples
					2006E		2007E
High	$25,816	49.5%	6.1	x	36.9	x	23.7	x
Median	9,189	35.7	4.3		10.3		9.4
Low	5,846	4.6	2.3		8.1		8.2

Analysis at Transaction Price.

Using our management estimates and assuming a transaction price of $54.00 in cash per share of Aztar’s common stock, Goldman Sachs calculated the diluted equity consideration of $2.02 billion and levered consideration, including existing options based on the treasury stock method at the weighted-average strike price, of $2.768 billion. Goldman Sachs also calculated total purchase price as a multiple of latest twelve months EBITDA, 2006E EBITDA and 2007E EBITDA.

The following table summarizes the results of Goldman Sachs’ analysis:

Transaction EBITDA Multiples	Wall Street Estimate(1)	Aztar Management Estimate
LTM 12/31/2005 (actual)	12.3x	12.3x
2006E EBITDA	11.6x	11.4x
2007E EBITDA	11.1x	10.5x

(1)	Provided by IBES.

Discounted Cash Flow Analysis.

Goldman Sachs performed discounted cash flow analyses on Aztar under two scenarios, the first contemplating a sale of all of Aztar’s Las Vegas assets, or the Sale Alternative, and the second contemplating a sale of the south parcel of Aztar’s Las Vegas property and a redevelopment of the north parcel of Aztar’s Las Vegas property to construct a new Tropicana Resort and Casino, or the Redevelopment Alternative.

Under the Sale Alternative, Goldman Sachs calculated implied per share discounted cash flow values of Aztar’s common stock based upon the estimated cash flows of Aztar using forecasts prepared by our management for the period 2006 through 2010 and using terminal multiples of 2011E EBITDA ranging from 7.0x to 8.0x, discounted to implied present value using discount rates ranging from 10.0% to 12.0%. The calculation assumed a blended value of $16 million per acre for the sale of Aztar’s Las Vegas assets. The following table summarizes the results of Goldman Sachs’ analysis:

	Implied Per Share Value Indications
	7.0x	7.5x	8.0x
12.0%	$33.82	$35.90	$37.98
11.0%	$35.24	$37.41	$39.58
10.0%	$36.74	$38.99	$41.25

Goldman Sachs also performed a sensitivity analysis to assess the impact of a reduction in the blended value per acre realized for the sale of Aztar’s Las Vegas assets. This analysis indicated that each $1 million decrease in the blended value per acre realized by Aztar would reduce the discounted cash flow values per share of Aztar’s common stock set forth above by approximately $0.50.

Under the Redevelopment Alternative, Goldman Sachs calculated implied per share discounted cash flow values of Aztar’s common stock based upon the estimated cash flows of Aztar using forecasts prepared by our management for the period 2006 through 2010 and using terminal multiples of 2011E EBITDA ranging from 7.5x to 8.5x, discounted to implied present value using discount rates ranging from 11.0% to 13.0%. The calculation assumed a value of $15 million per acre for the sale of the south parcel of Aztar’s Las Vegas property. The following table summarizes the results of Goldman Sachs’ analysis:

	Implied Per Share Value Indications
	7.5x	8.0x	8.5x
13.0%	$32.82	$36.35	$39.88
12.0%	$35.03	$38.70	$42.38
11.0%	$37.35	$41.18	$45.01

Goldman Sachs also performed sensitivity analyses to assess the impact of an increase in construction costs of $100 million for the Las Vegas redevelopment project, a 250 basis point decrease in EBITDA margins, or a combination of the two. These analyses indicated that, utilizing the same discount rates and terminal multiples set forth above, an increase in construction costs of $100 million would result in a range of discounted cash flow values per share of Aztar common stock from $31.55 to $43.73, a decrease of 250 basis points in EBITDA margins would result in a range of discounted cash flow values per share of Aztar common stock from $30.96 to $42.79, and a combination of the two would result in a range of discounted cash flow values per share of Aztar’s common stock from $29.68 to $41.51.

Sum of the Parts Analyses.

Using our management estimates, Goldman Sachs performed sum of the parts analyses on Aztar under the Sale Alternative and the Redevelopment Alternative.

Under the Sale Alternative, Goldman Sachs calculated an implied total per share value of Aztar common stock assuming the sale of Aztar’s Las Vegas assets and taking into account estimated tax costs of the sale of the Las Vegas assets. The calculation assumed EBITDA multiple ranges for Aztar’s non-Las Vegas assets ranging from 7.0x to 8.0x, a blended value of $16 million per acre for the sale of Aztar’s Las Vegas assets, and 37 million shares of Aztar common stock outstanding on a fully diluted basis. This analysis indicated an implied total per share value of Aztar common stock ranging from $29.67 to $34.74.

Under the Redevelopment Alternative, Goldman Sachs calculated an implied total per share value of Aztar common stock assuming a redevelopment of the north parcel of Aztar’s Las Vegas property and the sale of the south parcel of Aztar’s Las Vegas property and taking into account estimated tax costs of the sale of the south parcel. The calculation assumed EBITDA multiple ranges for Aztar’s non-Las Vegas assets ranging from 7.0x to 8.0x, EBITDA multiple ranges for the redeveloped north parcel of Aztar’s Las Vegas property ranging from 8.0x to 9.0x (using 2009 EBITDA as estimated by our management and a discount rate of 15%), a value of $15 million per acre for the sale of the south parcel of the Las Vegas property, and 37 million shares of Aztar common stock outstanding on a fully diluted basis. This analysis indicated an implied total per share value of Aztar common stock ranging from $36.14 to $44.52.

Allentown Slot Gaming Development.

In connection with Goldman Sachs’ financial analysis, our management furnished to Goldman Sachs certain financial forecast information relating to hypothetical revenues attributable to the potential future operation by Aztar of a new slot gaming facility in Allentown, Pennsylvania. We are currently competing for the slot parlor license for this facility. There can be no assurance that we will be awarded the license or as to the timing of the award and, accordingly, the potential impact of future cash flows attributable to the hypothetical Allentown development opportunity is not included in the discounted cash flow analyses described above. As part of its analysis, Goldman Sachs performed a supplemental discounted cash flow analysis of the hypothetical Allentown development opportunity, using the forecasts furnished by our management, based upon the hypothetical estimated cash flows attributable to the Allentown opportunity for the period from 2006 to 2010 and using terminal multiples of 2011E EBITDA ranging from 7.5x to 8.5x, discounted to implied present value using discount rates ranging from 20.0% to 25.0%. Using this analysis, Goldman Sachs calculated implied discounted cash flow values for the hypothetical Allentown development opportunity per share of Aztar common stock ranging from $0.67 to $2.48.

Selected Transactions Analysis.

Goldman Sachs analyzed certain information relating to the following selected transactions in the gaming industry since 1994:

•	Penn National Gaming, Inc. / Argosy Gaming Company

•	Harrah’s Entertainment, Inc. / Caesars Entertainment, Inc.

•	MGM Mirage / Mandalay Resort Group

•	Boyd Gaming Corporation / Coast Casinos, Inc.

•	MGM Mirage / Wembley PLC

•	Harrah’s Entertainment, Inc. / Horseshoe Gaming Holding Corp.

•	Penn National Gaming, Inc. / Hollywood Casino Corporation

•	Harrah’s Entertainment, Inc. / Harvey’s Casino Resorts

•	Penn National Gaming, Inc. / Louisiana Casino Cruises, Inc. / CRC Holdings, Inc.

•	MGM Grand / Mirage Resorts, Inc.

•	Isle of Capri Casinos, Inc. / Lady Luck Gaming Corporation

•	Harrah’s Entertainment, Inc. / Players International, Inc.

•	Park Place Entertainment / Starwood’s Caesar World

•	MGM Grand / Primadonna Resorts, Inc.

•	Horseshoe Gaming L.L.C. / Empress Entertainment, Inc.

•	Park Place Entertainment / Grand Casinos Mississippi Properties

•	Hollywood Park, Inc. / Casino Magic Corp.

•	Colony Capital, Inc. / Harveys Casino Resort

•	Hilton Hotels Corporation / Bally Entertainment Corp.

•	Hollywood Park, Inc. / Boomtown, Inc.

•	Circus Circus Enterprise / Goldstrike Casinos

•	ITT Corporation / Caesars World, Inc.

For each of the selected transactions, Goldman Sachs analyzed the net purchase price and calculated and compared the enterprise value as a multiple of latest twelve months EBITDA.

The following table summarizes the results of this analysis and compares these multiples with the acquisition multiple for Columbia’s proposed acquisition of Aztar:

	Selected Transactions		Proposed Transaction
Metric	Range	Median	Wall Street Estimate(1)	Aztar Management Estimate
EV / LTM EBITDA(2)	5.2x - 14.9x	8.0x	12.9x	12.9x
EV / Forward EBITDA(3)	4.1x - 10.1x	7.4x	11.6x	10.9x

(1)	Provided by IBES.

(2)	For Selected Transactions, LTM EBITDA based on publicly filed information during the trailing four quarters prior to the date of announcement of the transactions; for Proposed Transaction, LTM EBITDA is as of December 31, 2005.

(3)	For Selected Transactions, Forward EBITDA estimated from various research reports, press releases and news articles; for Proposed Transaction, Forward EBITDA is as of December 31, 2006.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Aztar or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to our board as to the fairness from a financial point of view of the $54.00 per share in cash to be received by the holders of shares of Aztar common stock pursuant to the transaction contemplated by the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Aztar, Sussex, Columbia, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

As described above, Goldman Sachs’ opinion to our board was one of many factors taken into consideration by our board in making its determination to approve the merger and the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion, rather the summary includes all material information regarding the analyses undertaken and factors considered in the fairness determination made by Goldman Sachs. The merger consideration was determined through arms-length negotiations between Aztar, Sussex and Columbia and was approved by our board. Goldman Sachs did not recommend any specific merger consideration to Aztar or our board.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs is familiar with Aztar having acted as our financial advisor in connection with, and having participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. In addition, Goldman Sachs may provide investment banking services to Sussex and/or Columbia in the future.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals, including Aztar. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Aztar, Sussex, Columbia and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Aztar, for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Goldman Sachs has provided certain investment banking services to Aztar in the past, including having acted as lead manager of an offering of 8 7/8% Senior Subordinated Notes due 2007 in April 1999.

Our board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated May 12, 2005, we engaged Goldman Sachs to act as our financial advisor in connection with the contemplated transaction. On May 19, 2006, we and Goldman Sachs entered into an amendment to the engagement letter. Pursuant to the terms of the amended engagement letter, we will pay Goldman Sachs a fee of $16 million, which is contingent upon consummation of the contemplated transaction. In addition, we have agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests of Aztar’s Directors and Executive Officers in the Merger

When considering the recommendation by our board, you should be aware that a number of our executive officers and directors may have interests in the merger that are different from, or in addition to, the interests of our other stockholders. Our board was aware of these interests and considered them, among other matters, in unanimously approving and adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger. Such interests relate to, or arise from, among other things:

•	the fact that pursuant to their original terms, unvested stock options held by all option holders, including our executive officers, will vest in connection with the merger;

•	the fact that pursuant to the merger agreement, each stock option, including those held by our directors and executive officers, will be converted into the right to receive an amount in cash equal to the product of the (a) excess, if any, of the per share merger consideration to be received by holders of Aztar common stock over the exercise price of such option to purchase shares of Aztar common stock and (b) number of shares of Aztar common stock subject to the option immediately before the effective time of the merger, without interest and less any applicable withholding tax;

•	the eligibility of our executive officers to receive payments under severance agreements; and that each of these executives may be provided, as a result of the merger, with good reason to terminate employment under these agreements because of, among other things, the assignment of duties inconsistent with his position prior to the change in control, or a significant adverse change to the nature or status of his responsibilities or conditions of employment;

•	the eligibility of certain of our executive officers to receive upon a qualifying termination of employment a lump sum payment in respect of certain supplemental retirement benefits; and, to the extent applicable, to have such payment calculated as though the executive had worked until age 65, without reduction for the commencement of benefits before age 65; and that each of these executives may be provided, as a result of the merger, with good reason to terminate employment under these agreements because of, among other things, the assignment of duties inconsistent with his position prior to the change in control, or a significant adverse change to the nature or status of his responsibilities or conditions of employment; and

•	the fact that Columbia agreed that for a period of six years after the effective time of the merger, the surviving corporation will continue to (1) provide indemnification and advancement of expenses of former or present directors and officers, (2) exculpate such persons and (3) maintain directors’ and officers’ liability insurance policies on terms no less favorable than those presently provided or maintained by Aztar.

In accordance with the terms of the merger agreement, the Compensation and Stock Option Committee of our board, or the Committee, engaged Towers Perrin, a nationally recognized compensation consulting firm, for the purpose of advising the Committee with respect to compensation to be paid to our non-employee directors for the 2006-2007 year, taking into account that no equity award was made to such directors for this period at the time of the 2006 annual meeting in light of the proposed transaction. After reviewing the report by Towers Perrin, the Committee recommended to our board, and our board subsequently approved, the payment to each of our non-employee directors cash compensation equal to approximately $128,500 upon the earlier of the consummation of the merger or May 2007.

All these additional interests are described below, to the extent material, and, except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of stockholders generally.

Stock Options.

Each of our non-employee directors and executive officers holds options to acquire shares of Aztar common stock. See “Securities Ownership of Certain Beneficial Owners and Management” on page 78 of this proxy statement. All of the stock options held by our non-employee directors are fully vested as of the date of this proxy statement, and any stock options held by our executive officers that are not vested as of the date of this proxy statement will become fully vested at the effective time of the merger in accordance with the original terms of such options. At the effective time of the merger, each outstanding option to purchase shares of Aztar common stock granted under our 1989 Stock Option and Incentive Plan, 1999 Employee Stock Option and Incentive Plan, 2004 Employee Stock Option and Incentive Plan, 1990 Non-employee Directors Stock Option Plan and 2000 Non-employee Directors Stock Option Plan will be converted into the right to receive an amount in cash equal to the product of the (a) excess, if any, of the per share merger consideration to be received by holders of Aztar common stock over the exercise price of such option to purchase shares of Aztar common stock and (b) number of shares of Aztar common stock subject to the option immediately before the effective time of the merger, without interest and less any applicable withholding tax. For further information regarding treatment of stock options, please see “The Merger Agreement—Treatment of Stock Options” on page 63 of this proxy statement.

The following table sets forth the number of stock options to acquire shares of Aztar common stock held by our non-employee directors as of the date of this proxy statement and an estimate of the total cash amount to be paid with respect to such options in the merger, assuming the per share merger consideration of $54.00.

Name	Vested Options (No. of Shares)	Weighted Average Exercise Price ($)	Total Cash Value of Options ($)
John B. Bohle	16,000	20.46	536,640
Frank J. Brady	29,000	14.7121	1,139,350
Gordon M. Burns	44,000	16.7697	1,638,135
Linda C. Faiss	50,000	15.8623	1,906,885
John A. Spencer	29,000	14.7121	1,139,350

The following table sets forth the number of stock options to acquire shares of Aztar common stock held by our executive officers as of the date of this proxy statement and an estimate of the total cash amount to be paid with respect to such options in the merger, assuming the per share merger consideration of $54.00.

Name	Vested Options (No. of Shares)	Weighted Average Exercise Price ($)	Unvested Options (No. of Shares)	Weighted Average Exercise Price ($)	Total Cash Value of Options ($)
Robert M. Haddock	1,233,334	13.3753	141,666	28.9853	53,647,500
Nelson W. Armstrong, Jr.	139,667	15.4590	19,999	28.7301	5,888,273
Neil A. Ciarfalia	136,668	16.2107	33,332	29.5981	5,977,950
Joe C. Cole	85,167	13.9776	9,333	28.5751	3,645,875
Meridith P. Sipek	80,001	19.4151	19,999	28.7301	3,272,200

Severance Agreements.

Each of our executive officers has entered into a severance agreement with Aztar pursuant to which he would become entitled to severance payments and other benefits in the event his employment is terminated by Aztar without “cause,” as defined in the severance agreements, or by the executive officer for “good reason,” as defined in the severance agreements. We may refer to these circumstances as a “qualifying termination of employment.” Messrs. Haddock’s, Armstrong’s and Sipek’s agreements provide for these benefits regardless of whether a “change in control” of Aztar has occurred. Messrs. Ciarfalia’s and Cole’s agreements provide for these benefits if the executive officer incurs a qualifying termination within two years following a change in control. Stockholder approval of the merger agreement would constitute a change in control under these agreements. The severance payments and benefits that would become payable under these agreements include: (a) a cash lump sum payment equal to 200% (300%, in the case of Mr. Haddock) of the executive’s base salary and 200% (300%, in the case of Mr. Haddock) of the average of the annual bonuses awarded to the executive officer for the last 3 fiscal years preceding the date of termination; (b) full vesting of any then outstanding stock options or restricted stock; (c) subject to the consent of Aztar’s compensation and stock option committee, a cash payment in exchange for the cancellation of any then outstanding Aztar stock option equal to the excess of the market value of shares of Aztar common stock subject to the stock option (calculated as the greater of the closing price of a share of Aztar common stock on the date of cancellation or the highest price paid for a share of Aztar common stock paid in connection with a change in control) over the exercise price of the option, multiplied by the number of shares subject to the stock option; and (d) continuation of life, disability, accident and group health insurance benefits for 24 months following the date of termination. Each of the severance agreements with our executive officers (except for Mr. Haddock’s severance agreement) provides that payments and benefits payable to the executive officers, whether under the severance agreement or otherwise, will be reduced to the extent necessary to provide that all such payments and benefits will not fail to be deductible by operation of the so-called “golden parachute” rules under the Internal Revenue Code. The approximate cash severance payments (excluding payments in respect of the cancellation of stock options) that would be payable to each of our executive officers under the severance agreements, assuming termination during 2006, would be as follows: Mr. Haddock, $4,895,000; Mr. Armstrong, $902,000; Mr. Ciarfalia, $1,071,000; Mr. Cole, $449,000; and Mr. Sipek, $773,000.

Supplemental Retirement Plans.

Nonqualified Retirement Plan for Senior Executives.

Mr. Haddock participates in the Aztar Corporation Supplemental Retirement Plan for Senior Executives. Under the plan, Mr. Haddock is entitled to a lifetime payment upon his termination of employment on or after age 65 equal to 50% of Mr. Haddock’s average compensation over the last 5 full years of employment prior to the date of termination. The benefit is subject to reduction if payment commences after age 60 but before age 65. If within 3 years following a change in control, the plan is terminated, the plan provides that Mr. Haddock is entitled to receive his retirement benefit under the plan determined as of the date immediately prior to the change in control, and assuming that Mr. Haddock remained employed by Aztar for 5 additional years. If Mr. Haddock terminates his employment for any reason during the 180-day period following a change in control, or if he incurs a qualifying termination of employment within 3 years following a change in control, the plan provides that Mr. Haddock is entitled to a lump sum payment in respect of his benefits under the plan, calculated in accordance with the terms of the plan and, if applicable, without reduction for commencement of payments prior to age 65. Stockholder approval of the merger agreement would constitute a change in control under the plan. Under the plan, Mr. Haddock would be entitled to a lump sum cash payment of approximately $10.9 million if he were to incur a qualifying termination of employment on or before December 31, 2006.

Nonqualified Retirement Plan for Selected Senior Executives.

Messrs. Armstrong, Ciarfalia and Sipek participate in the Nonqualified Retirement Plan for Selected Senior Executives. In order to be eligible to be selected for participation under the plan, an employee must have completed 10 years of service with Aztar and be at least 55 years of age. Under the plan, if a participant terminates employment after attaining age 65, the participant is entitled to receive 120 monthly installments equal to 35% of the participant’s average monthly salary over the 5 years preceding the participant’s termination of employment. If the participant has not completed 10 years of service after being selected for participation in the plan, the participant’s benefit is reduced to reflect the shorter service; also, the benefit is reduced if the participant commences receipt of benefits after age 60 but before age 65. If within 3 years following a change in control, the plan is terminated, the plan provides that each participant is entitled to receive his retirement benefit under the plan determined as of the date immediately prior to the change in control, and assuming that the participant had participated in the plan for 10 years as of immediately prior to the change in control. If a participant terminates his employment for any reason during the 180-day period following a change in control or if the participant incurs a qualifying termination within 3 years following a change in control, the participant is entitled to a lump sum payment in respect of his benefits under the plan, calculated in accordance with the terms of the plan and, if applicable, without reduction for less than 10 years’ participation in the plan, and, if applicable, without reduction for commencement of payments prior to age 65. Stockholder approval of the merger agreement would constitute a change in control under the plan. Under the plan, each of Messrs. Armstrong, Ciarfalia and Sipek would be entitled to cash lump sum payments of approximately $650,000, $550,000 and $600,000, respectively, if each of them were to incur a qualifying termination of employment on or before December 31, 2006.

On March 23, 2006, Aztar executed amendments to the Nonqualified Retirement Plan for Senior Executives and the Nonqualified Retirement Plan for Selected Senior Executives which were intended to clarify Aztar’s original intent with respect to certain benefits under these plans. Pursuant to these amendments, if the executive terminates his employment for any reason during the 180-day period following a change in control, or if he incurs a qualifying termination of employment within 3 years following a change in control, (a) Mr. Haddock’s benefits under the Nonqualified Retirement Plan for Senior Executives would not be reduced for commencement of benefits prior to age 65, and (b) Messrs. Ciarfalia’s and Sipek’s benefits under the Nonqualified Retirement Plan for Selected Senior Executives would be calculated as though the executives had continued employment until age 65 and would not be reduced for commencement of benefits prior to age 65. The estimates of lump-sum payments described above take into account these amendments.

Directors’ and Officers’ Indemnification and Insurance.

Columbia has agreed that for a period of six years after the effective time of the merger, the organizational documents of the surviving corporation will continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than those presently set forth in our certificate of incorporation and by-laws.

Columbia has agreed that for a period of six years after the effective time of the merger, the surviving corporation will maintain in effect the directors’ and officers’ liability insurance policies covering acts or omissions occurring on or prior to the effective time of the merger with respect to those persons who are currently covered by our policies and on terms and amounts at least as favorable as those set forth in our policies in effect on May 19, 2006. However, the surviving corporation will not be required to make annual premium payments in excess of 300% of our current annual premium, and if the surviving corporation is unable to obtain the required insurance, it will maintain the most advantageous policies otherwise obtainable for an annual premium equal to 300% of our current annual premium.

Prior to the effective time of the merger, we or Columbia may elect in lieu of the foregoing insurance a policy (providing only for the side A coverage for each of our directors and officers indemnified under the merger agreement) with a claims period of at least six years from the effective time of the merger agreement from an insurance carrier with the same or better credit rating as our current insurance carriers with respect to directors’ and officers’ liability insurance in an amount and scope the same as our existing policies with respect to matters existing or occurring at or prior to the effective time of the merger, provided that the costs thereof does not exceed $4,435,000.

Columbia has agreed that from and after the effective time of the merger, it will cause the surviving corporation to indemnify and hold harmless each person who is now, or has been at any time prior to May 19, 2006, or who becomes prior to the effective time of the merger, a director or officer of Aztar or any of its subsidiaries against any costs or expenses incurred in connection with any claim, action or investigation arising out of matters existing or occurring at or prior to the effective time (including any matters arising in connection with the transactions contemplated by the merger agreement). Columbia has also agreed that the surviving corporation will advance expenses to such persons as incurred to the fullest extent permitted by applicable law.

Continuation of Benefits.

Following the completion of the merger:

•	during the one year period following the effective time of the merger, Columbia has agreed to provide employees of Aztar and our subsidiaries who continue employment with us after the merger with salary and benefits under employee benefit and commission or similar plans that are substantially similar to those currently provided by us to our employees, provided that discretionary benefits shall remain discretionary;

•	subject to certain exceptions, Columbia has agreed to cause all of its employee benefit plans, programs and agreements to treat the prior service of any of our employees with Aztar and its subsidiaries as service rendered to Columbia;

•	Columbia has agreed to (1) waive certain pre-existing condition limitations, (2) honor certain deductibles or co-payment amounts and (3) waive certain waiting period limitations in connection with benefit arrangements;

•	Columbia has agreed to recognize any accrued but unused vacation of our employees;

•	Columbia has agreed to honor and perform all obligations under any collective bargaining agreements pertaining to any of our employees; and

•	for a period of at least one year following the closing of the merger, Columbia has agreed not to amend any of our severance or retention plans, programs, policies and agreements that would result in a diminution of benefits thereunder.

Delisting and Deregistration of Aztar Common Stock

If the merger is completed, Aztar common stock will be delisted from the NYSE and will be deregistered under the Exchange Act.

Certain Relationships Between Aztar and Columbia

Columbia and its affiliates do not own any shares of Aztar common stock or any shares of Aztar preferred stock except as may be held indirectly through mutual funds. There are no present or proposed material agreements, arrangements, understandings or relationships between Aztar or any of our executive officers, directors, controlling persons or subsidiaries, on the one hand, and Columbia, WT-Columbia Development or any of their respective executive officers, directors, controlling persons or subsidiaries, on the other hand, other than the merger agreement or with respect to the merger agreement or the transactions contemplated by the merger agreement, including the merger.

Amendment to Rights Agreement

Aztar entered into a rights agreement, dated as of December 14, 1999, with ChaseMellon Shareholder Services, L.L.C. (with Mellon Investor Services, LLC, as successor rights agent) in order to protect our stockholders from coercive or otherwise unfair takeover tactics. In general, the rights agreement could substantially dilute the ownership by any person or group that acquires 20% or more of the outstanding shares of Aztar common stock. As required by the merger agreement, on May 19, 2006, we amended the rights agreement to, among other things, assure that (a) the rights agreement exempts Columbia and its affiliates and associates (as defined in the rights agreement) from the operation of the provisions of the rights agreement, (b) none of Columbia, or its affiliates or associates are or will become an acquiring person (as defined in the rights agreement) as a result of the execution and delivery and performance of the merger agreement, (c) the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, are exempt from the provisions of the rights agreement and (d) the rights agreement and the rights created under the rights agreement terminate in all respects immediately prior to the effective time of the merger.

Appraisal Rights

Holders of shares of Aztar common stock or shares of Aztar preferred stock who do not vote in favor of adopting the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights pursuant to the merger agreement under Section 262 of the DGCL which is referred to in this proxy statement as Section 262.

The following discussion is not a complete discussion of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Aztar stockholders exercise their right to seek appraisal under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of Aztar common stock or shares of Aztar preferred stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Aztar common stock or shares of Aztar preferred stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, persons who hold shares of Aztar common stock or shares of Aztar preferred stock who do not vote in favor of adoption of the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is to be submitted for adoption at a meeting of stockholders, as in the case of the adoption of the merger agreement by Aztar stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Annex C. Any holder of shares of Aztar common stock or shares of Aztar preferred stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Aztar stockholders who are considering exercising such rights are urged to seek the advice of legal counsel.

Any Aztar stockholder wishing to exercise appraisal rights under Section 262 must:

•	deliver to Aztar, before the vote on the adoption of the merger agreement at the special meeting, a written demand for the appraisal of the stockholder’s shares;

•	not vote its shares of Aztar common stock or shares of Aztar preferred stock in favor of adoption of the merger agreement; and

•	hold shares of record of Aztar common stock or shares of Aztar preferred stock on the date the written demand for appraisal is made and continue to hold the shares of record through the effective time of the merger.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the merger agreement.

Neither voting against the adoption of the merger agreement (in person or by proxy), nor abstaining from voting or failing to vote on the proposal adopt the merger agreement will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform Aztar of the identity of the holder as well as the intention of the holder to demand an appraisal of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of Aztar common stock or shares of Aztar preferred stock on the record date for the special meeting is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Aztar common stock or shares of Aztar preferred stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s mailing address and the number of shares registered in the holder’s name, and must state that the person intends to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners. In such case, however, the written demand should set forth the number of shares as to which appraisal is sought. If no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Aztar common stock or shares of Aztar preferred stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to Aztar Corporation, 2390 East Camelback Road, Suite 400, Phoenix, Arizona 85016, Attention: Secretary.

Within ten days after the effective time of the merger, Aztar, or its successor in interest, which we refer to generally as the surviving corporation, must notify each holder of shares of Aztar common stock or shares of Aztar preferred stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of shares of Aztar common stock or shares of Aztar preferred stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the stock of all such stockholders. The surviving corporation is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the holders of shares of Aztar common stock or shares of Aztar preferred stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Aztar common stock or shares of Aztar preferred stock within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of shares of Aztar common stock or shares of Aztar preferred stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Aztar common stock or shares of Aztar preferred stock not voted in favor of the adoption of the merger agreement, and the aggregate number of shares for which demands for appraisal have been made and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder of shares of Aztar common stock or shares of Aztar preferred stock and a copy is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. The Delaware Register in Chancery, if so ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Aztar and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the surviving corporation. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation on the certificates of the pending appraisal proceeding. If any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determining the holders of shares of Aztar common stock or shares of Aztar preferred stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. You should not expect the surviving corporation to offer more than the applicable merger consideration to any stockholder exercising appraisal rights and the surviving corporation reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Aztar common stock or a share of Aztar preferred stock is less than the applicable merger consideration.

Although Aztar believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of common stock of Aztar have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of the company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise, and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc. the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The costs of the action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of Aztar common stock or shares of Aztar preferred stock who has demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares of Aztar common stock or shares of Aztar preferred stock as of a record date prior to the effective time of the merger.

Any Aztar stockholder may withdraw his or her demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

If any stockholder who demands appraisal of shares of Aztar common stock or shares of Aztar preferred stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal, such holder’s shares of Aztar common stock or shares of Aztar preferred stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of these rights. Consequently, any stockholder seeking to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

The exchange of shares of Aztar common stock or shares of Aztar preferred stock for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. In the case of shares of Aztar common stock or preferred stock held through a so-called 401(k) plan or any similar tax-deferred plan, the receipt of cash in exchange for such shares pursuant to the exercise of appraisal rights generally will not be a taxable transaction for U.S. federal income tax purposes and possibly not a taxable transaction for state, local, or foreign income or other tax purposes as well. Please see “—Material U.S. Federal Income Tax Consequences” beginning on page 53 of this proxy statement.

Merger Financing; Source of Funds

Columbia has represented to us, in the merger agreement, that, together with Aztar’s cash and cash equivalents at the close of the merger, it will have sufficient funds on hand and available through financing commitments obtained from Credit Suisse to consummate the transactions contemplated by the merger agreement. The receipt of financing by Columbia is not a condition to the obligations of the parties to complete the merger under the terms of the merger agreement.

In connection with the execution of the merger agreement, Columbia received a debt commitment letter from Credit Suisse to provide the following, subject to the conditions set forth therein:

•	to Tropicana Entertainment, up to $1.735 billion of senior secured credit facilities;

•	to Tropicana Entertainment, up to $975.0 million of loans under an unsecured senior subordinated bridge facility if a contemplated issuance of a like amount of notes by Tropicana Entertainment is not completed on or prior to the closing of the merger;

•	to LV Tropicana, which will indirectly hold Aztar’s 34-acre parcel situated on the Las Vegas “Strip,” up to $440.0 million of loans under a senior secured loan, or the Las Vegas secured loan.

The debt commitments contemplated by the debt commitment letter will expire on the earlier of (a) May 19, 2007 (or such later date not to exceed August 19, 2007 if the merger agreement termination date is extended in accordance with the terms of the merger agreement) or (b) the date the merger agreement is terminated. The documentation governing the debt facilities has not yet been finalized and, accordingly, the actual terms of such documentation may differ from those described in this proxy statement. Except as described herein, there is no current plan or arrangement to finance or repay these debt facilities.

Conditions to Debt Commitments.

The availability of the debt facilities is subject to, among other things, satisfaction of several customary conditions including, without limitation:

•	the absence of any change, event, or occurrence since December 31, 2005, that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Aztar;

•	negotiation, execution and delivery of final documentation with respect to the debt facilities consistent with the debt commitment letter and reasonably satisfactory to Credit Suisse and its counsel;

•	Columbia’s compliance with the terms of the debt commitment letter;

•	the consummation of the merger in accordance with the terms of the merger agreement (without any amendment, waiver or alteration thereof that is material and adverse to the lenders without the consent of Credit Suisse);

•	receipt of approval of requisite gaming authorities, other material governmental third parties and material third parties to consummate the merger and the debt financings; and

•	certain other customary closing conditions, including, without limitation, the absence of certain defaults, delivery of contemplated borrowing notices, completion of certain collateral arrangements and the payment of fees and expenses.

Senior Secured Credit Facilities.

The senior secured credit facilities will initially be made available to Tropicana Entertainment and, upon consummation of the merger, to a number of its subsidiaries as co-borrowers. The senior secured credit facilities will be comprised of a $1.555 billion term loan facility and a $180.0 million revolving credit facility. The revolving facility will not be available to finance any portion of the merger consideration, but will be available following the closing date for general corporate purposes. The senior secured credit facilities are expected to have a maturity of five years.

Loans under the senior secured facilities will, at the option of the borrowers, bear interest at (1) a rate equal to the London interbank offer rate, or LIBOR, plus an applicable margin or (2) a rate equal to the higher of (a) Credit Suisse’s prime rate and (b) the federal funds effective rate plus 0.50%, plus an applicable margin. After the delivery of financial statements for the first full two quarters ending after the effective date of the merger, the applicable margins for the revolving credit facility may decrease pursuant to performance goals to be agreed upon.

Subject to certain exceptions, the obligations under the senior secured credit facilities will be guaranteed by Tropicana Entertainment’s direct parent company, which is expected to be an indirect subsidiary of Columbia, by each of the existing and future direct and indirect domestic subsidiaries of Tropicana Entertainment (other than the obligors and guarantors under the Las Vegas secured loan) and by certain affiliates of Sussex. In addition, any amount drawn under the senior secured revolving facility in excess of $100.0 million will be guaranteed on a senior unsecured basis by Sussex. Subject to certain exceptions, the obligations of Tropicana Entertainment and the guarantors under the senior secured credit facilities will be secured by a perfected first-priority security interest in substantially all of Tropicana Entertainment’s tangible and intangible assets, as well as substantially all of the tangible and intangible assets of each such guarantor.

The senior secured credit facilities will contain customary representations and warranties, mandatory prepayment requirements, customary affirmative, negative and financial maintenance covenants and customary events of default.

Las Vegas Secured Loan.

The Las Vegas secured loan will be made available to LV Tropicana, which is expected to be an indirect subsidiary of Aztar following the consummation of the merger, and is expected to have a maturity of 18 months. On the closing date of the merger, LV Tropicana will be required to deposit in an escrow account an amount in cash that is sufficient to pay all scheduled interest payments in respect of the Las Vegas secured loan through its maturity date. Subject to certain conditions, the maturity date of the Las Vegas secured loan may be extended no more than two times, in each case for an additional six month period, provided that LV Tropicana deposits in the escrow account the scheduled interest payments through the extended maturity date and pays an extension fee. It is expected that the Las Vegas secured loan will be refinanced with permanent financing for the redevelopment of Aztar’s 34-acre parcel situated on the Las Vegas “Strip.”

Loans under the Las Vegas secured loan will, at the option of the borrower, bear interest at (1) a rate equal to LIBOR plus an applicable margin or (2) a rate equal to the higher of (a) Credit Suisse’s prime rate and (b) the federal funds effective rate plus 0.50%, plus an applicable margin.

Subject to certain exceptions, the obligations under the Las Vegas secured loan will be guaranteed by LV Tropicana’s direct parent company, which is expected to be a direct subsidiary of Aztar after giving effect to the merger, and by each of the existing and future direct and indirect domestic subsidiaries of LV Tropicana. The obligations under the Las Vegas secured loan will not be guaranteed by any of the guarantors under the senior secured credit facilities. Subject to certain exceptions, the obligations of LV Tropicana and the guarantors under the Las Vegas secured loan will be secured by a perfected first-priority security interest in substantially all of LV Tropicana’s tangible and intangible assets, as well as all of the tangible and intangible assets of each such guarantor (including Aztar’s 34-acre parcel situated on the Las Vegas “Strip”).

The Las Vegas secured loan will contain customary representations and warranties, mandatory prepayment requirements, customary affirmative, negative and financial maintenance covenants and customary events of default.

Bridge Facility.

Credit Suisse has committed to provide up to $975.0 million in loans under the bridge facility to Tropicana Entertainment if a contemplated issuance of a like amount of notes by Tropicana Entertainment is not completed on or prior to the closing of the merger. The bridge facility would constitute senior subordinated obligations of Tropicana Entertainment, and would be guaranteed on a senior subordinated basis by the guarantors under the senior secured credit facilities. The bridge facility would not be secured.

If the bridge loans are issued and not repaid in full on or before the first anniversary of the merger, the bridge loans would be automatically converted into term loans with a maturity of seven years after the closing date of the merger. Holders of these term loans would be entitled to choose to exchange such loans for exchange notes that Tropicana Entertainment would then be required to register for public sale under a registration statement in compliance with applicable securities laws. The maturity of any such exchange notes would be the seventh anniversary of the closing of the merger. If issued, the bridge facility would bear interest at LIBOR plus a spread, which spread would increase over time, subject to a cap on the overall interest rate.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to stockholders of Aztar whose shares of Aztar common stock or preferred stock are exchanged for cash in the merger. This summary is based on the Internal Revenue Code, U.S. Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including, for example, non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships and other pass-through entities and investors in such entities, stockholders who hold their shares of Aztar common stock or preferred stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transactions, stockholders who are subject to the alternative minimum tax, or (subject to the discussion below under “—401(k) Plans”) stockholders who acquired their shares of Aztar common stock or preferred stock upon the exercise of employee stock options or otherwise as compensation.

Stockholders Who Exchange Stock for Cash Pursuant to the Merger.

Subject to the discussion below under “—401(k) Plans,” the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received in the merger and the stockholder’s adjusted tax basis in the shares of Aztar common stock or preferred stock exchanged therefor. If shares of Aztar common stock or preferred stock are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the shares of Aztar common stock or preferred stock exceeds one year. Long term capital gains recognized by an individual are subject to tax at reduced rates. In addition, there are limits on the deductibility of capital losses. Gain or loss must be calculated separately for each block of Aztar common stock or preferred stock exchanged for cash in the merger.

Dissenting Stockholders.

Subject to the discussion below under “—401(k) Plans,” a stockholder who perfects such stockholder’s appraisal rights generally should recognize capital gain or loss at the effective time of the merger (even though the appraised fair value of Aztar common stock will not yet have been judicially determined) in an amount equal to the difference between the “amount realized” and the adjusted tax basis of such stockholder’s Aztar common stock. For this purpose, the amount realized generally should equal the trading price of Aztar common stock at the effective time of the merger; the stockholder’s basis in its appraisal rights also will equal this amount. In addition, although there is no authority directly on point, (1) a portion of any amount ultimately received by a stockholder likely will be characterized as imputed interest that is includible in income in accordance with the stockholder’s method of accounting; and (2) a stockholder also likely will recognize capital gain or loss in an amount equal to the difference between (x) such stockholder’s basis in its appraisal rights and (y) the amount received reduced by any amount characterized as interest income. Notwithstanding the foregoing, it is possible that stockholders will be subject to taxation under different rules than those described above, including rules that may require the inclusion of interest in income currently even though such interest has not yet been paid and/or the characterization of gain or loss on ultimate payment as ordinary interest income or in part or in whole as ordinary loss.

401(k) Plans.

To the extent you hold your shares of Aztar common stock or preferred stock through a so-called 401(k) plan or any similar tax-deferred plan, the receipt of cash in exchange for the cancellation of your shares pursuant to the merger generally will not be a taxable transaction for U.S. federal income tax purposes and possibly not a taxable transaction under applicable state, local or foreign income or other tax laws. Therefore, you will not recognize gain or loss on the exchange of such shares pursuant to the merger.

Backup Withholding.

A stockholder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) that exchanges shares of Aztar common stock or preferred stock pursuant to the merger may be subject to backup withholding unless the stockholder provides its taxpayer identification number and makes certain required certifications. Backup withholding is not an additional tax; the amount of any backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY, IS BASED ON THE LAW IN EFFECT ON THE DATE OF THIS PROXY STATEMENT AND IS SUBJECT TO CHANGE WITH POTENTIAL RETROACTIVE EFFECT. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Regulatory Matters

Antitrust.

The HSR Act provides that transactions such as the merger may not be completed until certain information has been submitted to the FTC and the Antitrust Division of the DOJ, and specified waiting period requirements have been satisfied. Each of Aztar and Columbia filed the required notification and report forms with the FTC and the Antitrust Division of the DOJ on June 21, 2006. The applicable waiting period will begin on the date of filing by both parties and will expire 30 days thereafter (or on the next regular business day if the 30th day falls on a Saturday, Sunday or legal public holiday), unless the waiting period is earlier terminated or extended by a request for additional information, in which case the waiting period will expire 30 days after substantial compliance by both parties with respect to the request for additional information, or on the next regular business day if the 30th day falls on a Saturday, Sunday or legal public holiday.

At any time before or after completion of the merger, the FTC or the Antitrust Division of the DOJ may, however, challenge the merger on antitrust grounds. Private parties could take action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after the completion of the merger, notwithstanding expiration or early termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Aztar and Columbia will prevail.

State Regulatory Matters.

As a result of the merger, Columbia will acquire Aztar’s ownership interests in gaming facilities and developments in the States of New Jersey, Nevada, Indiana and, if approval of our Pennsylvania license application is received, Pennsylvania. In addition, Columbia or its affiliates currently own gaming operations in the States of Louisiana, Mississippi and Nevada. Each of these gaming operations is subject to various licensing and other regulatory requirements administered by various governmental entities. These laws and regulations require Columbia or its affiliates and/or Aztar to seek approval of the merger or the related financing transaction from the applicable regulatory authorities. In addition, although we intend to sell or close our Missouri casino property prior to completing the merger as contemplated by the merger agreement, doing so will require that we satisfy certain licensing and other regulatory requirements imposed by governmental authorities in Missouri with respect to such sale or closing. In addition, any purchaser of our Missouri casino property will be required to satisfy certain licensing and regulatory requirements imposed by governmental authorities in Missouri with respect to such purchase. In addition, we understand that Columbia will be required to obtain approval by the regulatory authorities in certain of its and our jurisdictions of operation/licensing in connection with the financing of the merger. As such, Columbia or its affiliates and/or Aztar will be required to file applications with the gaming authorities in New Jersey, Nevada, Indiana, Louisiana, Mississippi and Missouri (except in the event we complete the sale or closing of our Missouri casino property, in which case approval only of such sale or closing will be required to be obtained from the Missouri gaming authorities) in connection with the merger and the related financing transaction. Approval by the applicable gaming authorities in Nevada, New Jersey, Indiana, Mississippi, Louisiana and Missouri (except in the event we complete the sale or closing of our Missouri casino property, in which case approval only of such sale or closing will be required to be obtained from the Missouri gaming authorities), is a closing condition to the merger. See “The Merger Agreement—Conditions to the Merger” beginning on page 73 of this proxy statement/prospectus.

The following is only a summary of the various applicable gaming regulatory requirements relating to Aztar, Columbia and the merger. For a complete description of the gaming regulatory requirements applicable to Aztar, please see “ITEM 1. BUSINESS—REGULATION AND LICENSING” in Aztar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Regulation and Licensing—New Jersey.

The ownership and operation of casino facilities and gaming activities in Atlantic City, New Jersey, are subject to extensive state regulation under the New Jersey Casino Control Act, or the New Jersey Act, and the regulations of the New Jersey Casino Control Commission, or the New Jersey Commission, and the recommendations and investigative powers of the New Jersey Division of Gaming Enforcement, or the New Jersey Division.

The New Jersey Act and regulations concern primarily the financial stability and good character, honesty and integrity of casino licensees, their intermediary and holding companies, their employees, their security holders and others financially interested in casino operations, the nature of hotel and casino facilities and a wide range of gaming and non-gaming related operations.

The New Jersey Commission has broad discretion regarding the issuance, renewal, revocation, suspension and control of casino licenses. Casino licenses are not transferable, but control of the licensee can be transferred with the express prior written approval of the New Jersey Commission.

The sale, assignment, transfer or other disposition of any security issued by a company holding a casino license is conditional and shall be ineffective if disapproved by the New Jersey Commission. As such, the merger requires the pre-approval of the New Jersey Commission. As part of this pre-approval, Columbia will be required to obtain Interim Casino Authorization, or ICA. On June 6, 2006, Columbia filed an initial petition for ICA with the New Jersey Commission.

To obtain such approval from the New Jersey Commission, Columbia must submit a completed application and a requisite fee. As part of the application, qualifiers (as described below) will be required to complete personal disclosure forms unless waived. On June 6, 2006, Columbia filed an initial application with the New Jersey Commission.

Upon receipt of the complete application and fee, the New Jersey Division will investigate Columbia and its qualifiers, including officers, directors, and other key personnel and, unless waived, persons owning an interest that significantly involves them in the activities of the corporate licensee, which typically is considered to be an interest of 5% or more. In connection with the merger, the New Jersey Commission will require each of Aztar and Columbia to provide confidential financial information to the New Jersey Commission for a confidential evaluation of the financial stability of both companies prior to the merger and the financial stability of the combined company. This evaluation may include an analysis of our and Columbia’s management and their ability to effectively operate the combined companies.

The New Jersey Act requires the New Jersey Commission to consider when determining whether to grant ICA approval and subsequent plenary qualification to Columbia, among other things:

•	the good character, honesty and integrity of Columbia and all its qualifiers;

•	the financial stability of Columbia;

•	the integrity of Columbia’s financial backers;

•	Columbia’s business ability and casino experience for purposes of maintaining a successful, efficient business operation; and

•	such other standards, terms and conditions as may be adopted by the New Jersey Commission.

Whenever any person or entity enters into a contract to transfer any property relating to an ongoing casino operation under circumstances that require the transferee to obtain casino licensure or qualification as a holding company, such contract shall not specify a closing date earlier than the 121st day after the submission of a completed ICA application for licensure or qualification which application shall include a fully executed trust agreement. Subsequent to the earlier of the report of the New Jersey Division on interim authorization or the 90th day after the timely submission of the completed application, but no later than the closing or settlement date, the New Jersey Commission shall hold a hearing and render a decision on the interim authorization of the applicant or, in this case, Columbia. If the New Jersey Commission grants ICA, the closing can occur without interruption of casino operations. Thereafter, the New Jersey Commission will hold a hearing as to plenary approval of the petitioner, Columbia. If the New Jersey Commission denies ICA, there shall be no closing until the New Jersey Commission makes a determination on the qualification of Columbia. If qualification is denied, the merger agreement shall be terminated.

Columbia must notify the New Jersey Commission and the New Jersey Division of any new debt or equity issued in order to finance the merger and provide them with the related documentation, including lists of the holders or lenders, and may have to petition the New Jersey Commission for waiver of the securityholder requirement subsequent to such incurrence of debt or issuance of equity securities. If any necessary waivers are not granted, the holder of such debt or equity securities will either have to be found qualified by the New Jersey Commission or divest itself of its interest or enough of its interest to permit waiver. There can be no assurance that the New Jersey Commission will find Columbia to continue to possess financial stability, integrity and responsibility or that any necessary waivers will be granted. Furthermore, any such finding, if made, does not constitute a finding, recommendation or approval by the New Jersey Commission or the New Jersey Division as to the merits of the merger. Any representation to the contrary is unlawful.

Regulation and Licensing—Nevada.

The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and the regulations of the Nevada Gaming Commission, or the Nevada Commission, or collectively, the Nevada Act, and various local ordinances and regulations. Aztar’s and Columbia’s respective gaming operations are subject to the licensing and regulatory control of the Nevada Commission, the Nevada State Gaming Control Board, or the Nevada Board, and applicable local liquor and gaming authorities, or collectively, the Nevada Gaming Authorities.

The Nevada Act provides that the acquisition of control of a registered publicly traded corporation such as Aztar must be approved by the Nevada Commission. On June 30, 2006, Columbia filed applications seeking the necessary approvals with the Nevada Board and the Nevada Commission. On June 8, 2006, we requested the amendment of an application we previously filed with the Nevada Board and the Nevada Commission for deregistration as a publicly traded corporation on April 25, 2006, in respect of the Pinnacle merger. The Nevada Board reviews and investigates applications for approval and makes recommendations on those applications to the Nevada Commission for final action.

Columbia is currently the holder of two non-restricted gaming licenses to operate two gaming facilities in Nevada. It is also registered as a holding company, and has been found suitable as the manager, of two subsidiaries that own and operate licensed gaming facilities in Nevada. However, there can be no assurance that the approval of Columbia’s proposed acquisition of control of Aztar will be granted by the Nevada Commission, or will be granted on a timely basis, or without burdensome conditions. Furthermore, any such approval, if granted, does not constitute a finding, recommendation or approval by the Nevada Board or the Nevada Commission as to the merits of the merger. Any representation to the contrary is unlawful. Under its current policy, the Nevada Board will not hold a hearing to consider applications for approval of an acquisition of control and related approvals until after any and all necessary stockholder approvals have been obtained and after the waiting period requirement specified under the HSR Act has been satisfied.

In seeking approval of the merger, Columbia must satisfy the Nevada Commission as to a variety of stringent standards. The Nevada Board and the Nevada Commission will consider all relevant material facts in determining whether to grant this approval, and may consider not only the effects of the merger but also any other facts that are deemed relevant. Such facts may include, among others, (1) the business history of the applicant, including its record of financial stability, integrity and success of its operations, as well as its current business activities, (2) the adequacy of the proposed financing and (3) whether the merger will create a significant risk that any of Columbia or its subsidiaries (including Aztar) will not satisfy their financial obligations as they become due or satisfy all financial and regulatory requirements imposed by the Nevada Act.

The Nevada Board and the Nevada Commission will also consider whether the merger is in the best interests of the State of Nevada under the multiple licensing criteria in the Nevada Act. Among other factors set forth in such multiple licensing criteria, they may consider whether the merger would create a monopoly, and what the result of the merger will be in respect of the market share of Columbia compared to similarly situated competitors on a statewide, countywide and other geographical bases in the following categories: total number of slot machines, total number of games, total number of tables, gross revenue, percentage tax, casino entertainment tax (now known as live entertainment tax), number of rooms available for the public, number of employees hired and total payroll.

In addition, certain new officers, directors and key employees of Aztar and its licensed subsidiaries at the time of completion of the merger who will be actively and directly involved in Aztar’s and its subsidiaries’ gaming activities may also be required to be found suitable or licensed by the Nevada Gaming Authorities as part of the approval process relating to the merger. The Nevada Gaming Authorities may deny an application for licensing, a finding of suitability or registration for any cause that they deem reasonable. A finding of suitability is comparable to licensing, and both require the submission of detailed personal and financial information followed by a thorough investigation.

Regulation and Licensing—Missouri.

The ownership and operation of casino gaming facilities in Missouri are subject to the Missouri statutes governing gaming and casinos and the regulations and internal controls of the Missouri Gaming Commission as well as various local ordinances and regulations.

We have agreed to use commercially reasonable efforts to divest our property in Missouri in accordance with applicable law in a bona fide arms length transaction. However, if (1) we fail to enter into a purchase and sale agreement with respect to our Missouri casino property by August 17, 2006, (2) a purchase and sale agreement is entered into by August 17, 2006 and we fail to obtain the required gaming approvals for such sale by November 19, 2006 or (3) any party to such purchase and sale agreement terminates such agreement prior to the consummation of the merger, we shall use commercially reasonable efforts to close the operation of such property in accordance with applicable law. At our option, any of the actions taken in connection with the sale or closing of our Missouri casino property may be conditioned on the consummation of the merger and Columbia has agreed to reimburse us for all costs and expenses in connection with the sale or closing of our Missouri casino property.

As a result of the agreement described in the preceding paragraph, the parties do not intend at this time to submit the merger transaction to the Missouri Gaming Commission for approval, and Columbia does not intend to apply to the Missouri Gaming Commission for a license for itself or any of its officers, directors or key persons. The separate sale or closure of Aztar’s Missouri property will require the consent or approval of or licensing with the Missouri Gaming Commission, depending on the structure of such transaction.

Regulation and Licensing—Indiana.

As a result of Aztar’s ownership and operation of Casino Aztar in Evansville, Indiana, and Columbia’s filing of the Indiana Transfer of Ownership Interest in Riverboat Owner License Application (application to transfer a riverboat owner’s license), each of Aztar and Columbia is subject to the jurisdiction of the Indiana gaming authorities. The ownership and operation of riverboat casino gaming facilities in Indiana are subject to the Riverboat Gambling Act and its regulations, which are collectively referred to as the Indiana Act. Aztar’s riverboat casino gaming facility in Indiana is subject to the licensing and regulatory control of the Indiana Gaming Commission, state and local liquor authorities, United States Coast Guard regulations, Army Corps of Engineer permits and other local authorities. The Indiana Act requires approval by the Indiana Gaming Commission before an entity may acquire an interest of five percent or more in a riverboat owner’s license, including through a merger, stock acquisition, transfer, sale or purchase transaction. Therefore, the merger, as a transfer of ownership in the riverboat license, requires approval by the Indiana Gaming Commission.

To obtain approval from the Indiana Gaming Commission to transfer a riverboat owner’s license, on May 30, 2006, Columbia filed an application to transfer the riverboat owner’s license and paid the requisite fee of $50,000. In connection with this approval, Columbia has also submitted to the Indiana Gaming Commission all required Personal Disclosure Statements and accompanying schedules and documents relating to key employees. Following its receipt of the application materials and fee, the Indiana Gaming Commission, Division of Gaming Agents, began an investigation of Columbia, its key persons and substantial owners, or persons owning five percent or more of Columbia. In connection with the merger, the Indiana Gaming Commission may require both Aztar and Columbia to provide confidential financial information to the Indiana Gaming Commission for a confidential evaluation of the financial stability of both companies prior to the merger and the financial stability of the combined company. This evaluation may include an analysis of our and Columbia’s management and their respective abilities to effectively operate the combined company.

The Indiana Act requires the Indiana Gaming Commission to consider when determining whether to grant approval of a transfer of a riverboat owner’s license, among other things:

•	the character, reputation, experience and financial integrity of the applicant;

•	the adequacy of the capitalization to maintain a riverboat for the duration of the license;

•	the actions, if any, taken or recommended by any federal agency, including but not limited to, the Army Corps of Engineers, the United States Coast Guard and the Federal Trade Commission;

•	the existence of skill, knowledge and experience in conducting a gambling operation;

•	the economic impact on Indiana;

•	the willingness of the applicant to accept the local economic development obligations undertaken by the predecessor licensee; and

•	such other standards, terms and conditions as may be adopted by the Indiana Gaming Commission.

The Indiana Gaming Commission will also consider whether the merger, as a transfer of ownership in the riverboat license, is in the best interest of the people and the State of Indiana by promoting tourism, assisting economic development and maintaining the public confidence and trust in the gaming operations.

The Indiana Act requires the pre-approval of debt transactions, whether new or assumed debt, of $1,000,000 or more. If the Indiana Gaming Commission approves the transfer of ownership interest in Aztar pursuant to the merger, it will also consider financial information regarding any debt transactions related to the merger, including the assumption of Aztar’s outstanding debt by Columbia in the merger. The approval of any debt transactions related to the merger will generally be part of the approval of the transfer of ownership interest pursuant to the merger.

The Indiana Act does not require the pre-approval of the Indiana Gaming Commission for a public offering of securities. However, any person acquiring an ownership interest of five percent or more of a riverboat gaming license owner, regardless of whether the interest is direct or indirect, as a result of any public offering of securities is required to file an application with the Indiana Gaming Commission and submit to a background investigation for the purpose of determining the person’s suitability to be a substantial owner of the license owner. Qualifying institutional investors must file such application with the Indiana Gaming Commission upon obtaining an ownership interest of five percent and they become subject to a background investigation upon acquiring a 15 percent ownership interest. In addition, any information disseminated by a licensee or licensee applicant which is later found to be inappropriate by another governmental agency or the Indiana Gaming Commission may give rise to a disciplinary action.

The Indiana Act requires the payment of a transfer fee in the amount of $2,000,000 by a licensed owner who purchases or otherwise acquires a controlling interest in a second owner’s license; this provision is not applicable to this transaction. Pursuant to a recently promulgated final rule, a company acquiring a controlling interest, as determined by the Indiana Gaming Commission, in an existing riverboat licensee must pay wagering tax at a graduated rate calculated upon the cumulative gross receipts received by both the acquired company’s pre-merger operation and the acquiring company’s post-merger operation for the entire State of Indiana fiscal year in which the acquisition took place.

Any approval of the transfer of ownership, if granted, does not constitute a finding, recommendation or approval by the Indiana Gaming Commission as to the merits of the merger. Any representation to the contrary is unlawful.

Regulation and Licensing—Louisiana and Mississippi.

As a result of Columbia’s ownership and operation of the Belle of Baton Rouge, in Baton Rouge, Louisiana, and the Belle of Orleans, which is being moved from New Orleans to Amelia, Louisiana, and the licenses of Columbia’s affiliates with respect to the Lighthouse Point Casino in Greenville, Mississippi and the Horizon Casino in Vicksburg, Mississippi, Columbia is subject to the jurisdiction of the Louisiana gaming authorities and Columbia and certain of its affiliates are subject to the jurisdiction of the Mississippi gaming authorities. Approval of the merger is not required under the laws and regulations applicable to Columbia and its affiliates in Louisiana and Mississippi. However, certain approvals will be required to be obtained from the Louisiana and Mississippi gaming authorities prior to the consummation of the financing of the merger and the execution of certain internal corporate restructuring activity to be undertaken by Columbia and its affiliates in preparation for the financing. In Louisiana, these approvals will include, among others, a finding that Sussex and CSC Holdings, LLC, a direct subsidiary of Sussex, neither of which are currently licensed in Louisiana, are suitable for gaming regulatory purposes in that state as well as approval of certain of the officers, directors and owners of 5% or more of each of them. Applications for such approvals are being submitted to the Louisiana and Mississippi gaming authorities. The required waivers for foreign gaming operations were obtained from the Mississippi gaming authorities on June 15, 2006. There can be no assurance that the Louisiana and Mississippi gaming authorities will grant all required approvals or that those approvals will be granted on a timely basis or without burdensome conditions. Further, the Louisiana gaming authorities will consider the financial stability of any licensee, and as such, will consider the financial impact the merger may have on Columbia and its subsidiaries that are licensees in the State of Louisiana.

General.

It is possible that one or more of the governmental entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that Aztar or Columbia will be able to satisfy or comply with these conditions or be able to cause their respective subsidiaries to satisfy or comply with these conditions. See “The Merger Agreement—Conditions to the Merger” beginning on page 73 of this proxy statement.

Litigation Matters Related to the Pinnacle Merger Agreement

Between approximately March 17, 2006 and April 24, 2006, five substantially identical putative class actions were filed against Aztar and the members of our board. Two of the lawsuits were filed in the Superior Court of the State of Arizona in and for the County of Maricopa, one was filed in the Nevada District Court in and for Clark County, and two were filed in the Court of Chancery of the State of Delaware in and for

New Castle County. The Arizona complaints are captioned Plumbers Local Union No. 519 Pension Trust Fund v. Aztar Corp. et al., Case No. CV2006-004622; and Robert Glasmann, v. Aztar Corp. et al., Case No. CV2006-004087. The Nevada complaint is captioned John Drauch v. Aztar Corp. et al., Case No. A519833. The Delaware complaints are captioned Esther Lowinger v. Aztar Corp. et al., Civil Action No. 2045-N and Yolanda Heady v. Robert M Haddock, et al., Civil Action No. 2090-N. Collectively, we refer to these actions as the Complaints. The Complaints allege, among other things, that the defendants breached their fiduciary duties by failing to conduct an auction or active market check prior to entering into the merger agreement with Pinnacle and by causing Aztar to agree to the termination fee provisions in the Pinnacle merger agreement, which allegedly will deter other bidders for Aztar. The Complaints seek, among other things, an injunction against the Pinnacle merger, rescission of the Pinnacle merger if it is consummated and fees and costs. Plaintiffs in the Glasmann and Plumbers Local Union No. 519 actions moved on April 11, 2006 for a temporary restraining order and preliminary injunction barring us from paying to Pinnacle the termination fee and expenses provided for in the Pinnacle merger agreement. On April 27, 2006, the Arizona court denied the Glasmann and Plumbers Local Union No. 519 motions in all respects. On May 15, 2006, the defendants and Drauch entered a stipulation to stay the Drauch proceedings pending disposition of the Glasmann and Plumbers Local Union No. 519 litigation. On April 20 and May 3, 2006, respectively, the defendants moved to dismiss the Lowinger and Heady actions for failure to state a claim upon which relief may be granted and to dismiss or stay the Lowinger and Heady actions in light of the prior filed Arizona cases. In addition, the defendants moved for an order staying discovery in the Lowinger action pending the resolution of their motion to dismiss or stay this action. On May 3, 2006, the defendants and Lowinger entered a joint stipulation to stay the Lowinger proceedings pending disposition of the Glasmann and Plumbers Local Union No. 519 litigation. On May 4, 2006, the defendants moved to consolidate the two Delaware actions, and the Delaware Court of Chancery granted the motion on May 15, 2006. On May 25, 2006, the defendants, Lowinger and Heady entered a revised joint stipulation to stay the two Delaware actions pending disposition of the Glasmann and Plumbers Local Union No. 519 litigation. No dates for the completion of discovery or trial have been set for any of these actions. We believe that each of the Complaints is without merit, and we intend to defend against them vigorously.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement and is qualified by reference to the merger agreement. You should read carefully the merger agreement, which is attached as Annex A to this proxy statement, as it is the legal document that contains the terms and conditions of the merger.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties which we, on the one hand, and Sussex and Columbia, on the other hand, have made to one another and are for the benefit of such parties only, and may not be relied upon by any other person. The assertions embodied in our representations and warranties are qualified by information in a confidential disclosure letter that we provided to Sussex and Columbia in connection with signing the merger agreement. While we do not believe that our disclosure letter contains information the securities laws require us to publicly disclose, other than information that has already been so disclosed, the disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since the representations and warranties are subject, in important part, to our underlying disclosure letter. Our disclosure letter contains information that has been included in our prior public disclosures, as well as additional non-public information. Information concerning the subject matter of our representations and warranties may have changed since the date of the merger agreement, and subsequent information may or may not be fully reflected in our public disclosures.

The Merger

Under the merger agreement, WT-Columbia Development will merge with and into Aztar, with Aztar continuing as the surviving corporation.

Effectiveness of the Merger

The closing date of the merger will be no later than the fifth business day after the conditions set forth in the merger agreement are satisfied or waived by us or Columbia, as applicable, or on such other date as agreed to by the parties. The merger will become effective when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware in accordance with Delaware law.

Merger Consideration

At the effective time of the merger, each outstanding share of Aztar common stock (other than shares of common stock held by us as treasury stock and other than those shares held by stockholders that perfect their appraisal rights under Delaware law) will be automatically converted into the right to receive (1) $54.00 in cash, plus (2) if the merger is not consummated by November 19, 2006 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.00888 in cash per day beginning on November 20, 2006 through the closing date of the merger, plus (3) if the merger is not consummated by February 19, 2007 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.00296 in cash per day beginning on February 20, 2007 through the closing date of the merger.

At the effective time of the merger, each outstanding share of Aztar preferred stock (other than those shares held by stockholders that perfect their appraisal rights under Delaware law) will be automatically converted into the right to receive (1) $571.13 in cash, plus (2) if the merger is not consummated by November 19, 2006 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.09388 in cash per day beginning on November 20, 2006 through the closing date of the merger, plus (3) if the merger is not consummated by February 19, 2007 for reasons other than the failure by Aztar to obtain stockholder approval or a breach by Aztar, $0.0313 in cash per day beginning on February 20, 2007 through the closing date of the merger, unless an election is made to receive the liquidation preference of $100.00 in cash, plus accrued and unpaid dividends (if any) at the effective time of the merger.

Treatment of Stock Options

At the effective time of the merger, each outstanding option to purchase shares of Aztar common stock granted under our 1989 Stock Option and Incentive Plan, 1999 Employee Stock Option and Incentive Plan, 2004 Employee Stock Option and Incentive Plan, 1990 Non-employee Directors Stock Option Plan and 2000 Non-employee Directors Stock Option Plan will be converted into the right to receive an amount in cash equal to the product of the (a) excess, if any, of the per share merger consideration to be received by holders of Aztar common stock over the exercise price of such option to purchase shares of Aztar common stock and (b) number of shares of Aztar common stock subject to the option immediately before the effective time of the merger, without interest and less any applicable withholding tax.

Payment Procedures

Prior to the effective time of the merger, Columbia will appoint a paying agent mutually agreed upon by us and Columbia who will make payments of the applicable merger consideration to holders of shares of Aztar common stock and to an entity designated by the trustee for allocation to participants who have shares of Aztar preferred stock in Aztar’s 401(k) plan. On the same business day as the effective time of the merger, Columbia will deposit with the paying agent an amount of cash sufficient to pay the merger consideration to each of our stockholders. As soon as reasonably practicable after the effective time, the paying agent shall send a letter of transmittal and instructions to holders of Aztar common stock for use in surrendering stock certificate(s) evidencing your shares of Aztar common stock and a separate letter of transmittal and instructions to the trustee for use in exchanging the shares of Aztar preferred stock for the merger consideration. When you return the properly completed and duly executed letter of transmittal in respect of shares of Aztar common stock and any other documents that the paying agent may reasonably require, together with the surrender, if applicable, of stock certificates evidencing your shares of Aztar common stock, you will be entitled to receive the merger consideration, without interest and less any applicable withholding tax. Until properly surrendered, each certificate representing shares of Aztar common stock will be deemed, at any time after the effective time of the merger, to represent only the right to receive the merger consideration. As soon as reasonably practicable after the effective time, the paying agent shall send a letter of transmittal and instructions to the trustee with respect to shares of Aztar preferred stock. When the trustee follows the written instructions and returns the properly completed and duly executed letter of transmittal in respect of shares of Aztar preferred stock and any other documents that the paying agent may reasonably require, participants will be entitled to allocation of the merger consideration, without interest and less any applicable withholding tax, in respect of their allocated interest in the shares of Aztar preferred stock. The entity designated by the trustee will make such allocation to participants’ accounts.

Any funds that have been deposited with the paying agent and have not been distributed within six months after the effective time of the merger shall be returned to Columbia. After that date, holders of shares of Aztar common stock and holders of shares of Aztar preferred stock who have not complied with the instructions to exchange their shares for the merger consideration will only be entitled to look to Columbia for payment with respect to the merger consideration.

Certificate of Incorporation and Bylaws of Aztar Following the Merger

The merger agreement provides that, at the effective time of the merger, the certificate of incorporation of WT-Columbia Development will be the certificate of incorporation of the surviving corporation, until thereafter changed or amended as provided by such certificate of incorporation or by applicable law, and that the by-laws of WT-Columbia Development will be the by-laws of the surviving corporation, until thereafter changed or amended as provided by such by-laws, the certificate of incorporation of the surviving corporation or by applicable law.

Directors and Officers of Aztar Following the Merger

From and after the effective time of the merger, the directors and officers of WT-Columbia Development at the effective time of the merger will be the initial directors and officers of the surviving corporation, until their successors are duly elected or appointed and qualified.

Representations and Warranties

The merger agreement contains customary representations and warranties by Aztar relating to, among other things:

•	our organization and qualification, capital structure and our authority to enter into the merger agreement;

•	required regulatory filings and other consents and our reports to the SEC and our financial statements;

•	the absence of certain changes, undisclosed liabilities and certain litigation;

•	the accuracy of information provided by us in this proxy statement;

•	our compliance with applicable laws and permits;

•	tax, environmental, employee benefit and labor and employment matters;

•	matters with respect to our material contracts;

•	our properties and assets;

•	inapplicability of anti-takeover laws and our rights agreement;

•	insurance matters; and

•	matters with respect to broker’s and finder’s fees.

The merger agreement also contains customary representations and warranties by Columbia and Sussex relating to, among other things:

•	financing commitments and solvency;

•	organization and authority to enter into the merger agreement;

•	required regulatory filings and other consents, and financial statements;

•	debt and distributions;

•	the absence of certain changes, undisclosed liabilities and certain litigation;

•	compliance with applicable laws and permits;

•	ability to obtain gaming licenses in certain jurisdictions;

•	Columbia’s ownership of WT-Columbia Development and WT-Columbia Development’s operations prior to the effective time of the merger;

•	the capital structure of Sussex and Columbia; and

•	matters with respect to broker’s and finder’s fees.

The representations and warranties of the parties to the merger agreement will terminate upon completion of the merger. Many of the foregoing representations and warranties contained in the merger agreement are qualified by reference to whether the item in question would be material or have a “material adverse effect.”

The merger agreement provides that a “material adverse effect” means, with respect to any party to the merger agreement, any change, effect, event, occurrence or state of facts that:

•	is materially adverse to the business, assets, properties, financial condition or results of operations of Aztar or Columbia, as applicable, and its respective subsidiaries taken as a whole, but excluding any of the foregoing resulting from:

•	changes in international or national political or regulatory conditions generally (in each case, to the extent not disproportionately affecting the applicable person as compared to other gaming companies);

•	changes or conditions generally affecting the U.S. economy or financial markets or generally affecting the industry in which the applicable person or any of its subsidiaries operates, or any act of terrorism or war occurring after the signing date of the merger agreement (in each case, to the extent not disproportionately affecting the applicable person as compared to other gaming companies);

•	changes in tax rates in any state in which Aztar or its subsidiaries operates;

•	the introduction of gaming in any state adjoining any state in which Aztar or its subsidiaries operates;

•	any change in law that legalizes other forms of gaming in any state in which Aztar operates, as long as such change in law does not reduce or alter the scope, manner of operation, type, nature or timing of any permitted gaming activities which the applicable person or its subsidiaries are permitted to conduct;

•	any change in state law, as long as such change in law does not reduce or alter the scope, manner of operation, type, nature or timing of any permitted gaming activities which the applicable person or its subsidiaries are permitted to conduct and as long as such change in law does not disproportionately affect the applicable person as compared to other gaming companies in the state;

•	any matters disclosed in a specific section of our disclosure letter delivered to Columbia;

•	any loss of employees during the pendency of the merger, any change resulting from the closing or sale of Aztar’s Missouri casino property or any change in the status of Aztar’s gaming license application in Allentown, Pennsylvania; and

•	any change resulting from (1) actions with respect to either Columbia or Aztar selling, or agreeing to sell, holding or agreeing to hold separate, or otherwise disposing, or agreeing to dispose of, a hotel casino property owned by Aztar or Columbia or their affiliates in Laughlin, Nevada designated by Columbia and/or the hotel casino property owned by Aztar in Indiana, or (2) other actions taken at Columbia’s request to obtain, or to eliminate the need the obtain, any required governmental consents;

•	or prevents or materially delays Aztar or Columbia, as applicable, from performing its material obligations under the merger agreement or the transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

Covenants of Aztar Interim Operations. In the merger agreement, we agreed that, except as (a) expressly set forth in our disclosure letter delivered to Columbia in connection with the merger agreement, (b) otherwise contemplated by the merger agreement or as required by applicable law or (c) Columbia agrees in writing, we and our subsidiaries (1) will conduct our business in all material respects in the ordinary and usual course of business and will use our reasonable best efforts to preserve our business organizations intact and maintain our existing relations and goodwill with governmental authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and (2) will not, among other things:

•	amend our organizational documents, amend any terms of the shares of Aztar common stock or shares of Aztar preferred stock or merge or consolidate with any other person;

•	acquire assets outside of the ordinary course of business from any other person with a value or purchase price in excess of $1,000,000 in the aggregate, subject to certain exceptions set forth in our disclosure letter delivered to Columbia;

•	other than in connection with the application for a gaming license in Allentown, Pennsylvania, enter into any new material lines of business in any new geographic areas or conduct any business in any new jurisdictions which would require any additional governmental consent in connection with the consummation of the merger;

•	issue or sell additional capital stock, securities exchangeable or convertible into capital stock or options to acquire capital stock (except upon exercise of our outstanding stock options and conversion of shares of Aztar preferred stock) or declare any dividends on our capital stock (except regular cash dividends on shares of Aztar preferred stock as required by its terms);

•	create or incur any liens (other than mechanic’s, warehousemen’s or similar liens incurred in connection with construction projects in New Jersey and Indiana and routine maintenance) on any of our assets (except as required under our existing credit facility);

•	make any loans, advances or capital contributions to, or investments in, any person, other than (1) loans, advances, capital contributions or investments not in excess of $750,000 in the aggregate, (2) inter-company loans and advances to wholly-owned subsidiaries or (3) investments set forth in our disclosure letter which we have delivered to Columbia;

•	reclassify, split, repurchase or redeem any of our capital stock or securities convertible into our capital stock, except for required redemptions of shares Aztar preferred stock;

•	incur indebtedness or guarantee the indebtedness of any other person, except for indebtedness (1) under our existing revolving credit facility in the ordinary course of business as long as the aggregate amount outstanding does not exceed $175 million at any time and (2) in replacement of existing indebtedness upon its maturity on customary commercial terms;

•	make or authorize any capital expenditure, other than pursuant to our capital expenditure plan which we delivered to Columbia;

•	enter into any commitment or contract for the redevelopment or future operation of our Las Vegas site, except that we are permitted to continue design work that was in progress and substantially complete as of May 19, 2006, the cost of which design work shall not exceed $2,500,000;

•	enter into, amend or waive the rights or benefits under certain defined contracts except as set forth in our disclosure letter which we have delivered to Columbia;

•	change any accounting policies or procedures, except as required by changes in GAAP or by applicable laws or except as we, based upon the advice of our independent auditors after prior notice to Columbia, determine in good faith is advisable to conform to best accounting practices;

•	settle any litigation or other proceedings for an amount to be paid by us or any of our subsidiaries in excess of $2,000,000 or which would be reasonably likely to have any material adverse impact on our operations;

•	waive any debts or claims or rights held by us having a value in excess of $1,000,000;

•	make any material tax election or take any material position on any tax return or adopt any method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar tax returns in prior periods, other than as required by applicable laws;

•	sell, lease, license or otherwise dispose of any of our assets, except (1) in the ordinary course of business, (2) obsolete assets or (3) assets with a fair market value not in excess of $1,000,000 in respect of any one asset and not in excess of $10,000,000 in the aggregate; or

•	except for certain employee-related actions and certain other exceptions or as required by binding agreements in effect before May 19, 2006 or applicable law:

•	enter into any commitment to provide any severance or termination benefits to (or amend any existing arrangement with) any of our directors, officers, consultants or employees;

•	increase the compensation or benefits payable to our directors, officers, consultants or employees (other than in the ordinary course of business consistent with past practice with respect to raises in base pay for non-officer employees);

•	enter into or amend any collective bargaining agreement, stock option or benefit plan or agreement with any of our current or former directors, officers or employees;

•	grant or, if the closing of the merger occurs in 2006, accelerate the vesting of any awards under any of our stock option or benefit plans or agreements with any of our current or former directors, officers or employees;

•	fund or secure the payment of compensation or benefits under any of our benefit plans or agreements with any of our current or former directors, officers or employees;

•	change any actuarial or other assumptions used to calculate funding obligations for any of our benefit plans or change the way contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

•	amend the terms of any outstanding equity-based award or, if the closing of the merger occurs in 2006, exercise any discretion to cash out any benefits or awards;

•	make any material determinations not in the ordinary course of business consistent with past practice under any of our collective bargaining agreements, stock option or benefit plans or agreements with any of our current or former director, officer or employee;

•	grant or promise any tax offset payment award under any of our stock option plans; or

•	make any loan or cash advance to any of our current or former directors, officers, employees, consultants or independent contractors; or

•	agree or commit to do any of the items listed in the foregoing bullet points.

Covenants of Sussex and Columbia Interim Operations. In the merger agreement, each of Sussex and Columbia agreed that except as Aztar agrees in writing and subject to certain exceptions, each of Sussex and Columbia will not:

•	declare, set aside or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) on any shares of its capital stock or the capital stock of any affiliate;

•	incur any indebtedness or guarantee indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Sussex or Columbia or any of their respective affiliates; or

•	acquire, or agree to acquire, all or substantially all of the assets, or a controlling interest in, any other person.

Each of Sussex and Columbia have agreed not to take, and not permit its subsidiaries to take, any action that is reasonably likely to prevent or materially delay the consummation of the merger. Each of Sussex and Columbia agreed to use its reasonable best efforts to obtain the financing necessary for the consummation of the transactions contemplated by the merger agreement at or prior to the closing date. Each of Sussex and Columbia has agreed to use its reasonable best efforts to keep us informed of the status of its efforts to obtain financing and of any development that Sussex or Columbia believes is reasonably likely to prevent or delay the receipt of the financing. Each of Sussex and Columbia has agreed to use its reasonable best efforts to comply with the covenants in the financing commitments which are within its control.

Cooperation with Columbia’s Financing

We have agreed to provide to Columbia all cooperation reasonably requested by Columbia that is necessary or advisable in connection with the arrangement of Columbia’s financing of the merger. In particular, we will use our reasonable best efforts to commence consent solicitations or issuer tender or exchange offers with respect to our indebtedness as and at the times that Columbia shall request. Such solicitations and offers will be conditioned upon the consummation of the merger, and will terminate immediately upon the termination of the merger agreement prior to the effective time of the merger. Columbia has agreed to indemnify us and our directors and officers for any and all liabilities arising in connection with our cooperation with respect to such solicitations and offers to the maximum extent permitted by law, and to bear or reimburse all of our out-of-pocket expenses incurred in connection with such solicitations and offers.

Benefit Arrangements

Following the completion of the merger:

•	during the one year period following the effective time of the merger, Columbia has agreed to provide employees of Aztar and our subsidiaries who continue employment with us after the merger with salary and benefits under employee benefit and commission or similar plans that are substantially similar to those currently provided by us to our employees, provided that discretionary benefits shall remain discretionary;

•	subject to certain exceptions, Columbia has agreed to cause all of its employee benefit plans, programs and agreements to treat the prior service of any of our employees with Aztar and its subsidiaries as service rendered to Columbia;

•	Columbia has agreed to (1) waive certain pre-existing condition limitations, (2) honor certain deductibles or co-payment amounts and (3) waive certain waiting period limitations in connection with benefit arrangements;

•	Columbia has agreed to recognize any accrued but unused vacation of our employees;

•	Columbia has agreed to honor and perform all obligations under any collective bargaining agreements pertaining to any of our employees; and

•	for a period of at least one year following the closing of the merger, Columbia has agreed not to amend any of our severance or retention plans, programs, policies and agreements that would result in a diminution of benefits thereunder.

Our employees are not third-party beneficiaries under the merger agreement.

Directors’ and Officers’ Indemnification and Insurance

Columbia has agreed that for a period of six years after the effective time of the merger, the organizational documents of the surviving corporation will continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than those presently set forth in our certificate of incorporation and by-laws.

Columbia has agreed that for a period of six years after the effective time of the merger, the surviving corporation will maintain in effect the directors’ and officers’ liability insurance policies covering acts or omissions occurring on or prior to the effective time of the merger with respect to those persons who are currently covered by our policies and on terms and amounts at least as favorable as those set forth in our policies in effect on May 19, 2006. However, the surviving corporation will not be required to make annual premium payments in excess of 300% of our current annual premium, and if the surviving corporation is unable to obtain the required insurance, it will maintain the most advantageous policies otherwise obtainable for an annual premium equal to 300% of our current annual premium.

Prior to the effective time of the merger, we or Columbia may elect in lieu of the foregoing insurance a policy (providing only for the side A coverage for each of our directors and officers indemnified under the merger agreement) with a claims period of at least six years from the effective time of the merger agreement from an insurance carrier with the same or better credit rating as our current insurance carriers with respect to directors’ and officers’ liability insurance in an amount and scope the same as our existing policies with respect to matters existing or occurring at or prior to the effective time of the merger, provided that the costs thereof does not exceed $4,435,000.

Columbia has agreed that from and after the effective time of the merger, it will cause the surviving corporation to indemnify and hold harmless each person who is now, or has been at any time prior to May 19, 2006, or who becomes prior to the effective time of the merger, a director or officer of Aztar or any of its subsidiaries against any costs or expenses incurred in connection with any claim, action or investigation arising out of matters existing or occurring at or prior to the effective time (including any matters arising in connection with the transactions contemplated by the merger agreement). Columbia has also agreed that the surviving corporation will advance expenses to such persons as incurred to the fullest extent permitted by applicable law.

Proxy Statement; Stockholders’ Meeting

We have agreed to use our reasonable best efforts to file this proxy statement with the SEC as soon as possible following the date of the merger agreement and to use our reasonable best efforts to have this proxy statement cleared by the SEC. Columbia will have a reasonable opportunity to review and comment on any draft proxy statement, any draft amendment thereto and any correspondence with the SEC concerning the proxy statement, and we may file or submit any of the foregoing only once such draft is reasonably acceptable to us and Columbia. We have agreed to promptly advise Columbia of any comments we receive from the SEC. In addition, we will use our reasonable best efforts to cause this proxy statement to be mailed to our stockholders as promptly as practicable.

We have agreed to call and hold the meeting of our stockholders as soon as reasonably practicable following the date of the merger agreement for the purpose of obtaining the adoption of the merger agreement.

Access to Information

We have agreed, subject to certain limitations, to provide Columbia and its officers, employees, accountants and other representatives with reasonable access, upon reasonable advance notice to us, during normal business hours to our contracts, properties, books, personnel and records. We also agreed to confer on a regular basis with Columbia to discuss material operational and regulatory matters, advise Columbia of any change or event that has had or would reasonably be expected to have a material adverse effect, and furnish to Columbia promptly all other information concerning our business, properties and personnel, in each case as Columbia may reasonably request.

Regulatory Matters; Reasonable Best Efforts

Aztar and Columbia have agreed to cooperate and promptly prepare and file all necessary documentation, to effect all necessary applications and filings, and to use reasonable best efforts to obtain all approvals and authorizations of all governmental authorities (including all gaming authorities) necessary to consummate the merger. We have agreed that Columbia shall have the responsibility for the preparation and filing of any required applications, filings or other materials, provided that we have the right to review and approve in advance all characterizations of the information relating to Aztar that appear in any application or filing made in connection with the merger or the other transactions contemplated by the merger agreement as well as the right to review and comment on in advance all applications, notices, petitions or filings made in connection with the merger or the other transactions contemplated by the merger agreement. Each of Columbia and Aztar, and their respective representatives, will have the right to participate in any meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning the merger agreement or the merger.

Aztar and Columbia have agreed to use reasonable best efforts to request as soon as practicable an accelerated review (to the extent available) from any gaming authorities in connection with the filings required under the merger agreement. With respect to the gaming approvals required in the State of New Jersey, Columbia has agreed to seek to obtain interim casino authorization at the earliest practicable date.

Subject to certain limitations, Aztar and Columbia have agreed to use their reasonable best efforts to (a) resolve any objections that may be asserted by a governmental authority with respect to the transactions contemplated by the merger agreement and (b), if any administrative or judicial action or proceeding is instituted which challenges the transactions contemplated by the merger agreement as violative of any antitrust or gaming law or the rules and regulations of any gaming authority, to (1) cooperate in all material respects with each other and use their respective reasonable best efforts to, as promptly as practicable, contest and resist such administrative or judicial action or proceeding, (2) limit the scope or effect of any proposed action of any gaming authority and (3) have vacated or reversed any decree or other order that prohibits or restricts the consummation of the transactions contemplated by the merger agreement.

Except with respect to the sale or closing of our Missouri casino property and as described in the preceding three paragraphs, we have agreed that Columbia shall have the exclusive right to direct and control the process of obtaining the governmental consents required in connection with the merger and that we will reasonably cooperate with Columbia with respect thereto. If required in order to enable Columbia to obtain a governmental consent, we have agreed, subject to compliance with applicable laws, to divest any of our businesses, services, employees or assets, provided that any such action shall be conditioned upon the consummation of the merger. We have agreed to use commercially reasonable efforts to divest our property in Missouri in accordance with applicable law in a bona fide arms length transaction. However, if (1) we fail to enter into a purchase and sale agreement with respect to our Missouri casino property by August 17, 2006, (2) a purchase and sale agreement is entered into by August 17, 2006 and we fail to obtain the required gaming approvals for such sale by November 19, 2006 or (3) any party to such purchase and sale agreement terminates such agreement prior to the consummation of the merger, we shall use commercially reasonable efforts to close the operation of such property in accordance with applicable law. At our option, any of the actions taken in connection with the sale or closing of our Missouri casino property may be conditioned on the consummation of the merger and Columbia has agreed to reimburse us for all costs and expenses in connection with the sale or closing of our Missouri casino property.

Subject to our obligations described in the preceding paragraphs, the obligation to use reasonable best efforts does not require any party to the merger agreement to (1) sell, or agree to sell, hold or agree to hold separate, or otherwise dispose, or agree to dispose of, any asset, in each case other than a hotel casino property owned by Aztar or Columbia or their affiliates in Laughlin, Nevada designated by Columbia and/or the hotel casino property owned by Aztar in Indiana or (2) conduct its business in any particular manner, if such conduct (a) has had or would reasonably be expected to have a material adverse effect on Columbia (after giving effect to the consummation of the merger) or (b) would reasonably be expected to result in either Aztar or Columbia failing to meet the standards under any gaming laws relating to the conduct of our or Columbia’s business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have an effect as described under clause (1) or (2).

Our Headquarters

Columbia has agreed that it will maintain our current headquarters in Phoenix, Arizona, as a divisional headquarters for a period of not less than nine months following the effective time of the merger.

Non-Solicitation

We have agreed that we will not, will cause our subsidiaries not to, and will not authorize or permit our representatives on our behalf to, directly or indirectly, (1) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or knowingly take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes a takeover proposal (as defined below) or (2) participate in any negotiations or discussions (other than to state that we are not permitted to have discussions) regarding any takeover proposal. However, if at any time prior to receiving the adoption of the merger agreement by our stockholders, our board determines in good faith, after consultation with its legal and financial advisors, that a takeover proposal that was not solicited by it and that did not result from any other breach of our non-solicitation obligation under the merger agreement is, or is reasonably likely to result in, a superior proposal (as defined below), and subject to providing prior written notice of our decision to take such action to Columbia and compliance with our obligation to notify and keep Columbia informed of a takeover proposal, we may (a) furnish information with respect to Aztar and our subsidiaries to the person making such proposal pursuant to a customary confidentiality agreement (which shall not in any way restrict us from complying with our disclosure obligations under the merger agreement and which need not contain a standstill provision) and (b) participate in discussions or negotiations regarding such proposal.

We have agreed to provide Columbia with any information provided in writing or orally to the person making such takeover proposal and its representatives substantially simultaneously with the provision thereof to such other person.

We have agreed to as promptly as practicable advise Columbia, orally and in writing, of any request for information or of any takeover proposal (and in any case within 24 hours of such request or the receipt of such takeover proposal), the principal terms and conditions of such request or takeover proposal and the identity of the party making such request or takeover proposal. We have also agreed to keep Columbia informed of the status and material details of any such request or takeover proposal as promptly as practicable.

Our board may, in response to a takeover proposal that was not solicited by it, if it determines in good faith, after consulting with outside counsel, that taking such action is reasonably required by the board’s fiduciary obligations under applicable law: (a) withdraw or modify its approval or recommendation of the merger agreement; (b) approve or recommend any superior proposal or (c) terminate the merger agreement simultaneously with the payment of the termination fee and the termination expenses, but only after the Board determines in good faith that such takeover proposal constitutes a superior proposal and so notifies Columbia, and at least 48 hours following receipt by Columbia of such notice, our board determines that such superior proposal remains a superior proposal.

For purposes of the merger agreement and as used in this proxy statement:

•	takeover proposal means any bona fide inquiry, proposal or offer from any person relating to any (1) acquisition of a business that constitutes 20% or more of our net revenues, net income or assets and our subsidiaries, taken as a whole, (2) acquisition of 20% or more of any class of our voting securities or 20% or more of the voting power of any class of stock of any of our subsidiaries owning a business as defined in clause (1) above, (3) tender or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of our voting securities or 20% or more of the voting power of any class of stock of any of our subsidiaries owning a business as defined in clause (1) above, (4) merger, consolidation or similar transaction involving us or any of our subsidiaries owning a business as defined in clause (1) above and (5) acquisition of any joint venture or partnership or similar arrangement involving, or any recapitalization, restructuring or leveraged financing or similar transaction involving all or any portion of our Las Vegas site.

•

superior proposal means any written takeover proposal that our board determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable (taking into account (1) all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such takeover proposal and the merger and the other transactions contemplated by the merger agreement deemed relevant by our board, (2) the identity of the third party making such takeover proposal, (3) the anticipated timing, conditions and prospects for completion of such takeover proposal, including the prospects for obtaining regulatory approvals and financing, and any third party stockholder adoption of the merger agreement and (4) the other terms and conditions of such takeover proposal) to our stockholders than the merger and the other transactions contemplated by the merger agreement (taking into account all of the terms of any proposal by Columbia to amend or modify the terms of the merger and the other transactions contemplated by the merger agreement), except that the (a) references to “20%” in the definition of takeover proposal shall be deemed to be references to “50%,” (b) takeover proposal must refer to a transaction involving Aztar as a whole, and not any of its subsidiaries, businesses as defined in clause (1) of the immediately preceding bullet point or the Las Vegas site, and (c) references to any subsidiary of Aztar owning, operating or controlling a business as defined in clause (1) of the immediately preceding bullet point shall be deleted.

Guarantee

Sussex has guaranteed the due and punctual observance, performance and discharge of all of the covenants, agreements, obligations and liabilities of Columbia and WT-Columbia Development under the merger agreement. We are not bound or obliged to exhaust our recourse against Columbia or WT-Columbia Development or pursue any other remedy whatsoever before being entitled to demand the satisfaction of the obligations by Sussex under the merger agreement. Sussex has waived any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by us.

Board Recommendation

After careful consideration, our board has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of Aztar and Aztar’s stockholders. Our board has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

We have generally agreed that our board will not (1) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Columbia, its approval or recommendation of the Columbia merger, (2) approve or recommend, or propose publicly to approve or recommend, any takeover proposal, or (3) cause us to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any takeover proposal.

However, in response to a takeover proposal that was not solicited by our board and that did not otherwise result from a breach of the non-solicitation provision of the merger agreement, before the adoption of the merger agreement by our stockholders, our board may, if it determines in good faith, after consulting with outside counsel, that taking such action is reasonably required by its fiduciary obligations, (1) withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by our board of the merger agreement or the merger, (2) approve or recommend, or propose to approve or recommend, any superior proposal, or (3) terminate the merger agreement simultaneously with the payment of the termination fee and the termination expenses, but only after (a) our board has determined in good faith that such takeover proposal constitutes a superior proposal, and (b) we have notified Columbia in writing of such determination and at least 48 hours following receipt by Columbia of such notice, our board has determined that such superior proposal remains a superior proposal.

In addition, other than in connection with a takeover proposal, our board may, if it determines in good faith, after consulting with outside counsel, that the failure to take such action would result in a breach of its fiduciary obligations, withdraw or modify its approval or recommendation of the merger agreement or the merger if we have notified Columbia in writing of the decision to do so at least 48 hours prior to the taking of such action, which notice shall specify in writing the reasons for such withdrawal or modification.

Conditions to the Merger

The respective obligation of each of the parties to complete the merger is subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•	the merger agreement shall have been adopted by the affirmative vote of the holders of record of at least a majority of our outstanding shares of Aztar common stock and shares of Aztar preferred stock, voting together as a single class;

•	the waiting period under the HSR Act applicable to the consummation of the merger and the other transactions contemplated by the merger agreement shall have been terminated or expired;

•	all gaming approvals required to be obtained for the consummation of the merger and the other transactions contemplated by the merger agreement from gaming authorities in Nevada, New Jersey, Missouri (except in the event we complete the sale or closing of our Missouri casino property, in which case approval only of such sale or closing will be required to be obtained from the Missouri gaming authorities), Indiana, Mississippi and Louisiana, shall have been obtained and remain in full force and effect (including by way of obtaining an interim casino authorization from the State of New Jersey in the case of New Jersey), and, in the case of the obligation of Columbia, all governmental consents required pursuant to this and the foregoing bullet point that have been obtained shall have been obtained without the imposition of any term, condition or consequence the acceptance of which would reasonably be expected to have or result in an effect as described above under clause (1) or (2) in the last paragraph of “—Regulatory Matters; Reasonable Best Efforts”; and

•	(1) there shall be no temporary restraining order, preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction preventing (or applicable federal or state law prohibiting) the consummation of the merger or the other transactions contemplated by the merger agreement and (2) no governmental authority shall have instituted any proceeding which would be reasonably likely to result in the failure of the condition set forth in clause (1) of this bullet point.

The obligation of Columbia to complete the merger is also subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•	our representations and warranties relating to (1) our capital structure, (2) our authority to enter into the merger agreement, (3) our material contracts with respect to our Las Vegas site and (4) the vote required to adopt the merger agreement, the inapplicability of anti-takeover laws and our rights agreement shall, to the extent that they are qualified as to materiality or by reference to material adverse effect, be true and correct, and, to the extent that they are not so qualified, be true and correct in all material respects (in each case both when made and at and as of the closing date of the merger, except to the extent expressly made as of an earlier date, in which case as of such date);

•	all of our other representations and warranties shall be true and correct (both when made and at and as of the closing date of the merger, except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in the merger agreement) does not have, and would not reasonably be expected to have, a material adverse effect on us;

•	we shall have performed in all material respects all obligations required to be performed by us under the merger agreement and the custody agreement at or prior to the closing date of the merger; and

•	Columbia shall have received a certificate signed by one of our executive officers stating that the foregoing conditions have been satisfied.

Our obligation to complete the merger is also subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•	the representations and warranties of each of Sussex and Columbia in the merger agreement and the custody agreement shall be true and correct (both when made and at and as of the closing date of the merger, except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in the merger agreement) does not have, and would not reasonably be expected to have, a material adverse effect on the ability of Columbia to consummate the transactions contemplated by the merger agreement;

•	each of Sussex and Columbia shall have performed in all material respects all obligations required to be performed by it under the merger agreement and the custody agreement at or prior to the closing date of the merger; and

•	we shall have received a certificate signed by an executive officer of each of Columbia and Sussex stating that the foregoing conditions have been satisfied.

Termination

The merger agreement may be terminated:

•	by the mutual written consent of us and Columbia;

•	by either us or Columbia, if:

•	the merger is not consummated by the termination date of May 19, 2007, provided that this termination right will not be available to any party whose failure to perform any of its obligations under the merger agreement results in the failure of the merger to be consummated by such time; provided, further, that if Aztar or Columbia reasonably determines that additional time is necessary in connection with obtaining any required gaming approval in Nevada, New Jersey, Missouri, Indiana, Mississippi or Louisiana or in order to comply with the terms of any such required gaming approval to the extent that such compliance is required to occur prior to the effective time of the merger, Aztar or Columbia may extend the termination date for an additional period of up to three months;

•	the merger agreement is not adopted by the required vote of our stockholders at the special meeting or any adjournment or postponement of the special meeting;

•	any court order or law having the permanent effect of preventing or prohibiting the consummation of the merger is in effect and has become final and non-appealable, provided that the party seeking to terminate the merger agreement must have used its reasonable best efforts to prevent the entry of, and to remove, such court order or law; or

•	a condition to closing the merger cannot be satisfied prior to May 19, 2007 because a party has breached its representations, warranties, covenants or obligations under the merger agreement, provided that the failure of any such condition to be capable of satisfaction is not the result of a material breach of the merger agreement by the party seeking termination;

•	by us, if:

•	Sussex or Columbia has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements in the merger agreement or the custody agreement, which breach or failure to perform (1) would give rise to the failure of a closing condition and (2) is incapable of being cured by Sussex or Columbia or is not cured by Sussex or Columbia within 120 days following receipt of written notice from us of such breach or failure to perform; or

•

prior to the adoption of the merger agreement by our stockholders, (1) we receive a takeover proposal as described above under “—No Solicitation,” (2) our board has determined in good faith that such takeover proposal constitutes a superior proposal, (3) we notify Columbia in writing of our board’s determination, (4) at least 48 hours after Columbia’s receipt of such determination, our board determines that the proposal continues to constitute a superior proposal and (5) we pay the termination fees and expenses described below under “—Termination Fee; Termination Expenses.” However, we may not terminate the merger agreement in the manner described in this bullet point if we are in breach of our obligations under the no solicitation provisions of the merger agreement;

•	by Columbia, if:

•	we have breached or failed to perform in any material respect any of our representations, warranties, covenants or other agreements in the merger agreement or the custody agreement, which breach or failure to perform (1) would give rise to the failure of a closing condition, and (2) is incapable of being cured by us or is not cured by us within 120 days following receipt of written notice from Columbia of such breach or failure to perform;

•	our board (1) withdraws, modifies, or proposes publicly to withdraw or modify, its approval or recommendation of the merger agreement or the merger or (2) approves or recommends, or proposes to approve and recommend, a takeover proposal; or

•	we materially breach our obligations under the merger agreement with respect to soliciting a takeover proposal, changing our recommendation of the merger agreement or the merger, informing Columbia of a takeover proposal or calling and holding a meeting of our stockholders to adopt the merger agreement.

Termination Fee; Termination Expenses

We have agreed to pay Columbia a termination fee of $55,228,000 and to reimburse Columbia for its fees and expenses incurred in connection with the merger up to a maximum of $27,360,000 in the event that the merger agreement is terminated under the following circumstances:

•	following adoption of the merger agreement by our stockholders and in the event the required gaming approvals have been obtained, a takeover proposal (or the intention of any person to make one), whether or not conditional, is made known to us or is publicly disclosed and thereafter (1) the merger agreement is terminated by either us or Columbia pursuant to expiry of the termination date and (2) within 6 months of such termination, we enter into a definitive agreement with respect to, or consummate, any takeover proposal;

•	prior to or during the special meeting (or any postponement, continuation or adjournment of the special meeting), a takeover proposal (or the intention of any person to make one), whether or not conditional, is publicly disclosed, and thereafter (1) the merger agreement is terminated by either us or Columbia pursuant to failure by Aztar to obtain stockholder adoption of the merger agreement and (2) within 9 months of such termination, we enter into a definitive agreement with respect to, or consummate, any takeover proposal;

•	we terminate the merger agreement based on our board’s determination that a takeover proposal constitutes a superior proposal; provided that we have complied with all of our contractual obligations in connection with such determination;

•	Columbia terminates the merger agreement because our board has withdrawn or modified, or proposed publicly to withdraw or modify, its approval or recommendation of the merger agreement or the merger and within 9 months of such termination, we enter into a definitive agreement with respect to, or consummate, any takeover proposal;

•	Columbia terminates the merger agreement because our board has approved or recommended, or proposed to approve or recommend, a takeover proposal; or

•	Columbia terminates the merger agreement because we have materially and intentionally breached our obligations under the merger agreement with respect to soliciting a takeover proposal, changing our recommendation of the merger agreement or the merger, informing Columbia of a takeover proposal or calling and holding a meeting of our stockholders to adopt the merger agreement.

For purposes of the foregoing bullet points, the term “takeover proposal” has the meaning described above in “—No Solicitation,” except that all references to “20%” are changed to “50%.”

Deposit

In connection with the merger agreement and the transactions contemplated by the merger agreement, Sussex has deposited $313 million into an interest-bearing custodial account at Deutsche Bank. Of the deposit, $78 million was paid to us in connection with our payment of the termination fee and termination expenses to Pinnacle under the Pinnacle merger agreement. In the event of the completion of the merger with Columbia, the balance of the deposit will be credited against the purchase price for the transaction.

The deposit, with interest, shall be paid to us as liquidated damages in the event that the merger agreement is terminated under any of the following circumstances: (1) the merger is not consummated by May 19, 2007 (or, if such date is extended under the merger agreement, August 19, 2007), and at the time of termination, all required gaming approvals have not been obtained; (2) a restraint issued by a governmental authority relating to any required gaming approval prevents consummation of the merger; (3) the termination is due to either the condition in the merger agreement relating to obtaining required gaming approvals or the condition in the merger agreement relating to the absence of a restraint (to the extent that such restraint relates to required gaming approvals) becoming incapable of satisfaction prior to May 19, 2007 (or, if such date is extended under the merger agreement, August 19, 2007), provided that the failure of any such condition to be capable of satisfaction is not the result of a material breach by the party seeking such termination, (4) Sussex or Columbia has breached, or failed to perform in any material respect, any of its representations, warranties, covenants or other agreements in the merger agreement or the custody agreement, which breach or failure to perform (a) would give rise to the failure of a closing condition and (b) is incapable of being cured by Sussex or Columbia or is not cured by Sussex or Columbia within 120 days following receipt of written notice from us of such breach or failure to perform or (5) the merger agreement is terminated due to failure by Aztar to obtain stockholder approval or because our board has withdrawn or modified the approval or recommendation of the merger and at or prior to the time of such termination, Sussex or Columbia has, and Aztar has not, breached or failed to perform any of such party’s representations, warranties, covenants or other agreements contained in the merger agreement to an extent that would reasonably be expected to prevent or delay beyond May 19, 2007 (or, if such date is extended under the merger agreement, August 19, 2007) the consummation of the transactions contemplated by the merger agreement.

The deposit shall be paid to Sussex in the event that the merger agreement is terminated for reasons set forth in the merger agreement other than those listed in the preceding paragraph. In the event that the merger agreement is terminated under circumstances that require the deposit to be paid to Sussex, we must reimburse Sussex for the $78 million paid to us from the custodial account in connection with our payment of the termination fee and termination expenses to Pinnacle under the Pinnacle merger agreement.

Expenses

Except as described above in “—Termination Fee; Termination Expenses,” all fees and expenses incurred in connection with the merger will be paid by the party incurring the fees or expenses, whether or not the merger is completed, other than certain expenses incurred by us at Columbia’s request, which will be paid by Columbia.

Effect of Termination

In the event of termination of the merger agreement, the merger agreement will become null and void and will have no effect, without any liability or obligation on the part of any party, other than (1) certain fee and indemnity, confidentiality and general provisions, (2) liability or damages resulting from any party’s willful and material breach of the merger agreement if the termination was based upon such breach, and (3) in the case of Columbia, if all of the conditions to Columbia’s obligation to consummate the merger are satisfied and Columbia fails to consummate the merger as a result of its failure to obtain the necessary financing.

Amendment and Waiver

The merger agreement may be amended by the parties to the merger agreement at any time before or after the adoption of the merger agreement by our stockholders, provided that after any such adoption by our stockholders, there shall not be made any amendment that by law requires further approval by our stockholders without their approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

At any time prior to the effective time, a party to the merger agreement may (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or (3) subject to the proviso in the first sentence of the foregoing paragraph, waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

5% Beneficial Owners

Persons and groups owning in excess of five percent of Aztar common stock are required to file certain reports with the SEC regarding such ownership pursuant to applicable federal securities laws. Based upon such reports, the table below sets forth certain information regarding beneficial owners of more than five percent of Aztar common stock as of July 7, 2006. Aztar knows of no other beneficial owner of more than five percent of Aztar common stock. Information for five percent stockholders is as disclosed in reports regarding such ownership filed with the SEC in accordance with Sections 13(d) or 13(g) of the Exchange Act. We assume no responsibility for the accuracy of the information contained in such reports.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned*	Percent of Class*
Barclays Global Investors, NA	1,867,824	5.2
Barclays Global Fund Advisors
45 Fremont Street
San Francisco, CA 94105

Mario J. Gabelli	2,708,677	7.5
One Corporate Center
Rye, NY 10580

Private Capital Management, L.P.	3,618,893	10.1
8889 Pelican Bay Blvd.
Naples, FL 34108

Citadel Limited Partnership	1,990,281	5.6
131 S. Dearborn Street
Chicago, Illinois 60603

*	As reported in Barclays Global Investors, NA and Barclays Global Fund Advisors’ Schedule 13G, dated January 31, 2006; Mario J. Gabelli’s Schedule 13D (Amendment No. 23), dated July 6, 2006; Private Capital Management L.P.’s Schedule 13G (Amendment No. 1), dated March 10, 2006; and Citadel Limited Partnership’s Schedule 13G, dated April 6, 2006.

Directors and Executive Officers

The table below sets forth certain information regarding directors’ and executive officers’ beneficial ownership of shares of Aztar common stock as of July 7, 2006. The address of each person listed in the table is c/o Aztar Corporation, 2390 East Camelback Road, Suite 400, Phoenix, Arizona 85016.

Directors	Shares of Common Stock Beneficially Owned*	Percent of Class
John B. Bohle	20,000	*	*
Frank J. Brady	31,000	*	*
Gordon M. Burns	44,000	*	*
Linda C. Faiss	50,000	*	*
Robert M. Haddock	1,234,334	3.4
John A. Spencer	36,900	*	*

Named Executive Officers
Nelson W. Armstrong, Jr.	140,667	*	*
Neil A. Ciarfalia	142,668	*	*
Joe C. Cole	101,806	*	*
Meridith P. Sipek	80,501	*	*
All Directors and Executive Officers as a group (10 persons)	1,881,876	5.2

*	Including, for Mr. Bohle 16,000 shares, for Mr. Brady 29,000 shares, for Mr. Burns 44,000 shares, for Ms. Faiss 50,000 shares, and for Mr. Spencer 29,000 shares, which they may acquire by the exercise of stock options within 60 days; for Messrs. Haddock, Armstrong, Ciarfalia, Cole and Sipek, 1,233,334, 139,667, 136,668, 85,167, and 80,001 shares, respectively, which they may acquire by the exercise of stock options within 60 days; and for the directors and executive officers as a group (10 persons), 1,842,837 shares, which they may acquire by the exercise of stock options within 60 days.

**	Less than 1% of the outstanding shares of Aztar common stock.

STOCKHOLDER PROPOSALS

Aztar Stockholder Proposals

If the merger is completed, there will be no public stockholders of Aztar and no public participation in any future meetings of stockholders of Aztar. However, if the merger is not completed, Aztar will hold a 2007 annual meeting of stockholders. If such meeting is held, for a stockholder proposal to be considered for inclusion in Aztar’s proxy statement for the 2007 annual meeting, under Rule 14a-8 under the Exchange Act, and consideration at the 2007 annual meeting must be received by Aztar no later than December 11, 2006. If the date of the 2007 annual meeting, if any, is changed by more than 30 days from May 11, 2007, then in order to be considered for inclusion in Aztar’s proxy materials, proposals of stockholders intended to be presented at the 2007 annual meeting must be received by Aztar a reasonable time before Aztar begins to print and mail Aztar’s proxy materials for the 2007 annual meeting. In order to avoid any controversy as to the date on which a proposal was received by Aztar, it is suggested that proponents submit their proposals by certified mail, return receipt requested, to 2390 East Camelback Road, Suite 400, Phoenix, Arizona 85016 directed to the attention of the Secretary.

In addition, Aztar’s bylaws require that any stockholder proposals intended to be presented at the 2007 annual meeting, but not intended to be included in Aztar’s proxy statement and proxy card pursuant to Rule 14a-8 under the Exchange Act, must be received no later than March 12, 2007 and no earlier than February 10, 2007, unless the 2007 annual meeting is to be held on or prior to April 11, 2007 or on or later than June 10, 2007, in which case notice of the proposal must be received by Aztar not earlier than the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, which first occurs. The proposal must also comply with the other requirements in Aztar’s bylaws. If a stockholder who wishes to present a proposal fails to notify Aztar properly and in a timely manner, such stockholder will not be entitled to present the proposal at the annual meeting.

OTHER MATTERS

As of the date of this proxy statement, our board knows of no matters that will be presented for consideration at the special meeting, other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

Aztar files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Aztar files with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W., Room 1024

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information concerning Aztar may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

You may obtain our documents filed with the SEC, without charge, by requesting them in writing or by telephone from the appropriate company at the following address:

Aztar Corporation

2390 East Camelback Road, Suite 400

Phoenix, Arizona 85016

Attention: Vice President, Corporate Communications

Telephone: (602) 381-4100

If you would like to request documents from Aztar, please do so by [            ] to receive them before the special meeting.

Aztar has supplied all information relating to Aztar, and Columbia has supplied all information contained in this proxy statement relating to Sussex, Columbia and WT-Columbia Development.

If you are a stockholder of record and have further questions about the exchange of your shares of Aztar common stock or shares of Aztar preferred stock for the merger consideration, you should contact our proxy solicitor, Altman, by phone at (201) 806-7300 (banks and brokers) or (800) 581-3949 (all others, toll free) or by email at [azrinfo@altmangroup.com], or the paying agent, [            ], at [            ] (toll free). You should not send in your Aztar stock certificate(s) evidencing your shares of Aztar common stock until you receive the transmittal materials from the paying agent.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents which we refer to in this proxy statement to vote on the merger agreement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated as of [            ]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders on [            ] nor the payment of cash in the merger on any other date creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Your vote is important. To vote your shares, please complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed envelope or submit your proxy by telephone or the Internet by following the instructions printed on your proxy card. Please contact our proxy solicitor, Altman, by phone at (201) 806-7300 (banks and brokers) or (800) 581-3949 (all others, toll free) or by email at [azrinfo@altmangroup.com], if you have any questions about this proxy statement or the merger or need assistance with the voting procedures.

By Order of the Board of Directors,

Nelson W. Armstrong, Jr.

Secretary

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

COLUMBIA SUSSEX CORPORATION,

WIMAR TAHOE CORPORATION D/B/A COLUMBIA ENTERTAINMENT,

WT-COLUMBIA DEVELOPMENT, INC.

and

AZTAR CORPORATION

Dated as of May 19, 2006

A-i

Exhibit A—Custody and Security Agreement

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of May 19, 2006 (this “Agreement”), by and among Aztar Corporation, a Delaware corporation (“Aztar”), Columbia Sussex Corporation, a Kentucky corporation (“Sussex”), Wimar Tahoe Corporation, d/b/a Columbia Entertainment, a Nevada corporation and affiliate of Sussex (“Columbia”), and WT-Columbia Development, Inc., a Delaware corporation and a wholly owned subsidiary of Columbia (“Merger Sub”).

WHEREAS, Aztar, Pinnacle Entertainment, Inc. (“Pinnacle”) and PNK Development 1, Inc., a wholly owned subsidiary of Pinnacle, entered into an Agreement and Plan of Merger, dated as of March 13, 2006, as amended and restated as of April 28, 2006, and amended by Amendment No. 4, dated May 5, 2006 (together, the “Pinnacle Agreement”);

WHEREAS, immediately prior to the execution and delivery of this Agreement, Aztar terminated the Pinnacle Agreement in accordance with its terms;

WHEREAS, the respective Boards of Directors of Aztar, Sussex, Columbia and Merger Sub have approved the consummation of the business combination provided for in this Agreement, pursuant to which Merger Sub will merge with and into Aztar (the “Merger”), with Aztar surviving that merger (the “Surviving Corporation”);

WHEREAS, in the Merger, subject to the terms of Article II, each share of common stock, $.01 par value per share, of Aztar (the “Aztar Common Stock”) will be converted into the right to receive $54.00 per share in cash;

WHEREAS, in the Merger, subject to the terms of Article II, each share of Series B ESOP Convertible Preferred Stock, $.01 par value per share, of Aztar (the “Aztar Preferred Stock”) will be converted into the right to receive $571.13 per share in cash; and

WHEREAS, Aztar, Sussex, Columbia and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

The Merger

Section 1.01 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.03), Merger Sub shall be merged with and into Aztar in accordance with the Delaware General Business Corporation Law (the “DGCL”). Aztar shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of Aztar and Merger Sub in accordance with the DGCL.

Section 1.02 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date selected by Columbia, but not later than the fifth business day, following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time) unless another time or date is agreed to by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing shall be held at such location in The City of New York as is agreed to by the parties hereto.

Section 1.03 Effective Time of the Merger. Subject to the provisions of this Agreement, with respect to the Merger, as soon as practicable after 10:00 a.m., New York City time, on the Closing Date, the parties thereto shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with, and containing such information as is required by, the relevant provisions of Section 251 of the DGCL with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall generally have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.05 Organizational Documents. At the Effective Time, (A) the certificate of incorporation of Merger Sub, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law and (B) the by-laws of Merger Sub shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by applicable law.

Section 1.06 Directors and Officers of Surviving Corporation. The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified.

ARTICLE II

Effects of the Merger on the Capital Stock of the Constituent Corporations;

Custodial Assets; Exchange of Certificates

Section 2.01 Effect on Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Aztar Common Stock or Aztar Preferred Stock (together, the “Aztar Capital Stock”) or any capital stock of Merger Sub:

(a) Cancellation of Certain Aztar Common Stock and Aztar Preferred Stock. Each share of Aztar Common Stock or Aztar Preferred Stock that is owned by Aztar shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Aztar Common Stock. Subject to Section 2.03(e), each issued and outstanding share of Aztar Common Stock (other than shares to be canceled in accordance with Section 2.01(a) and other than Aztar Dissenting Shares (as defined in Section 2.04(a)) shall be converted into the right to receive (i) $54.00 per share in cash plus (ii) if the Closing shall not have occurred on or prior to the date which is six months from the date hereof for reasons other than those set forth in Section 6.01(a) and Section 6.03 of this Agreement, an amount in cash equal to $0.00888 per day for each day during the period commencing on the day following the expiry date of the six months period through the date of the Closing plus (iii) if the Closing shall not have occurred on or prior to the date which is nine months from the date hereof for reasons other than those set forth in Section 6.01(a) and Section 6.03 of this Agreement, an amount in cash equal to $0.00296 per day for each day during the period commencing on the day following the expiry date of the nine months period through the date of the Closing, (together the “Common Stock Merger Consideration”). As of the Effective Time, all such shares of Aztar Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Aztar Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration to be paid therefor upon the surrender of such certificate in accordance with Section 2.03, without interest.

(c) Conversion of Aztar Preferred Stock. Subject to Section 2.03(e), each issued and outstanding share of Aztar Preferred Stock (other than shares to be canceled in accordance with Section 2.01(a) and other than Aztar Dissenting Shares) shall be converted into the right to receive (i) $571.13 per share in cash plus (ii) if the Closing shall not have occurred on or prior to the date which is six months from the date hereof for reasons other than those set forth in Section 6.01(a) and Section 6.03 of this Agreement, an amount in cash equal to $0.09388 per day for each day during the period commencing on the day following the expiry date of the six months period through the date of the Closing, plus (iii) if the Closing shall not have occurred on or prior to the date which is nine months from the date hereof for reasons other than those set forth in Section 6.01(a) and Section 6.03 of this Agreement, an amount in cash equal to $0.0313 per day for each day during the period commencing on the day following the expiry date of the nine months period through the date of the Closing, provided that with respect to any share of Aztar Preferred Stock that has elected to receive the liquidation preference plus accrued and unpaid dividends in accordance with the certification of designations, preferences and rights of the Aztar Preferred Stock, each such share shall be converted into the liquidation preference thereof plus accrued and unpaid dividends as of the Effective Time (together, the “Preferred Stock Merger Consideration” and together with the Common Stock Merger Consideration, the “Merger Consideration”). The liquidation preference of a share of Aztar Preferred Stock is $100. As of the date hereof, the accrued and unpaid dividends thereon were less than $180,000 in the aggregate. As of the Effective Time, all such shares of Aztar Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Aztar Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Preferred Stock Merger Consideration upon the surrender of such certificate in accordance with Section 2.03, without interest.

(d) Conversion of Merger Sub Common Stock. Each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time (of which, as of the date of this Agreement, 1000 shares of common stock, par value $.01 per share, are issued and outstanding) shall be converted into one duly authorized, validly issued, fully paid, and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation so that, after the Effective Time, Columbia shall be the holder of all of the issued and outstanding capital stock of the Surviving Corporation.

Section 2.02 Custodial Assets. (a) Concurrently with the execution hereof, Sussex shall deposit $313 million (such amount, including the interest accrued thereon, the “Custodial Assets”) with Deutsche Bank Trust Company Americas (the “Custodian”), pursuant to a custody and security agreement dated as of the date hereof and attached hereto as Exhibit A (the “Custody and Security Agreement”) executed and delivered by each of Sussex, Columbia, Merger Sub, Aztar and the Custodian. At the Closing, the Custodial Assets then being held by the Custodian shall be credited against the Payment Fund (as defined below) and such Custodial Assets shall be promptly released and paid by the Custodian to the Paying Agent (as defined below) pursuant to this Section 2.02(a) and the terms of the Custody and Security Agreement. Upon the termination of this Agreement, the Custodial Assets shall be payable pursuant to Section 5.07(d) hereof, and thereafter shall be promptly released by the Custodian to Aztar or Sussex, as the case may be, pursuant to Section 5.07(d) hereof and the terms of the Custody and Security Agreement.

(b) Aztar, Sussex, Columbia, and Merger Sub agree to execute and be bound by such other reasonable and customary instructions as may be necessary or reasonably required by the Custodian or the parties hereto in order to consummate the Merger and the other transactions contemplated by this Agreement, or otherwise to distribute and pay the funds as provided in this Agreement and the Custody and Security Agreement; provided, that such instructions are consistent with the terms of this Agreement and the Custody and Security Agreement. In the event of any inconsistency between the terms and provisions of such supplemental instructions and the terms and provisions of this Agreement, or any inconsistency between the terms and provisions of the Custody and Security Agreement and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, absent an express written agreement between the parties hereto to the contrary which acknowledges this Section 2.02(b).

Section 2.03 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Columbia shall enter into an agreement with such bank or trust company as may be mutually agreed by Columbia and Aztar (the “Paying Agent”), pursuant to which

Columbia shall deposit with the Paying Agent at the Effective Time, for the benefit of the holders of shares of Aztar Common Stock and Aztar Preferred Stock, for exchange in accordance with this Article II, through the Paying Agent, cash representing the Common Stock Merger Consideration payable to holders of shares of Aztar Common Stock and cash representing the Preferred Stock Merger Consideration payable to holders of shares of Aztar Preferred Stock (the “Payment Fund”).

(b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Aztar Common Stock or Aztar Preferred Stock (the “Certificates”) whose shares were converted into the right to receive cash pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Columbia may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, in the case of Certificates formerly representing shares of Aztar Common Stock, the Common Stock Merger Consideration, without interest, and in the case of Certificates formerly representing shares of Aztar Preferred Stock, the Preferred Stock Merger Consideration, without interest, in each case that such holder has the right to receive pursuant to the provisions of this Article II, and, in each case, the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Aztar Common Stock or Aztar Preferred Stock that is not registered in the transfer records of Aztar, the applicable Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered only if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the payment of the applicable Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of Columbia that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.03, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration, which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II. No interest shall be paid or will accrue on the Merger Consideration or any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) No Further Ownership Rights in Aztar Capital Stock. All cash payments of Merger Consideration upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Aztar Common Stock or Aztar Preferred Stock, as the case may be, theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of Aztar of the shares of Aztar Common Stock or Aztar Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Columbia, Aztar or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Columbia, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Columbia for payment of their claims for Merger Consideration.

(e) No Liability. None of Columbia, Aztar or the Paying Agent or any of their respective directors, officers, employees and agents shall be liable to any person in respect of any cash representing the Merger Consideration or any cash from the Payment Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.01(d)), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of Columbia, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund, as directed by Columbia, on a daily basis, in Permitted Investments (as defined in Section 8.03) or as otherwise consented to by Aztar prior to the Effective Time (which consent shall not be unreasonably withheld or delayed). Any interest and other income resulting from such investments shall be paid to Columbia.

(g) Withholding Rights. Columbia and the Paying Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any person who was a holder of Aztar Common Stock or Aztar Preferred Stock, as the case may be, immediately prior to the Effective Time such amounts as Columbia and the Paying Agent may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any other provision of applicable federal, state, local or foreign tax law. To the extent that amounts are so withheld by Columbia or the Paying Agent and duly paid over to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

(h) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Columbia, the posting by such person of a bond in such reasonable amount as Columbia may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration pursuant to this Agreement.

(i) Adjustments to Prevent Dilution. In the event that Aztar changes the number of shares of Aztar Common Stock or securities convertible or exchangeable into or exercisable for shares of Aztar Common Stock, or shares of Aztar Preferred Stock or securities convertible or exchangeable into or exercisable for shares of Aztar Preferred Stock, issued and outstanding prior to the Effective Time, in each case as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other transaction, the applicable Merger Consideration shall be equitably adjusted.

Section 2.04 Dissenting Shares. Any holder of shares of Aztar Common Stock or Aztar Preferred Stock who shall have exercised rights to dissent with respect to the Merger in accordance with the DGCL and who has properly exercised such holder’s rights to demand payment of the “fair value” of the holder’s shares of Aztar Common Stock or Aztar Preferred Stock, as the case may be (the “Aztar Dissenting Shares”) as provided in the DGCL (the “Aztar Dissenting Stockholder”) shall thereafter have only such rights, if any, as are provided a dissenting stockholder in accordance with the DGCL and shall have no rights to receive the Merger Consideration pursuant to Section 2.01; provided, however, that if a Aztar Dissenting Stockholder shall fail to properly demand payment (in accordance with the DGCL) or shall have effectively withdrawn or lost such rights to relief as a Aztar Dissenting Stockholder under the DGCL, then such Aztar Dissenting Stockholder’s Aztar Dissenting Shares automatically shall cease to be Aztar Dissenting Shares and shall be converted into and represent only the right to receive, upon surrender of the Certificate representing the Aztar Dissenting Shares, the applicable Merger Consideration pursuant to Section 2.01, without interest.

ARTICLE III

Representations and Warranties

Section 3.01 Representations and Warranties of Aztar. Except as and to the extent set forth in the letter dated the date of this Agreement and delivered to Columbia by Aztar concurrently with the execution and delivery of this Agreement (the “Aztar Disclosure Letter”) and, to the extent the qualifying nature of such disclosure is readily apparent therefrom, except as and to the extent set forth in the Aztar Reports (as defined in Section 3.01(e)) filed on or after January 1, 2006 and prior to the date hereof or in Aztar’s definitive proxy statement for its 2006 Annual Meeting of Stockholders (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature), Aztar represents and warrants to Columbia and Merger Sub as follows:

(a) Organization and Qualification. Each of Aztar and its subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing or to have such power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect (as defined in Section 8.03) on Aztar. Each of Aztar and its subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Aztar. Except as set forth in Section 3.01(a) of the Aztar Disclosure Letter, none of Aztar or any of its subsidiaries is a party to any agreement, arrangement or understanding relating to the securities of Aztar or any of its subsidiaries, including with respect to the voting, holding, issuance, purchase, sale or registration thereof or entitling any party to any put or call rights, rights of first offer, rights of first refusal, tag-along or drag-along rights or any similar rights or obligations, or to any agreement, arrangement or understanding providing for any governance, veto or similar rights with respect to Aztar or any of its subsidiaries.

(b) Capital Stock.

(i) The authorized capital stock of Aztar consists of:

(A) 100,000,000 shares of Aztar Common Stock, of which 36,158,655 shares were issued and outstanding as of the date of this Agreement; and

(B) 100,000 shares of preferred stock, par value $.01 per share, of which 44,689.657 shares of Aztar Preferred Stock were issued or outstanding as of the date of this Agreement.

As of May 12, 2006, 18,871,010 shares of Aztar Common Stock and no shares of Aztar Preferred Stock were held in the treasury of Aztar.

(ii) A true and correct copy of each of the 1989 Stock Option and Incentive Plan, 1999 Employee Stock Option and Incentive Plan, 2004 Employee Stock Option and Incentive Plan, 1990 Nonemployee Directors Stock Option Plan and 2000 Nonemployee Directors Stock Option Plan, in each case as currently in effect and reflecting all amendments thereto (collectively, the “Aztar Employee Stock Plans”) has been delivered or made available to Columbia prior to the date hereof. As of the date of this Agreement, (x) 3,257,663 shares of Aztar Common Stock were subject to outstanding Aztar Employee Stock Options (as defined in Section 5.04(a)) and (y) no shares of Aztar Common Stock were the subject of other rights (whether contingent, accrued or otherwise), to acquire or receive shares of Aztar Common Stock or benefits measured by the value of shares of Aztar Common Stock or otherwise representing an award of any kind consisting of shares of Aztar Common Stock under the

Aztar Employee Stock Plans (the items in this clause (y), the “Aztar Awards”). The Aztar Employee Stock Plans are the only plans or other obligations of Aztar or any of its subsidiaries with respect to Aztar Awards or Aztar Employee Stock Options. Aztar has no shares of capital stock reserved for issuance, except that, as of May 12, 2006, there were an aggregate of 3,073,494 shares of Aztar Common Stock reserved for issuance pursuant to the Aztar Employee Stock Plans, including 3,073,494 shares in respect of Aztar Employee Stock Options and no shares in respect of Aztar Awards, an aggregate of 472,656 shares of Aztar Common Stock reserved for issuance upon conversion of the Aztar Preferred Stock and an aggregate of 50,000 shares of preferred stock reserved for issuance in connection with the Rights Agreement (as defined in Section 3.01(p)). Section 3.01(b)(ii) of the Aztar Disclosure Letter contains a correct and complete list as of May 12, 2006 of (i) the number of outstanding Aztar Employee Stock Options under each of the Aztar Employee Stock Plans, the holders of such Aztar Employee Stock Options (if such holder is or was an executive officer of Aztar), the exercise price of all Aztar Employee Stock Options and the number of shares of Aztar Common Stock issuable at each such exercise price, and (ii) the number of outstanding Aztar Awards under each of the Aztar Employee Stock Plans and the holders of such Aztar Awards. From May 12, 2006 to the date hereof, Aztar has not issued any shares of Aztar Common Stock except pursuant to the exercise of Aztar Employee Stock Options and the settlement of Aztar Awards, in each case outstanding on May 12, 2006, in accordance with their respective terms. From May 12, 2006 through the date hereof, neither Aztar nor any of its subsidiaries has granted or issued any Aztar Employee Stock Options or Aztar Awards. All Aztar Employee Stock Options vest at the Effective Time pursuant to the terms of the Aztar Employee Stock Plans as in effect on the date hereof.

(iii) All of the issued and outstanding shares of Aztar Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding shares of Aztar Preferred Stock are duly authorized, validly issued, fully paid and nonassessable.

(iv) Except as disclosed in this Section 3.01(b) and except for this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, rights (including stock appreciation rights), preemptive rights, redemption rights, repurchase rights or other contracts, commitments, understandings or arrangements, including any put or call right or right of conversion or exchange under any outstanding security, instrument or agreement (collectively, “Options”), obligating Aztar or any of its subsidiaries to acquire or purchase or to issue or sell any shares of capital stock (or to make payments measured by the value of shares of capital stock) or other securities of Aztar or any of its subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any capital stock (or to make payments measured by the value of shares of capital stock) or other securities of Aztar or any of its subsidiaries, or to grant, extend or enter into any Option with respect thereto, and no securities or obligations evidencing such rights or Options are authorized, issued or outstanding. No Aztar subsidiary owns any shares of Aztar Common Stock or Aztar Preferred Stock.

(v) Except as disclosed in Section 3.01(b)(v) of the Aztar Disclosure Letter, all of the outstanding shares of capital stock and other securities of each subsidiary of Aztar are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Aztar or a wholly owned subsidiary, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each, a “Lien”), except for any of the foregoing that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Aztar. Except as disclosed in Section 3.01(b)(v) of the Aztar Disclosure Letter, there are no (A) outstanding Options obligating Aztar or any of its subsidiaries to issue or sell any shares of capital stock of any subsidiary of Aztar or to grant, extend or enter into any such Option or (B) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Aztar or a wholly owned subsidiary of Aztar with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any subsidiary of Aztar.

(vi) No bonds, debentures, notes or other indebtedness or obligations of Aztar or any of its subsidiaries having the right to vote (or which are convertible into or exercisable for securities having the right to vote) (collectively, “Aztar Voting Debt”) on any matters on which Aztar stockholders may vote are issued or outstanding nor are there any outstanding Options obligating Aztar or any of its subsidiaries to issue or sell any Aztar Voting Debt or to grant, extend or enter into any Option with respect thereto. There are no securities convertible into or exercisable for any such securities and no commitments or obligations to issue any of the foregoing.

(c) Authority. The Aztar Board of Directors has unanimously (A) declared that the Merger and the other transactions contemplated hereby are advisable and has adopted this Agreement; (B) resolved to recommend adoption of this Agreement to the holders of shares of Aztar Common Stock and Aztar Preferred Stock; and (C) directed that this Agreement be submitted to the holders of shares of Aztar Common Stock and Aztar Preferred Stock for their adoption. Aztar has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and, subject to obtaining Stockholder Approval (as defined in Section 3.01(p)), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Aztar and the consummation by Aztar of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of Aztar. No other corporate proceedings on the part of Aztar or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Aztar and the consummation by Aztar of the Merger and the other transactions contemplated hereby, other than obtaining Stockholder Approval. This Agreement has been duly and validly executed and delivered by Aztar and constitutes a legal, valid and binding obligation of Aztar enforceable against Aztar in accordance with its terms. Aztar has received the opinion of Goldman, Sachs & Co., Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Common Stock Merger Consideration is fair from a financial point of view to the holders of Aztar Common Stock.

(d) No Conflicts; Approvals and Consents.

(i) Other than the notices, reports, filings, consents, registrations, declarations, approvals, permits or authorizations (A) required by the Secretary of the State of Delaware as contemplated hereby; (B) required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (C) by, with, to or from the Gaming Authorities (as defined in Section 8.03) in New Jersey, Nevada, Missouri and Indiana with jurisdiction over Aztar’s gaming operations under any Gaming Laws (as defined in Section 8.03) applicable to Aztar (collectively, the “Aztar Required Gaming Approvals”), except as set forth in Section 3.01(d)(i) of the Aztar Disclosure Letter, no notices, declarations, reports or other filings are required to be made by Aztar with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Aztar or any of its subsidiaries from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental authority (each, a “Governmental Authority”), in connection with the execution, delivery and performance of this Agreement by Aztar and the consummation by Aztar of the Merger and the compliance by Aztar with the provisions of this Agreement, or in connection with the continuing operation of the business of Aztar and its subsidiaries following the Effective Time, except those that the failure to make or obtain, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Aztar.

(ii) The execution, delivery and performance of this Agreement and the Custody and Security Agreement by Aztar do not, and the consummation by Aztar of the Merger and the compliance by Aztar with the provisions of this Agreement and the Custody and Security Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Aztar or the comparable governing documents of any of its subsidiaries; (B) except as set forth in Section 3.01(d)(ii)(B) of the Aztar Disclosure Letter, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Aztar or any of its subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture or other obligation, whether or not in writing (a “Contract”), binding upon Aztar or any of its subsidiaries or, assuming (solely with respect to performance of this Agreement by Aztar and consummation by Aztar of the Merger) compliance with the matters referred to in Section 3.01(d)(i), any Law (as defined in Section 3.01(j)) or governmental or non-governmental permit or license to which Aztar or any of its subsidiaries is subject; or (C) any change in the rights or obligations of any party under any Contract binding upon Aztar or any of its subsidiaries (including, without limitation, any change in pricing, term, put or call rights, rights of first offer, rights of first refusal, tag-along or drag-along rights or any similar rights or obligations which may be exercised in connection with the Merger and the other transactions contemplated hereby), except in the case of clause (B) and (C) as individually or in the aggregate have not had and would not reasonably be expected to have a material adverse effect on Aztar.

(iii) Section 3.01(d)(iii) of the Aztar Disclosure Letter sets forth a correct and complete list of Material Contracts (as defined in Section 3.01(m)) of Aztar or any of its subsidiaries pursuant to which consents or waivers are required in connection with the performance by Aztar of its obligations hereunder.

(e) Aztar SEC Reports; Financial Statements.

(i) Aztar has made available to Columbia each registration statement, report, proxy statement or information statement prepared by it since December 31, 2002 and filed with the SEC, including Aztar’s Annual Report on Form 10-K for the year ended December 31, 2005, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the “SEC”). Aztar has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since December 31, 2002 (the forms, statements, reports and documents filed or furnished with the SEC since December 31, 2002 and those filed or furnished with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Aztar Reports”). Each of the Aztar Reports filed or furnished on or prior to the date hereof, at the time of its filing (except and as to the extent such Aztar Report has been modified or superseded in any subsequent Aztar Report filed and publicly available prior to the date of this Agreement), complied, and each of the Aztar Reports filed or furnished after the date hereof will comply, in all material respects with the applicable requirements of each of the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder and complied or will comply, as applicable, in all material respects with the then applicable accounting standards. As of their respective dates, except as and to the extent modified or superseded in any subsequent Aztar Report filed and publicly available prior to the date of this Agreement, the Aztar Reports did not, and any Aztar Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Aztar Reports filed or furnished on or prior to the date hereof included, and if filed or furnished after the date hereof, will include all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the “SOX Act”), and the internal control report and attestation of Aztar’s outside auditors required by Section 404 of the SOX Act.

(ii) Each of the consolidated balance sheets included in or incorporated by reference into the Aztar Reports (including the related notes and schedules) fairly presents, or, in the case of the Aztar Reports filed or furnished after the date hereof, will fairly present in all material respects the consolidated financial position of Aztar and its subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Aztar Reports (including any related notes and schedules) fairly presents, or in the case of the Aztar Reports filed or furnished after the date hereof, will fairly present in all material respects the net income, total shareholders’ equity and net increase (decrease) in cash and cash equivalents, as the case may be, of Aztar and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(iii) The management of Aztar has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to Aztar, including its consolidated subsidiaries, is made known to the chief executive officer and chief financial officer of Aztar by others within those entities, and (y) disclosed, based on its most recent evaluation, to Aztar’s outside auditors and the audit committee of the Board of Directors of Aztar (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect Aztar’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Aztar’s internal controls over financial reporting. Since December 31, 2002, any material change in internal control over financial reporting required to be disclosed in any Aztar Report has been so disclosed.

(iv) Since December 31, 2003, to Aztar’s knowledge, (x) none of Aztar or any of its subsidiaries, or any director, officer, employee, auditor, accountant or representative of Aztar or any of its subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Aztar or any of its subsidiaries or their respective internal accounting controls relating to periods after December 31, 2003, including any material complaint, allegation, assertion or claim that Aztar or any of its subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing that have been resolved without any material impact and except for any of the foregoing after the date hereof which have no reasonable basis), and (y) no attorney representing Aztar or any of its subsidiaries, whether or not employed by Aztar or any of its subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2003, by Aztar or any of its officers, directors, employees or agents to the Board of Directors of Aztar or any committee thereof or, to the knowledge of the officers of Aztar, to any director or officer of Aztar.

(v) All filings (other than immaterial filings) required to be made by Aztar or any of its subsidiaries since December 31, 2002 under any applicable state laws and regulations relating to gaming or similar matters, have been filed with the applicable Governmental Authorities, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto so required to be filed, and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of the applicable statute and the rules and regulations thereunder, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Aztar.

(f) Absence of Certain Changes or Events. Since December 31, 2005 (the “Audit Date”), there has not been any material adverse effect on Aztar or any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Aztar. Since the Audit Date, Aztar and its subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than in, the ordinary course of such businesses. Since the Audit Date and prior to the date hereof, there has not been any action or event that if taken on or after the date hereof without the consent of Columbia would violate the provisions of Section 4.01(a) of this Agreement or any agreement or commitment to do any of the foregoing.

(g) Absence of Undisclosed Liabilities. Except as set forth in Section 3.01(g) of the Aztar Disclosure Letter, there are no liabilities or obligations of Aztar or any of its subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that would reasonably be expected to result in any obligations or liabilities of, Aztar or any of its subsidiaries, other than: (a) liabilities or obligations to the extent (I) reflected on the consolidated balance sheet of Aztar included in the most recent audited financial statements included in the Aztar Reports filed prior to the date hereof (the “Audited Financial Statements”), or (II) readily apparent in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business since December 31, 2005 that individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Aztar, (c) other liabilities or obligations that individually or in the aggregate have not had and would not reasonably be expected to have a material adverse effect on Aztar, (d) performance obligations under Material Contracts required in accordance with their terms, and (e) performance obligations, to the extent required under applicable Law, in the case of each of clause (d) and (e) to the extent arising after the date hereof.

(h) Legal Proceedings; Litigation and Liabilities. Except as set forth in Section 3.01(h) of the Aztar Disclosure Letter, there are no (A) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the knowledge of Aztar, threatened against Aztar or any of its subsidiaries or affiliates or (B) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating thereto, pending or, to the knowledge of Aztar, threatened against Aztar or any of its subsidiaries or affiliates before any Governmental Authority, including any Gaming Authority, except in the case of either clause (A) or (B), for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Aztar. None of Aztar or any of its subsidiaries or affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority, including any Gaming Authority, which, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on Aztar.

(i) Information Supplied. None of the information supplied or to be supplied by Aztar for inclusion or incorporation by reference in the proxy statement (the “Proxy Statement”) to be mailed to Aztar’s stockholders in connection with the Stockholders Meeting (as defined in Section 5.01(b)) will, at the date it is first mailed to Aztar’s stockholders or at the time of the Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Aztar with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Columbia for inclusion or incorporation by reference in the Proxy Statement.

(j) Permits; Compliance with Laws and Orders. The businesses of each of Aztar and its subsidiaries have not been conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority, including any Gaming Authority (collectively, “Laws”), except for such violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Aztar. Except as set forth in Section 3.01(j)(1) of the Aztar Disclosure Letter, no investigation, review, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Authority, including any Gaming Authority, with respect to Aztar or any of its subsidiaries is pending or, to the knowledge of Aztar, threatened, nor has any Governmental Authority, including any Gaming Authority, indicated an intention to conduct the same, except for any such investigations or reviews that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Aztar. Except as set forth in Section 3.01(j)(2) of the Aztar Disclosure Letter, each of Aztar and its subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Authority, including any Gaming Authority (“Licenses”) necessary to conduct its business as presently conducted, except for any failures to have or to be in compliance with such Licenses which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Aztar. The actions of the applicable Governmental Authorities, including any Gaming Authority, granting all Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the knowledge of Aztar, threatened, any application, petition, objection or other pleading with any Governmental Authority, including any Gaming Authority, which challenges or questions the validity of or any rights of the holder under any License, except for any of the foregoing that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Aztar.

(k) Taxes.

(i) Each of Aztar and its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns (as defined below) required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes (as defined below) shown to be due and owing on such Tax Returns have been timely paid, except for such amounts as would not, individually or in the aggregate, be material.

(ii) The most recent financial statements contained in the Aztar Reports delivered to Columbia prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by Aztar and its subsidiaries for all taxable periods through the date of such financial statements.

(iii) Except as set forth in Section 3.01(k)(iii) of the Aztar Disclosure Letter, there is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material Taxes or material Tax Return of Aztar or its subsidiaries; to the knowledge of Aztar, neither Aztar nor any of its subsidiaries has received written notice of any material claim (not subsequently withdrawn) made by a governmental authority in a jurisdiction where Aztar or any of its subsidiaries, as applicable, does not file a Tax Return, that Aztar or such subsidiary is or may be subject to income taxation by that jurisdiction; no material deficiency with respect to any Taxes has been proposed, asserted or assessed against Aztar or any of its subsidiaries; and no requests for waivers of the time to assess any material amount Taxes are pending.

(iv) The federal income Tax Returns of Aztar and its subsidiaries have been examined by and settled with the Internal Revenue Service (“IRS”) (or the applicable statutes of limitation have lapsed) for all years through 2003. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(v) Except as set forth in Section 3.01(k)(v) of the Aztar Disclosure Letter, there are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against Aztar or any of its subsidiaries, and no power of attorney granted by either Aztar or any of its subsidiaries with respect to any material Taxes is currently in force.

(vi) Except as set forth in Section 3.01(k)(vi) of the Aztar Disclosure Letter, neither Aztar nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of any material amount of Taxes imposed on or with respect to any individual or other person (other than (I) such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business and (II) agreements with or among Aztar or any of its subsidiaries), and neither Aztar nor any of its subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (other than the group the common parent of which is Aztar) or (B) has any liability for the Taxes of any person (other than Aztar or any of its subsidiaries) (I) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), or (II) as a transferee or successor.

(vii) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Aztar and its subsidiaries.

(viii) Neither Aztar nor any subsidiary has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355.

For purposes of this Agreement:

“Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

“Tax Return” means any return, report or similar statement (including the schedules attached thereto) required to be filed with respect to Taxes, including, without limitation, any information return, claim for refund, amended return, or declaration of estimated Taxes.

(l) Employee Benefit Plans; ERISA.

(i) For purposes of this Agreement, (x) “Aztar Employee Benefit Plans” means any material employee compensation and benefit policies, arrangements or payroll practices including bonus (including any retention bonus plan), incentive compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, supplemental retirement, stock purchase, stock option, stock ownership, restricted stock, stock appreciation rights, phantom stock, sick leave, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen’s compensation or other insurance, salary continuation for disability, hospitalization, scholarship programs, retiree medical, or other material benefit plan, agreement, practice, policy, program, scheme or arrangement of any kind, whether written or oral, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA or other material benefit arrangements that are maintained, contributed to or sponsored by Aztar or any of its subsidiaries for the benefit of any current or former employee, officer or director of Aztar or any of its subsidiaries and all “employee pension benefit plans,” as defined in Section 3(2) of ERISA, maintained or contributed to by Aztar or any ERISA Affiliate or to which Aztar or any of its subsidiaries or any ERISA Affiliate contributed or is obligated to contribute thereunder within six years prior to the Closing; and (y) “Aztar Employment Agreements” means all individual employment, consulting, termination, separation, severance, change in control, retention, post-employment and other compensation agreements existing as of the date of this Agreement, which are between Aztar or any of its subsidiaries and any current or former director, officer or employee thereof, including the name of such current or former director, officer or employee.

(ii) (A) All Aztar Employee Benefit Plans are in compliance in all material respects with all applicable requirements of law, including ERISA (as defined below) and the Code, (B) each of Aztar and its subsidiaries has performed all material obligations required to be performed by it under any Aztar Employee Benefit Plan and is not in any material respect in default under or in violation of any Aztar Employee Benefit Plan, (C) no material action, dispute, suit, claim, arbitration or legal, administrative or other proceeding or governmental action (other than claims for benefits in the ordinary course) is pending or, to the knowledge of Aztar, threatened (x) with respect to any Aztar Employee Benefit Plan by any current or former employee, officer or director of Aztar or any of its subsidiaries, (y) alleging any breach of the material terms of any Aztar Employee Benefit Plan or any fiduciary duties or (z) with respect to any violation of any applicable law with respect to any such Aztar Employee Benefit Plan, and (D) there does not now exist any circumstance that would reasonably be expected to result in any Controlled Group Liability that would be a material liability of Aztar or any of its subsidiaries following the Closing.

(iii) As used herein:

(A) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(B) “ERISA” means the Employee Retirement and Income Security Act of 1974, as amended, and the rules and regulations thereunder;

(C) “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a person or any of its subsidiaries and which, together with such person or any of its subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(iv) Each Aztar Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt and, to the knowledge of Aztar, no fact or event has occurred since the date of such determination letter or letters from the Internal Revenue Service that would reasonably be expected to affect adversely the qualified status of any such Aztar Employee Benefit Plan or the exempt status of any such trust.

(v) Neither Aztar nor any of its ERISA Affiliates has withdrawn in a complete or partial withdrawal from any Aztar Employee Benefit Plan that is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (“Aztar Multiemployer Plan”) or has any unsatisfied material liability arising from a complete or partial withdrawal, nor has any of them incurred any present or contingent liability due to the termination or reorganization of any Aztar Multiemployer Plan, nor are any of them reasonably expected to incur liability under Section 4063 or 4064 of ERISA with respect to any such Aztar Multiemployer Plan.

(vi) Neither Aztar nor any ERISA Affiliate has any present or contingent material liability under Title IV of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA, and no events have occurred and no circumstances exist that would reasonably be expected to result in any such material liability to Aztar or any ERISA Affiliate.

(vii) There does not now exist any circumstance that would reasonably be expected to result in material liability to Aztar or any of its ERISA Affiliates arising from a breach of fiduciary duty in connection with the Aztar Employee Benefit Plans or a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(viii) All contributions, premiums and other payments required by law or any Aztar Employee Benefit Plan or applicable collective bargaining agreement have been made under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof; and any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing Date, or otherwise with respect to periods before and through the Closing Date, due from any of Aztar or its subsidiaries to, under or on account of each Aztar Employee Benefit Plan shall have been paid prior to the Closing Date or shall have been fully reserved and provided for or accrued on Aztar’s financial statements.

(ix) Except as set forth in Section 3.01(l)(ix) of the Aztar Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, whether alone, or in connection with any other event will (A) result in the acceleration of the time of payment of or vesting in, or an increase in the amount of, compensation or benefits due any current or former employee, director or officer of Aztar or its subsidiaries (including any equity compensation), (B) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director or officer or (C) result in any payment or any entitlement to payment (including, but not limited to, any retention bonuses, parachute payments or noncompetition payments) becoming due to any employee or former employee or group of employees or former employees or to any director or former director or (D) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee of Aztar or any of its subsidiaries. Section 3.01(l)(ix) of the Aztar Disclosure Letter sets forth a good-faith estimate of the amount of any estimated severance payment (including estimated gross-up payments, if applicable) owed under the Aztar Employment Agreements with the five most highly compensated Company Employees (as defined in Section 5.05(a)) employed at Aztar’s corporate headquarters due to the transactions contemplated by this Agreement and any subsequent termination of employment.

(m) Material Contracts. Except as set forth in Section 3.01(m) of the Aztar Disclosure Letter, neither Aztar nor any of its subsidiaries is a party to or bound by, as of the date hereof, any of the following (whether or not in writing), collectively with all exhibits and schedules to such Contracts:

(i) any agreement or series of related agreement providing for the acquisition or disposition of securities of any person or any assets, in each case involving more than $1,000,000 individually or in the aggregate, other than in the ordinary course of business consistent with past practice or in connection with the capital expenditure budgets included in Section 4.01(a)(xi) of the Aztar Disclosure Letter;

(ii) any Contract that imposes payment, cancellation penalties or other obligations in connection with the redevelopment or future operation (other than ordinary course hotel operations) of all or any portion of Aztar’s property, facility or operations in Las Vegas, Nevada (the “Las Vegas Site”);

(iii) any Contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000; and

(iv) any Contract that would be required to be filed as an exhibit to an Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (the Contracts described in clauses (i) – (iv), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).

A true and complete copy of each Material Contract has previously been delivered or made available to Columbia. Except as individually or in the aggregate has not had and would not reasonably be expected to have a material adverse effect on Aztar, each Contract by which Aztar or its subsidiaries is bound is a valid and binding agreement of Aztar or one of its subsidiaries enforceable against Aztar or one of its subsidiaries, and, to the knowledge of Aztar, the counterparties thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors rights generally and to equitable principles (whether considered in a proceeding at law or in equity). Aztar and its subsidiaries are not (and to the knowledge of Aztar, no counterparty is) in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party or Aztar, would result in a default under, any Contract to which Aztar or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than breaches, violations and defaults which have not had and would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Aztar. The execution, delivery and performance of this Agreement by Aztar do not, and the consummation by Aztar of the Merger and the compliance by Aztar with the provisions of this Agreement will not, constitute or result in, with or without notice, lapse of time or both, a material breach or violation of, a material default under, or the creation of a Lien on any of the assets of Aztar or any of its subsidiaries pursuant to the Pinnacle Agreement. Aztar has in all material respects complied with its obligations under the Pinnacle Agreement, and the Pinnacle Agreement has been terminated in accordance with the terms thereof.

(n) Title to Assets. Except as set forth in Section 3.01(n) of the Aztar Disclosure Letter, Aztar and each of its subsidiaries has good and valid title in fee simple to all their owned real property, as reflected in the most recent balance sheet included in the Audited Financial Statements included in the Aztar Reports, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current taxes, payments of which are not yet delinquent or are being disputed in good faith, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, or Aztar’s intended use as of the date hereof, of the property subject thereto or affected thereby, or otherwise materially impair Aztar’s business operations (in the manner presently carried on by Aztar or intended, as of the date hereof, to be carried on by Aztar), or (iii) for such matters which have not had and would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Aztar. Aztar and each of its subsidiaries have good and valid leasehold interests in all real property leased by them. All leases under which Aztar or any of its subsidiaries leases any real or personal property are in good standing, valid and effective against Aztar, and to Aztar’s knowledge the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default by Aztar, or to Aztar’s knowledge the counterparties thereto, or event which with notice or lapse of time or both would become a default by Aztar or to Aztar’s knowledge the counterparties thereto other than failures to be in good standing, valid and effective and defaults under such leases which have not had and would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Aztar.

(o) Environmental Matters. Except for matters set forth in Section 3.01(o) of the Aztar Disclosure Letter and such matters as, individually or in the aggregate, have not had and would not reasonably be expected to result in a material adverse effect on Aztar: (i) Aztar and its subsidiaries have complied at all times with all applicable Environmental Laws (as defined below); (ii) no property currently owned, leased or operated by Aztar or any of its subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance (as defined below) in a manner that is or would be required to be Remediated or Removed (as such terms are defined below), that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability (as defined below); (iii) Aztar and its subsidiaries have no information that any property formerly owned, leased or operated by Aztar or any of its subsidiaries was contaminated with any Hazardous Substance in a manner requiring Remediation or Removal under applicable Environmental Law, during or prior to such period of ownership, leasehold, or operation; (iv) neither Aztar nor any of its subsidiaries nor any prior owner or operator has incurred in the past or is now subject to any Environmental Liabilities (as defined below); (v) neither Aztar nor any of its subsidiaries has received any notice, demand, letter, claim or request for information alleging that Aztar or any of its subsidiaries may be in violation of or subject to liability under any Environmental Law; (vi) neither Aztar nor any of its subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance or any environmental, health or safety matter; and (vii) to the knowledge of Aztar, there are no other circumstances or conditions involving Aztar or any of its subsidiaries that would reasonably be expected to result in any Environmental Liability.

(A) As used herein, the term “Environmental Laws” means all Laws (including any common law) relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, Release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

(B) As used herein, the term “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (A) related to environment, health or safety issues (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water, and occupational safety and health); and (B) based upon (I) any provision of Environmental Laws or (II) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Governmental Authority. The term “Environmental Liabilities” includes, without limitation: (A) fines, penalties, judgments, awards, settlements, losses, damages (including consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental, health or safety matters; (B) defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental, health or safety matters; and (C) financial responsibility for (x) cleanup costs and injunctive relief, including any Removal, Remedial or Response actions, and natural resource damages, and (y) other Environmental Laws compliance or remedial measures.

(C) As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”); any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said Laws); and including, without limitation, any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, toxic mold and mycotoxins.

(D) As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

(E) As used herein, the term “Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether such activities are those which might be taken by a Governmental Authority or those which a Governmental Authority or any other person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other persons under “removal,” “remedial,” or other “response” actions.

(p) Vote Required. The affirmative vote of the holders of record of at least a majority of the outstanding shares of Aztar Common Stock and Aztar Preferred Stock, voting together as a single class, with respect to the adoption of this Agreement (the “Stockholder Approval”), is the only vote of the holders of any class or series of the capital stock of Aztar or its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby. No “fair price”, “merger moratorium”, “control share acquisition”, or other anti-takeover or similar statute or regulation applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby, except for those which have been made not applicable to this Agreement, the Merger and the other transactions contemplated hereby by valid action of the Board of Directors of Aztar prior to the execution and delivery hereof. Prior to the execution and delivery hereof, the Board of Directors of Aztar has taken all action necessary to assure that (x) the Rights Agreement, dated as of December 14, 1999, as amended, between Aztar and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (the “Rights Agreement”) exempts Columbia and its affiliates and associates (as defined therein) from the operation of the provisions of the Rights Agreement, (y) none of Columbia, or its affiliates or associates are or will become an Acquiring Person (as defined in the Rights Agreement) as a result of the execution, delivery and performance of this Agreement and (z) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are exempt from the provisions thereof. Aztar has taken such action as is necessary so that this Agreement is not subject to the provisions of Article Ninth of its Restated Certificate of Incorporation, as amended.

(q) Labor and Employment Matters.

(i) Except as set forth on Section 3.01(q)(i) of the Aztar Disclosure Letter, neither Aztar nor any its subsidiaries is a party to any material collective bargaining agreement or other current labor agreement with any labor union or organization nor does Aztar or any of its subsidiaries have any knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(ii) There is no material unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure pending, or, to the knowledge of Aztar, threatened against Aztar or any of its subsidiaries.

(iii) Except as set forth on Section 3.01(q)(iii) of the Aztar Disclosure Letter, there is no material complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing, alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or discriminatory, wrongful or tortious conduct in connection with the employment relationship pending, or, to the knowledge of Aztar, threatened against Aztar or any of its subsidiaries. There is no strike, slowdown, work stoppage or lockout pending, or, to the knowledge of Aztar, threatened, against or involving Aztar or any of its subsidiaries. Aztar and each of its subsidiaries are in compliance in all material respects with all applicable laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health.

(r) Insurance. Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Aztar, since December 31, 2002, each of Aztar and its subsidiaries has been continuously insured with financially responsible insurers or has self-insured, in each case, except as set forth on Section 3.01(r) of the Aztar Disclosure Letter, in such amounts and with respect to such risks and losses as Aztar in its good faith judgment believes are reasonable and adequate for companies conducting the business conducted by Aztar and its subsidiaries. Neither Aztar nor any of its subsidiaries has received any notice of cancellation or termination or denial of coverage with respect to any insurance policy of Aztar or any of its subsidiaries in effect as of the date hereof (or under which Aztar has any pending claims), except as set forth on Section 3.01(r) of the Aztar Disclosure Letter and except with respect to any cancellation or termination that, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Aztar.

(s) Brokers and Finders. Neither Aztar nor any of its subsidiaries nor any other person has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement, in each case for which Aztar or any of its subsidiaries will be liable, except that Aztar has employed Goldman, Sachs & Co., and a true and complete copy of the engagement letter with such financial advisor has been provided or made available to Columbia prior to the date hereof.

Section 3.02 Representations and Warranties of Sussex and Columbia. Except as and to the extent set forth in the letter dated the date of this Agreement and delivered to Aztar by Columbia concurrently with the execution and delivery of this Agreement (the “Columbia Disclosure Letter”), Sussex and Columbia jointly and severally represent and warrant to Aztar as follows:

(a) Financing Commitments. Columbia has obtained written commitments (the “Financing Commitments”) for the financing necessary to consummate the Merger and the other transactions contemplated hereby (including any refinancing of indebtedness of Aztar or Columbia or any of their respective subsidiaries which Columbia deems is advisable to refinance in connection with the consummation of the Merger and the other transactions contemplated hereby) and to pay all associated fees, costs and expenses (the “Financing”). Columbia has provided true, accurate and complete copies of such commitments to Aztar. None of the Financing Commitments has been amended, modified or terminated prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. As of the date hereof, the Financing Commitments are in full force and effect and (based on and assuming the accuracy of the representations and warranties of Aztar in this Agreement and the compliance by Aztar with its obligations hereunder) no event has occurred which, with or without notice, lapse of time (other than the expiration of the term thereof) or both, would constitute a default on the part of Columbia under any of the Financing Commitments. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments, together with Columbia’s and Aztar’s cash and cash equivalents, will be sufficient for Columbia to pay the aggregate Merger Consideration and to consummate the Consent/Tender Offers (as defined in Section 4.01(c)), if any (and any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments), and to pay all related fees and expenses. Based on and assuming the accuracy of the representations and warranties of Aztar in this Agreement and the compliance by Aztar with its obligations hereunder, Columbia has no reason as of the date hereof to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the Financing will not be made available to Columbia on or prior to the Closing Date. Nothing in this Agreement shall prevent Columbia from amending or modifying the Financing Commitments or from seeking to raise equity or other alternative sources of funds prior to the Closing, as long as such amendment or modification or other action does not prevent, delay or reduce the likelihood of the consummation of the Merger.

(b) Solvency. As of the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration, the Financing, consummation of the Consent/Tender Offers, if any (and any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments), and payment of all related fees and expenses, and assuming the accuracy of the representations and warranties of Aztar in this Agreement and the compliance by Aztar with its obligations hereunder, the Surviving Corporation (on a combined basis with its subsidiaries) will be solvent (as defined in Section 8.03).

(c) Organization. Each of Sussex, Columbia and their respective subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing or to have such power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect (as defined in Section 8.03) on Sussex and Columbia, taken as a whole. Each of Sussex, Columbia and their respective subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Sussex and Columbia, taken as a whole.

(d) Authority. Each of Sussex, Columbia and Merger Sub has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Sussex, Columbia and Merger Sub and the consummation by each of Sussex, Columbia and Merger Sub of the transactions contemplated hereby have been duly and validly unanimously adopted and approved by the Board of Directors of each of Sussex, Columbia and Merger Sub and by Columbia as the sole shareholder of Merger Sub. No other corporate proceedings on the part of any of Sussex, Columbia, Merger Sub or their stockholders are necessary to authorize the execution, delivery and performance of this Agreement by any of Sussex, Columbia or Merger Sub and the consummation by any of Sussex, Columbia and Merger Sub of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Sussex,

Columbia and Merger Sub and constitutes a legal, valid and binding obligation of each of Sussex, Columbia and Merger Sub enforceable against each of Sussex, Columbia and Merger Sub in accordance with its terms.

(e) No Conflicts; Approvals and Consents.

(i) Other than the notices, reports, filings, consents, registrations, declarations, approvals, permits or authorizations (A) required by the Secretary of the State of Delaware as contemplated hereby; (B) required under the HSR Act; and (C) by, with, to or from any Gaming Authority with jurisdiction over any of Aztar’s, Sussex’s or Columbia’s gaming operations required under any Gaming Law applicable to Sussex or Columbia, including those set forth in Section 3.02(e)(i)(C) of the Columbia Disclosure Letter (collectively, the “Columbia Required Gaming Approvals” and together with the Aztar Required Gaming Approvals, the “Required Gaming Approvals”), no notices, declarations, reports or other filings are required to be made by Sussex or Columbia with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Sussex or Columbia or any of their respective subsidiaries from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Sussex or Columbia and the consummation by Sussex or Columbia of the Merger and the other transactions contemplated hereby, including the Financing, or in connection with the continuing operation of the business of Sussex and Columbia and their respective subsidiaries following the Effective Time, except those that the failure to make or obtain, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Sussex and Columbia, taken as a whole.

(ii) The execution, delivery and performance of this Agreement and the Custody and Security Agreement by each of Sussex and Columbia does not, and the consummation by each of Sussex and Columbia of the Merger and the other transactions contemplated hereby and thereby, including the Financing, will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation, by-laws or any equivalent organizational documents of Sussex or Columbia or the comparable governing documents of any of their respective subsidiaries; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Sussex or Columbia or any of their respective subsidiaries pursuant to any Contract binding upon Sussex or Columbia or any of their respective subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation by Sussex and Columbia of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 3.02(e)(i), any Law or governmental or non-governmental permit or license to which Sussex or Columbia or any of their respective subsidiaries is subject; or (C) any change in the rights or obligations of any party under any Contract binding upon Sussex or Columbia or any of their respective subsidiaries (including, without limitation, any change in pricing, term, put or call rights, rights of first offer, rights of first refusal, tag-along or drag-along rights or any similar rights or obligations which may be exercised in connection with the Merger and the other transactions contemplated hereby), except in the case of clause (B) and (C) as individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Sussex and Columbia, taken as a whole.

(f) Financial Statements.

(i) Each of Sussex and Columbia has made available to Aztar its consolidated balance sheets, consolidated statements of income, changes in shareholders’ equity and cash flows as of and for the years ended December 31, 2005, 2004, 2003, and 2002, as audited by its independent certified public accountants, and its unaudited consolidated balance sheet and consolidated statement of income as of and for the period ended March 31, 2006, and within forty-five (45) days after the end of each calendar quarter thereafter, each of Sussex and Columbia shall furnish to Aztar its unaudited consolidated balance sheet, consolidated statement of income, a listing of any equity issued or repurchased during the calendar quarter, a listing of any borrowings and repayment of borrowings during the calendar quarter and a listing of capital expenditures (including acquisition of assets) (all of the foregoing collectively, the “Columbia Financial

Statements”). Each of the consolidated balance sheets included in the Columbia Financial Statements (including the related notes and schedules) fairly presents, or, in the case of the Columbia Financial Statements furnished after the date hereof, will fairly present in all material respects the consolidated financial position of each of Sussex and Columbia and their respective subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in the Columbia Financial Statements (including any related notes and schedules) fairly presents or in the case of the Columbia Financial Statements furnished after the date hereof, will fairly present in all material respects the net income, total shareholders’ equity and net increase (decrease) in cash and cash equivalents, as the case may be, of each of Sussex and Columbia and their respective subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. All of the assets and businesses reflected on the consolidated balance sheets of Sussex and the combined balance sheets of Columbia, each as of March 31, 2006 and each of which forms a part of the Columbia Financial Statements, are owned by Sussex, Columbia or a wholly-owned subsidiary of Sussex or Columbia, other than assets disposed of in the ordinary course of business since such date which are not material, individually, or in the aggregate, and other than as described in Section 3.02(f)(i) of the Columbia Disclosure Letter.

(ii) All filings (other than immaterial filings) required to be made by each of Sussex or Columbia or their respective subsidiaries since December 31, 2002 under any applicable state laws and regulations relating to gaming or similar matters, have been filed with the applicable Governmental Authorities, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto so required to be filed, and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of the applicable statute and the rules and regulations thereunder, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Sussex and Columbia, taken as a whole.

(g) Debt, Distributions, etc. As of March 31, 2006, each of Sussex and Columbia and each of such parties’ respective subsidiaries had in the aggregate debt as set forth in Section 3.02(g) of the Columbia Disclosure Letter, and from March 31, 2006 through the date hereof, neither Columbia nor Sussex has incurred additional debt in excess of the amount set forth in Section 3.02(g) of the Columbia Disclosure Letter. Except as set forth in Section 3.02(g) of the Columbia Disclosure Letter, since December 31, 2005, neither Sussex nor Columbia has (i) declared, set aside or paid any dividend or distribution (whether in cash, stock or property or any combination thereof) or (ii) made any loans, advances or capital contributions to, or investments in, any affiliate.

(h) Absence of Certain Changes or Events. Since December 31, 2005 and prior to the date hereof, there has not been any material adverse effect on Sussex and Columbia, taken as a whole, or any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Sussex and Columbia, taken as a whole. Since December 31, 2005 and prior to the date hereof, each of Sussex and Columbia and their respective subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses.

(i) Permits; Compliance with Laws and Orders. The businesses of each of Sussex and Columbia and their respective subsidiaries have not been conducted in violation of any Laws, except for such violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Sussex and Columbia, taken as a whole. No investigation, review, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Authority, including any Gaming Authority, with respect to any of Sussex or Columbia or their respective subsidiaries is pending or, to the knowledge of any of Sussex or Columbia, threatened, nor has any Governmental Authority, including any Gaming Authority, indicated an intention to conduct the same, except for any such investigations or reviews that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Sussex and Columbia, taken as a whole. Each of Sussex and Columbia and their respective subsidiaries has obtained and is in compliance with all Licenses necessary to conduct its business as presently conducted, except for any failures to have or to be in compliance with such Licenses which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Sussex and Columbia, taken as a whole. The actions of the applicable Governmental Authorities, including any Gaming Authority, granting all Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the knowledge of any of Sussex and Columbia, threatened in writing, any application, petition, objection or other pleading with any Governmental Authority, including any Gaming Authority, which challenges or questions the validity of or any rights of the holder under any License, except for any of the foregoing that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Sussex and Columbia, taken as a whole. Except as set forth in Section 3.02(i) of the Columbia Disclosure Letter, since January 1, 2004, no inquiries regarding, or investigations of, Sussex or Columbia have been conducted by any Gaming Authority. As of the date of this Agreement, no inquiries or investigations of Sussex or Columbia are pending, or to the knowledge of Sussex or Columbia, threatened by any Gaming Authority.

(j) Legal Proceedings; Litigation and Liabilities. There are no (A) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the knowledge of any of Sussex or Columbia, threatened against any of Sussex or Columbia or any of its subsidiaries or affiliates or (B) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating thereto, pending or, to the knowledge of any of Sussex or Columbia, threatened against any of Sussex or Columbia or any of its subsidiaries or affiliates before any Governmental Authority, including any Gaming Authority, except in the case of either clause (A) or (B), for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Sussex and Columbia, taken as a whole. None of Sussex or Columbia or any of their respective subsidiaries or affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority, including any Gaming Authority, which, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on Sussex and Columbia, taken as a whole.

(k) Receipt of Licenses. As of the date hereof, to the knowledge of any of Sussex or Columbia, there is neither any state of facts, nor has there been any indication from any Gaming Authority of any state of facts or circumstances, that would be reasonably likely to delay or prevent the receipt by Columbia of a new gaming license in a jurisdiction in which Columbia is not currently licensed which Columbia is required to obtain in connection with the consummation of the transactions contemplated hereby.

(l) Ownership and Operations of Sussex and Columbia. The record and beneficial ownership of all outstanding shares of capital stock or ownership interests of each of Sussex and Columbia is set forth on Section 3.02(l) of the Columbia Disclosure Letter.

(m) Ownership and Operations of Merger Sub; Organizational Structure. Columbia owns of record and beneficially owns all outstanding shares of capital stock of Merger Sub. Merger Sub has engaged in no other business or other activities or incurred any liabilities, other than in connection with the transactions contemplated hereby. Prior to the date hereof, Columbia has provided to Aztar or its representatives true and correct copies of the organizational structure of each of Sussex and Columbia.

(n) Brokers and Finders. None of Sussex nor Columbia nor any of their respective subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement, in each case for which Aztar or any of its subsidiaries will be liable. Columbia has employed Banc of America Securities LLC and Libra Securities, LLC as its financial advisors in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Covenants

Section 4.01 Covenants of Aztar Interim Operations. (a) Aztar covenants and agrees as to itself and its subsidiaries that, after the date hereof and prior to the Effective Time, unless Columbia shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement or as required by applicable Laws, the business of it and its subsidiaries shall be conducted in all material respects in the ordinary and usual course and, to the extent consistent therewith, it and its subsidiaries shall use their respective reasonable best efforts to substantially preserve their business organizations intact and maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of Aztar and its subsidiaries in all material respects. In furtherance of the foregoing, Aztar agrees to resume and continue the taking of reservations at its Las Vegas, Nevada hotel and to pursue ordinary course marketing activities in connection with such facility as promptly as practicable. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, subject to applicable Law, except (A) as otherwise expressly required by this Agreement, (B) as Columbia may approve in writing or (C) as set forth in the applicable subsection of Section 4.01(a) of the Aztar Disclosure Letter, Aztar will not and will not permit its subsidiaries to:

(i) adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments or amend any term of the shares of Aztar Common Stock or Aztar Preferred Stock;

(ii) merge or consolidate Aztar or any of its subsidiaries with any other person;

(iii) acquire assets outside of the ordinary course of business from any other person with a value or purchase price in excess of $1,000,000 in the aggregate, other than acquisitions set forth in Section 4.01(a)(iii) of the Aztar Disclosure Letter, and other than capital expenditures as set forth in Section 4.01(a)(xi) of the Aztar Disclosure Letter;

(iv) other than in connection with Aztar’s application for a gaming license in Allentown, Pennsylvania, (i) enter into any material line of business in any geographic area other than the current lines of business of Aztar or any of its subsidiaries, and in the geographic areas where they are currently conducted, as of the date hereof or (ii) engage in the conduct of any business in any new jurisdiction which would require the receipt of any additional Governmental Consent (as defined in Section 5.03(f)) in connection with the consummation of the Merger and the transactions contemplated hereby;

(v) other than upon exercise of Aztar Employee Stock Options or conversion of Aztar Preferred Stock, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of Aztar or any its subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(vi) other than as required in accordance with the terms of Aztar’s credit facility as in effect on the date hereof, create or incur any Lien (other than mechanics’, warehousemen’s or similar Liens incurred in accordance with Law in connection with construction projects in New Jersey and Indiana and routine maintenance, in each case, permitted by this Section 4.01 for amounts not past due) on any assets of Aztar or any of its subsidiaries;

(vii) make any loans, advances or capital contributions to or investments in any person, other than (a) loans, advances, capital contributions or investments not in excess of $750,000 in the aggregate, (b) loans, advances, capital contributions or investments pursuant to commitments set forth on Section 4.01(a)(vii) of the Aztar Disclosure Letter or (c) intercompany loans and advances to wholly-owned subsidiaries in the ordinary course of business consistent with past practice;

(viii) other than for regular cash dividends on the Aztar Preferred Stock at the times and in the amounts required by the terms thereof, declare, set aside or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) on (i) any shares of Aztar Common Stock or (ii) any shares of capital stock of any subsidiary (other than wholly owned subsidiaries and pro rata dividends payable to holders of interests in non wholly owned subsidiaries);

(ix) reclassify, split, combine, subdivide or repurchase, redeem or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except for required redemptions of Aztar Preferred Stock in the ordinary course of business;

(x) incur, redeem or repurchase any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Aztar or any of its subsidiaries, except for the incurrence of indebtedness for borrowed money incurred under Aztar’s existing revolving credit facility in the ordinary course of business as long as the aggregate amount outstanding under Aztar’s existing revolving credit facility does not exceed $175 million at any time, and except for the incurrence of indebtedness for borrowed money in replacement of existing indebtedness upon maturity thereof for borrowed money on customary commercial terms;

(xi) without the consent of Columbia (such consent not to be unreasonably withheld or delayed in connection with maintenance and similar capital expenditures) and except for capital expenditures as set forth in Section 4.01(a)(xi) of the Aztar Disclosure Letter, make or authorize any capital expenditure;

(xii) enter into any commitment or Contract with respect to the redevelopment or future operation of the Las Vegas Site (other than ordinary course hotel operation); provided, however, that Aztar shall be permitted to continue design work that is in progress and substantially complete as of the date of this Agreement in connection with the redevelopment of the Las Vegas Site in the ordinary course of business consistent with past practice, the cost of which design work shall not exceed $2.5 million after the date hereof;

(xiii) except as expressly permitted by Section 4.01(a)(xix), enter into any Covered Contract (as defined in Section 8.03) other than in the ordinary course of business consistent with past practice after consultation with Columbia;

(xiv) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or by applicable Law or except as Aztar, based upon the advice of its independent auditors after prior notice to Columbia, determines in good faith is advisable to conform to best accounting practices;

(xv) settle any litigation or other proceedings for an amount to be paid by Aztar or any of its subsidiaries in excess of $2,000,000 or which would be reasonably likely to have any material adverse impact on the operations of Aztar or any of its subsidiaries;

(xvi) (i) except as expressly permitted by Section 4.01(xix), amend or modify in any material respect, or terminate or waive any material right or benefit under, any Covered Contract, other than in the ordinary course of business consistent with past practice after consultation with Columbia, or (ii) cancel, modify in any material respect or waive any debts or claims held by it or waive any rights having in each case a value in excess of $1,000,000;

(xvii) except as required by Law, make any material Tax election or take any material position on any Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

(xviii) sell, lease, license or otherwise dispose of any assets of Aztar or its subsidiaries except (i) in the ordinary course of business or obsolete assets or (ii) except as set forth on Section 4.01(a)(xviii) of the Aztar Disclosure Letter, sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $1,000,000 in respect of any one asset and not in excess of $10,000,000 in the aggregate;

(xix) except as set forth in Section 4.01(a)(xix) of the Aztar Disclosure Letter, required pursuant to existing written, binding agreements in effect prior to the date of this Agreement or as otherwise required by applicable Law, including without limitation as may be required to comply with Section 409A of the Code (provided that any such changes shall be done in a manner as to not materially increase the present value of any payments), (A) enter into any commitment to provide any severance or termination benefits to (or amend any existing arrangement with) any director, officer, consultant or employee of Aztar or any of its subsidiaries, (B) increase the compensation or benefits payable or to become payable to the directors, officers, consultants or employees of Aztar or any of its subsidiaries other than in the ordinary course of business consistent with past practice with respect to base pay for non-officer employees, (C) establish, adopt, enter into or amend or terminate (except for technical amendments in the ordinary course of business consistent with past practice, provided that such amendments do not increase the cost of such arrangements to Aztar) any collective bargaining agreement, Aztar Employee Stock Plan, Aztar Employee Benefit Plan or Aztar Employment Agreement (or any such agreement, plan or arrangement which would otherwise be considered a Aztar Employee Stock Plan, Aztar Employee Benefit Plan or Aztar Employment Agreement if established, adopted or entered into after the date hereof), (D) grant or, if the Closing occurs during 2006, accelerate the vesting of any awards under any Aztar Employee Stock Plan, Aztar Employee Benefit Plan or Aztar Employment Agreement, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Aztar Employee Benefit Plan or Aztar Employment Agreement, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Aztar Employee Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (G) amend the terms of any outstanding equity-based award, (H) if the Closing occurs during 2006, exercise any discretion to cash out any benefits or awards, (I) make any material determinations not in the ordinary course of business consistent with past practice under any collective bargaining agreement, Aztar Employee Stock Plan, Aztar Employment Agreement or Aztar Employee Benefit Plan, (J) grant or promise any tax offset payment award under any Aztar Employee Stock Plan or (K) make any loan or cash advance to any current or former director, officer, employee, consultant or independent contractor; or

(xx) agree or commit to do any of the foregoing.

(b) Prior to the Closing, subject to applicable Law, Aztar agrees to provide, and shall cause its subsidiaries to provide, and Aztar and its subsidiaries shall use their reasonable best efforts to cause their respective officers, employees, representatives and advisors, including legal advisors and accountants, to provide, to Columbia all cooperation reasonably requested by Columbia that is necessary or advisable in connection with the arrangement of the Financing or any equity Financing in lieu thereof in whole or in part, in each case as may reasonably be requested by Columbia, including, without limitation, (i) upon reasonable advance notice, participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, road shows and sessions with rating agencies, (ii) providing reasonable assistance with the preparation of materials for rating agency presentations, business projections and financial statements (including those required by the SEC), (iii) providing reasonable assistance to Columbia in preparing offering memoranda, private placement memoranda, prospectuses and similar documents, (iv) furnishing Columbia and its financing sources with financial and other pertinent information regarding Aztar and its subsidiaries as may reasonably be requested by therewith, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A or public offerings under the Securities Act, to consummate the offering of debt securities contemplated by the Financing Commitments (as defined in Section 4.02(b)) or other financing at the time during Aztar’s fiscal year such offerings will be made, (v) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, officers’ certificates, surveys and title insurance as may be reasonably requested by Columbia; provided, that Aztar’s officers shall only be required to deliver certificates and opinions to the extent relating to Aztar or its subsidiaries on a stand-alone basis without giving effect to the Merger or Columbia’s post-Closing plans or any post-Closing projections, (vi) obtaining any necessary rating agencies’ confirmations or approvals for Columbia’s financing as may be reasonably requested by Columbia and (vii) reasonably facilitating the pledge of collateral, including taking any actions and executing any documents reasonably requested by Columbia in connection therewith, in each case to become effective at the Closing. Aztar will use its reasonable best efforts to provide to Columbia and its financing sources as promptly as practicable (but in no event later than the time periods, if any, specified in Exhibit E to the Financing Commitments), with the audited, unaudited and pro forma and other financial information or data that are required as a condition to the Financing, in each case prepared in accordance with the standards set forth in such Exhibit E or that are required in connection with any equity offering and will use its reasonable best efforts to take all other actions required to be taken by Aztar under the Financing Commitments if reasonably required to obtain the Financing. Aztar shall cause its officers, in their capacity as officers, to deliver such customary management representation letters as the accountants may require in connection with any comfort letters or similar documents as may be required in connection with the Financing. Notwithstanding anything to the contrary in this Agreement, Aztar shall not be required to execute and deliver any commitment letters, underwriting or placement agreements, pledge and security documents, or other definitive financing documents in connection with the Financing.

(c) Without limiting the foregoing, at the request of Columbia, prior to the Effective Time, Aztar shall use its reasonable best efforts to cooperate with Columbia in obtaining any consents or waivers to, and in respect of, any of its indebtedness, provided that Aztar shall not be required to permit any of the foregoing to become effective prior to the Effective Time. At the request of Columbia, Aztar shall, and shall cause its subsidiaries to, use its reasonable best efforts to commence consent solicitations or issuer tender or exchange offers with respect to their respective indebtedness as and at the times that Columbia shall request (“Consent/Tender Offers”) in each case with the cooperation of Columbia. All Consent/Tender Offers shall be in accordance with applicable Law and shall be on the terms and conditions reasonably agreed by Columbia and Aztar; provided, that all Consent/Tender Offers (and all obligations to make any payments to holders of all or any portion of any indebtedness in connection therewith or to modify the terms or provisions of any indebtedness) shall be conditioned upon the consummation of the Merger, and shall terminate immediately upon the termination of this Agreement prior to the Effective Time. Aztar agrees not to consummate any Consent/Tender Offer unless Columbia consents in writing to such consummation. Aztar agrees to use its reasonable efforts to cooperate with Columbia and to use its reasonable best efforts to consummate all Consent/Tender Offers, provided that the effectiveness of any Consent/Tender Offer shall be conditioned on the Closing. Columbia shall indemnify Aztar and its directors and officers for any and all liabilities arising out of or in connection with any action taken pursuant to this Section 4.01(c) to the maximum extent permitted by Law.

(d) Nothing in Section 4.01(b) or 4.01(c) shall require Aztar and its subsidiaries to provide any assistance which would interfere unreasonably with the business or operations of Aztar and its subsidiaries. All reasonable out-of-pocket expenses incurred by Aztar or any of its subsidiaries, officers, employees, representatives and advisors in connection with their respective obligations pursuant to Section 4.01(b) and 4.01(c) shall be borne (or reimbursed promptly following demand therefor) by Columbia. Nothing in Section 4.01(b) or 4.01(c) shall require Aztar or any of its subsidiaries, officers, employees, representatives or advisors to take any action that might result in any liability in connection with the Financing unless indemnified by Columbia to the maximum extent permitted by Law or to take any action other than in their capacity as an officer. Columbia hereby agrees and acknowledges that Financing and the Consent/Tender Offers do not constitute conditions to the consummation of the transactions contemplated by this Agreement.

Section 4.02 Covenants of Sussex and Columbia Interim Operations. (a) Each of Sussex and Columbia covenants and agrees that, except as Aztar may approve in writing and except as set forth in

(i) Section 4.02(a)(i) of the Columbia Disclosure Letter, it will not declare, set aside or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) on any shares of its capital stock or the capital stock of any affiliate;

(ii) Section 4.02(a)(ii) of the Columbia Disclosure Letter, it and each of its respective subsidiaries will not incur any indebtedness or guarantee indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Sussex or Columbia or any of their respective affiliates; or

(iii) Section 4.02(a)(iii) of the Columbia Disclosure Letter, it and each of its respective subsidiaries will not acquire, or agree to acquire, all or substantially all of the assets, or a controlling interest in, any other person.

(b) Each of Sussex and Columbia will not take, and will not permit its subsidiaries to take, any action that at the time of taking such action is reasonably likely to prevent or materially delay the consummation of the Merger. Each of Sussex and Columbia agrees to use its reasonable best efforts to obtain the Financing necessary for the consummation of the transactions contemplated hereby at or prior to the Closing Date. Each of Sussex and Columbia shall use its reasonable best efforts to keep Aztar informed of the status of its efforts to obtain the Financing and of any development that any of Sussex or Columbia believes is reasonably likely to prevent or delay the receipt of the Financing. Each of Sussex and Columbia shall use its reasonable best efforts to comply with the covenants in the Financing Commitments which are within its control.

Section 4.03 No Solicitation by Aztar.

(a) Aztar shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees, or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or knowingly take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes a Takeover Proposal (as defined below) or (ii) participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) regarding any Takeover Proposal; provided, however, that if, at any time prior to receipt of the Stockholder Approval (the “Applicable Period”), the Board of Directors of Aztar determines in good faith, after consultation with its legal and financial advisors, that a Takeover Proposal that was not solicited by it after the date hereof and that did not otherwise result from a breach of this Section 4.03(a) is, or is reasonably likely to result in, a Superior Proposal (as defined in Section 4.03(b)), and subject to providing prior written notice of its decision to take such action to Columbia and compliance with Section 4.03(c), Aztar may (x) furnish information with respect to Aztar and its subsidiaries to the person making such proposal (and its representatives) pursuant to a customary confidentiality agreement (provided, that such confidentiality agreement shall not in any way restrict Aztar from complying with its disclosure obligations under this Agreement, including with respect to such proposal; provided further, that any such confidentiality agreement need not contain a standstill or similar provision) and (y) participate in discussions or negotiations regarding such proposal. Aztar agrees to provide Columbia with any information provided in writing or orally to the person making such Takeover Proposal and its representatives substantially simultaneously with the provision thereof to such other person. Aztar, its subsidiaries and their representatives immediately shall cease and cause to be terminated any activities, discussions or negotiations with any parties existing on the date hereof with respect to any Takeover Proposal. For purposes of this Agreement, “Takeover Proposal” means any bona fide inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business (a “Material Business”) that constitutes 20% or more of the net revenues, net income or the assets (including equity securities) of Aztar and its subsidiaries, taken as a whole, (ii) any direct or indirect acquisition or purchase of 20% or more of any class of voting securities of Aztar or 20% or more of the voting power of any class of stock of any subsidiary of Aztar owning, operating or controlling a Material Business, (iii) any tender offer or exchange offer (or other offer to purchase or acquire) that if consummated would result in any person beneficially owning 20% or more of any class of voting securities of Aztar or 20% or more of the voting power of any class of stock of any subsidiary of Aztar owning, operating or controlling a Material Business, (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Aztar or any such subsidiary of Aztar owning, operating or controlling a Material Business or (v) any direct or indirect acquisition or purchase of, any joint venture or partnership or similar arrangement involving, or any recapitalization, restructuring or leveraged financing or similar transaction involving all or any portion of the Las Vegas Site (except as expressly specified in Section 4.01(a)(xii), in each case other than the transactions contemplated by this Agreement.

(b) Except as contemplated by this Section 4.03, neither the Board of Directors of Aztar nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Columbia, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause Aztar to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (other than a confidentiality agreement of the type and under the circumstances described in Section 4.03(a)) related to any Takeover Proposal (each, an “Aztar Acquisition Agreement”). Notwithstanding the foregoing, in response to a Takeover Proposal that was not solicited by it and that did not otherwise result from a breach of Section 4.03(a), during the Applicable Period, the Board of Directors of Aztar may, if it determines in good faith, after consulting with outside counsel, that taking such action is reasonably required by the Board of Directors’ fiduciary obligations under applicable law, (A) withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by such Board of Directors or any committee thereof of this Agreement or the Merger, (B) approve or recommend, or propose to approve or recommend, any Superior Proposal, or (C) terminate this Agreement pursuant to Section 7.01(d) simultaneously with the payment of the Termination Fee and the Termination Expenses, but only after (1) such Board of Directors has determined in good faith that such Takeover Proposal constitutes a Superior Proposal, and (2) (I) Aztar has notified Columbia in writing of the determination that such Takeover Proposal constitutes a Superior Proposal and (II) at least 48 hours following receipt by Columbia of such notice, the Board of Directors of Aztar has determined that such Superior Proposal remains a Superior Proposal. Notwithstanding the foregoing, other than in connection with a Takeover Proposal, the Board of Directors of Aztar may, if it determines in good faith, after consulting with outside counsel, that the failure to take such action would result in a breach of the Board of Directors’ fiduciary obligations under applicable Law withdraw or modify the approval or recommendation by such Board of Directors or any committee thereof of this Agreement or the Merger if Aztar has notified Columbia in writing of the decision to do so at least 48 hours prior to the taking of such action, which notice shall specify in writing the reasons therefor.

For purposes of this Agreement, “Superior Proposal” means any written Takeover Proposal that the Board of Directors of Aztar determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable (taking into account (i) all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and the other transactions contemplated by this Agreement deemed relevant by the Board of Directors, (ii) the identity of the third party making such Takeover Proposal, (iii) the anticipated timing, conditions and prospects for completion of such Takeover Proposal, including the prospects for obtaining regulatory approvals and financing, and any third party shareholder approvals and (iv) the other terms and conditions of such Takeover Proposal) to Aztar’s stockholders than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Columbia to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement), except that (x) the reference to “20%” in clauses (i), (ii) and (iii) of the definition of “Takeover Proposal” in Section 4.03(a) shall be deemed to be a reference to “50%”, (y) the “Takeover Proposal” must refer to a transaction involving Aztar as a whole, and not any of its subsidiaries or Material Businesses or the Las Vegas Site, and (z) the references to any subsidiary of Aztar owning, operating or controlling a Material Business in clauses (ii), (iii) and (iv) shall be deemed to be deleted.

(c) In addition to the obligations of Aztar set forth in paragraphs (a) and (b) of this Section 4.03, Aztar shall as promptly as practicable advise Columbia, orally and in writing, of any request for information or of any Takeover Proposal (and in any case within 24 hours of such request or the receipt of such Takeover Proposal), the principal terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. Aztar shall keep Columbia informed of the status and material details (including amendments or proposed amendments) of any such request or Takeover Proposal as promptly as practicable.

(d) Nothing contained in this Agreement shall prohibit Aztar from issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f), taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or taking any action required by any order or decree of a Governmental Authority, in each case, subject to the provisions of Section 7.01(f).

Section 4.04 Other Actions. Each of Aztar and Columbia shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in any condition to the Merger set forth in Article VI not being satisfied.

Section 4.05 Control of Aztar’s Operations. Nothing contained in this Agreement shall give to Columbia, directly or indirectly, rights to control or direct Aztar’s operations prior to the Effective Time. Prior to the Effective Time, Aztar shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

ARTICLE V

Additional Agreements

Section 5.01 Preparation of the Proxy Statement; Stockholders Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, Aztar shall prepare the Proxy Statement and Columbia shall assist Aztar in such preparation. Aztar shall use its reasonable best efforts to file the Proxy Statement with the SEC as soon as possible and to respond as promptly as possible to any comments of the SEC with respect thereto. Aztar will use its reasonable best efforts to cause the Proxy Statement to be mailed to Aztar’s stockholders as promptly as practicable. Each party will advise the other, promptly after it receives notice thereof, of the receipt of any comments from the SEC with respect to the Proxy Statement or any supplement or amendment, or any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If prior to the Effective Time any event occurs with respect to Aztar, Columbia or any subsidiary of Aztar or Columbia, respectively, or any change occurs with respect to information supplied by or on behalf of Aztar or Columbia, respectively, for inclusion in the Proxy Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement, Aztar or Columbia, as applicable, shall promptly notify the other of such event, and Columbia shall cooperate with Aztar in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by law, in disseminating the information contained in such amendment or supplement to Aztar’s stockholders. Aztar shall provide Columbia with a reasonable opportunity to review and comment on any draft Proxy Statement, any draft amendment thereto, and any correspondence with the SEC concerning the Proxy Statement, and shall file or submit any of the foregoing only once such draft is in a form reasonably acceptable to Columbia and Aztar.

(b) Aztar shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) for the purpose of obtaining the Stockholder Approval. Without limiting the generality of the foregoing, Aztar agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, proposal, disclosure or communication to Aztar of any Takeover Proposal, (ii) the withdrawal or modification by the Board of Directors of Aztar of its approval or recommendation of this Agreement, the Merger or the other transactions contemplated hereby, or (iii) the approval or recommendation of any Superior Proposal.

Section 5.02 Access to Information; Effect of Review.

(a) Access. To the extent permitted by applicable Law and confidentiality obligations and upon reasonable advance notice, Aztar shall, and shall cause each of its respective subsidiaries to afford to Columbia and to its officers, employees, accountants, counsel, financial advisors and other representatives (and to its potential financing sources and their respective representatives) reasonable access during normal business hours during the period prior to the Effective Time to all its Contracts, properties, books, contracts, commitments, personnel and records and, during such period, to the extent permitted by applicable law and confidentiality provisions, Aztar shall, and shall cause its subsidiaries, to, (i) confer on a regular and frequent basis with one or more representatives of Columbia to discuss material operational and regulatory matters and the general status of its ongoing operations, (ii) advise Columbia of any change or event that has had or would reasonably be expected to have a material adverse effect on such party, and (iii) furnish to Columbia promptly all other information concerning its business, properties and personnel, in each case as Columbia may reasonably request. Columbia shall schedule and coordinate all inspections with the individual(s) set forth in Section 5.02(a) of the Aztar Disclosure Letter. Aztar shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither Aztar nor its subsidiaries shall be required to provide access to or to disclose any information (i) where such access or disclosure could jeopardize the attorney-client privilege or work product privilege of Aztar or its subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement, or (ii) to the extent that outside counsel to Aztar advises that such access or disclosure should not be disclosed in order to ensure compliance with any Gaming Law or other applicable Law. Columbia agrees to hold confidential all information which it has received or to which it has gained access pursuant to this Section 5.02(a) in accordance with the Confidentiality Agreement, dated as of April 16, 2006, between Aztar and Columbia (the “Confidentiality Agreement”).

(b) Effect of Review. No investigation or review pursuant to Section 5.02(a) shall have any effect for the purpose of determining the accuracy of any representation or warranty given by any of the parties hereto to any of the other parties hereto.

Section 5.03 Regulatory Matters; Reasonable Best Efforts.

(a) Regulatory Approvals. Each party hereto shall cooperate and promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions and filings, and shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things in order to obtain all approvals and authorizations of all Governmental Authorities, necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement. Columbia shall have the responsibility for the preparation and filing of any required applications, filings or other materials, including in the State of New Jersey, a trust agreement necessary to obtain interim casino authorization; provided, however that (i) Aztar shall provide and cause its affiliates to provide Columbia with any information required in connection with such filings as promptly as practicable, (ii) Aztar shall have the right to review, comment on and approve (which comments Aztar shall provide as promptly as practicable, but in any event within three days of Columbia’s request for such approval) in advance all characterizations of the information relating to Aztar that appear in any application, notice, petition or filing made in connection with the Merger or the other transactions contemplated by this Agreement, and (iii) Aztar shall have the right to review and comment on (which comments Aztar shall provide as promptly as practicable, but in any event within three days of Columbia’s request for such approval, and which comments Columbia shall consider in good faith) in advance all applications, notices, petitions or filings made in connection with the Merger or the other transactions contemplated by this Agreement. Aztar and Columbia agree that they will consult and cooperate with each other with respect to the obtaining of all such necessary approvals and authorizations of Governmental Authorities.

(b) Filings. Each of Columbia and Aztar undertakes and agrees to file as soon as practicable a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and to make such filings and apply for such approvals and consents as are required under the Gaming Laws as soon as practicable after the date hereof (and in any event within 45 days), including the filing of all required applications for Columbia and all “key persons” (as defined under applicable Gaming Laws). Each of Columbia and Aztar shall use its reasonable best efforts to request as soon as practicable an accelerated review (to the extent available) from any Gaming Authorities in connection with such filings and in the case of Gaming Approvals required in the State of New Jersey, Columbia shall seek to obtain interim casino authorization at the earliest practicable date. Each of Columbia and Aztar shall respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division or any authority enforcing applicable Gaming Laws for additional information or documentation and to all inquiries and requests received from any Governmental Authority in connection with any Law. Except with respect to the Missouri Divestiture or Closing (as defined below) and except as otherwise provided herein, Columbia shall have the right to direct and control the process of obtaining the Governmental Consents (as defined below) required in connection with the Merger and the transactions contemplated hereby and Aztar agrees to reasonably cooperate with Columbia with respect thereto. Aztar shall agree if, but solely if, requested by Columbia to, in compliance with Gaming Laws, divest, hold separate or otherwise take or commit to take any action that limits or prohibits Aztar’s or Columbia’s freedom of action with respect to, or its ability to retain, any of the businesses, services, employees or assets of Aztar or any of its subsidiaries, in each case at or after the Effective Time and only in order to enable Columbia to obtain or to avoid having to obtain a Governmental Consent, provided that any such action shall be conditioned upon the consummation of the Merger and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, Aztar shall use commercially reasonable efforts to divest its casino property in the State of Missouri in accordance with applicable law in a bona fide arms length transaction, provided that, in the event that (i) Aztar and/or the purchaser fails to enter into a purchase and sale agreement with respect to its casino property in the State of Missouri within 90 days of the date hereof, (ii) if, in the event a purchase and sale agreement is entered into within 90 days of the date hereof, Aztar fails to obtain the Required Gaming Approvals for such sale within six months following the date hereof or (iii) any party to such agreement terminates such agreement prior to the consummation of the Merger, Aztar shall, at its sole discretion, use commercially reasonable efforts to close the operation of such property in accordance with applicable law (the “Missouri Divestiture or Closing”). At the option of Aztar, any of the actions taken in connection with the Missouri Divestiture or Closing may be conditioned on the consummation of the Merger. Columbia shall promptly reimburse Aztar for any and all costs and expenses in connection with the Missouri Divestiture or Closing, including any termination fee or expenses payable to a third party.

(c) Cooperation. In addition, each party shall, subject to applicable law and to the terms and conditions hereof, except as prohibited by any applicable representative of any applicable Governmental Authority, (i) promptly notify the other party of any communication to that party relating to the Merger and the transactions contemplated hereby from the FTC, the Antitrust Division, any Governmental Authority, including any Gaming Authority, and consult with the other party in advance regarding, and provide a reasonable opportunity to comment on, any proposed written communication relating to the Merger and the transactions contemplated hereby to any of the foregoing persons; and (ii) furnish the other party or its outside counsel with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its affiliates and their respective representatives on the one hand, and any government or regulatory authority or members of their respective staffs on the other hand, with respect to this Agreement and the Merger, provided, however, that the parties may redact discussions of the value of the Merger or any other acquisition, sale, or divestiture, except with respect to the Missouri Divestiture or Closing; provided, further, that notwithstanding anything in this Agreement to the contrary, Columbia shall be entitled to redact any corporate gaming applications to the extent containing personal information, including personal financial information. Each of Columbia and Aztar, and their respective representatives, will have the right to participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger.

(d) Objections. In furtherance and not in limitation of the covenants of the parties contained in Section 5.03(a), (b) and (c), but subject to Section 5.03(g), each of Columbia and Aztar shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other person with respect to the transactions contemplated hereby under any Antitrust Law (as defined in Section 8.03) or Gaming Law or by any Gaming Authority. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, Gaming Law or the rules and regulations of any Gaming Authority, subject to Section 5.03(g), each of Columbia and Aztar shall cooperate in all material respects with each other and use its respective reasonable best efforts to, as promptly as practicable, contest and resist any such action or proceeding, to limit the scope or effect of any proposed action of, or remedy sought to be obtained or imposed by, any Gaming Authority, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement.

(e) Further Actions. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary or advisable under applicable Laws (including the HSR Act and the Gaming Laws) to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining any required third party consents and Governmental Consents and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(f) Governmental Consents. For purposes of this Agreement, the term “Governmental Consents” shall mean all notices, reports, filings, consents, applications, registrations, approvals, permits or authorizations required to be made prior to the Effective Time by Aztar or Columbia or any of their respective subsidiaries with, or obtained prior to the Effective Time by Aztar or Columbia or any of their respective subsidiaries from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby (and shall include the expiration or termination of the waiting period under the HSR Act).

(g) Specified Material Adverse Effect. Notwithstanding the foregoing (but subject to the fourth and fifth sentences of Section 5.03(b)), as used in this Section 5.03, “reasonable best efforts” shall not include nor require any party to (A) sell, or agree to sell, hold or agree to hold separate, or otherwise dispose, or agree to dispose of, any asset, in each case other than (i) a hotel casino property owned by Aztar or Columbia or their affiliates in Laughlin, Nevada designated by Columbia, and/or (ii) the hotel casino property owned by Aztar in Indiana (the “Specified Assets”) or (B) conduct or agree to conduct its business in any particular manner, if such conduct has had or would, individually or in the aggregate, reasonably be expected to (i) have a material adverse effect on Columbia (after giving effect to the consummation of the Merger and reflecting the business, assets, results of operations and financial condition of Aztar and its subsidiaries) (clauses (A) or (B), a “Specified Material Adverse Effect”) or (ii) result in either Columbia or Aztar or their respective subsidiaries failing to meet the standards for licensing, suitability or character under any Gaming Laws relating to the conduct of Columbia’s or Aztar’s business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a Specified Material Adverse Effect. Except for the Missouri Closing or Divestiture, none of Aztar or any of its subsidiaries may take or agree to take any such action, or consent to or agree to consent to any such restriction, without the consent of Columbia (such consent not to be unreasonably withheld or delayed). For purposes of clarification, Columbia agrees that if necessary in order to obtain, or to avoid having to obtain, the Required Governmental Consents (as defined in Section 6.01(c)), Columbia will (A) sell, or agree to sell, hold or agree to hold separate, or otherwise dispose, or agree to dispose of, the Specified Assets (or ask Aztar to do the same) or (B) conduct or agree to conduct its business in a particular manner or take such other actions as may be requested by a Governmental Authority, unless such conduct or other action has had or would reasonably be expected to result in a Specified Material Adverse Effect.

(h) State Anti-Takeover Statutes. Without limiting the generality of Section 5.03(b), Aztar and Columbia shall (i) take all reasonable action necessary to ensure that no state anti-takeover statute or similar statute or regulation or charter, bylaw or similar provision becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if any state anti-takeover statute or similar statute or regulation, charter, bylaw or similar provision becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation, charter, bylaw or similar provision on the Merger and the other transactions contemplated by this Agreement.

(i) Additional Financing. At the Closing, Columbia will have in place a revolving credit facility in the principal amount of $180 million, which shall be supported by a guaranty of Sussex in the amount of $80 million.

Section 5.04 Stock Options; Stock Plans.

(a) Each stock option to purchase Aztar Common Stock (the “Aztar Employee Stock Options”) granted under the Aztar Employee Stock Plans that is outstanding as of or immediately prior to the Effective Time, shall be converted into the right to receive an amount in cash as soon as practicable following the Effective Time equal to the product of (x) the excess, if any, of the Common Stock Merger Consideration over the exercise price per Aztar Common Stock subject to such Aztar Employee Stock Option and (y) the total number of shares of Aztar Common Stock subject to such Aztar Employee Stock Option immediately before the Effective Time, with the aggregate amount of such payment rounded to the nearest cent, less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state, U.S. local or foreign Tax Law with respect to the making of such payment;

(b) Prior to the Effective Time, the Board of Directors of Aztar (or, if appropriate, any committee administering the Aztar Employee Stock Plans) shall adopt such resolutions or take all such other actions as may be required to effect the foregoing and shall ensure that following the Effective Time no holder of Aztar Employee Stock Option or any participant in any Aztar Employee Stock Plan or other Aztar Employee Benefit Plan or Aztar Employment Agreement shall have any right thereunder to acquire any capital stock (including any “phantom” stock or stock appreciation rights) of Aztar or the Surviving Corporation.

Section 5.05 Employee Matters.

(a) Columbia agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the employees of Aztar and any of its subsidiaries who are employed as of the Closing Date and continue employment (the “Company Employees”) will continue to be provided with salary and benefits under employee benefit and commission or similar plans that are substantially similar, in the aggregate, to those currently provided by Aztar or any of its subsidiaries to such employees; provided that discretionary benefits shall remain discretionary.

(b) For purposes of all employee benefit plans, programs and agreements maintained by or contributed to by Columbia and its subsidiaries (including, after Closing, the Surviving Corporation), Columbia shall, or shall cause its subsidiaries to cause each such plan, program or arrangement to treat the prior service with Aztar or any of its subsidiaries immediately prior to the Closing of any Company Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of Aztar or any of its subsidiaries prior to the Effective Time) as service rendered to Columbia or any of its subsidiaries, as the case may be, for all purposes; provided, however, that such crediting of service shall not (i) operate to duplicate any benefit or the funding of such benefit under any plan, (ii) require the crediting of past service for benefit accrual purposes under any defined benefit pension plan or (iii) be credited if past service credit has not been or will not be provided to employees of Columbia or its subsidiaries participating in such plan. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Columbia shall also cause each Columbia Plan (as defined below) to waive any preexisting condition or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Effective Time (to the extent such limitation would not apply under the corresponding Aztar Employee Benefit Plan). Columbia shall recognize any accrued but unused vacation of the Company Employees as of the Effective Time, and Columbia shall cause Aztar and its subsidiaries to provide such paid vacation. For purposes of this Agreement, a “Columbia Plan” shall mean such employee benefit plan, as defined in Section 3(3) of ERISA, or a nonqualified employee benefit or deferred compensation plan, stock option, bonus or incentive plan or other employee benefit or fringe benefit program, that may be in effect generally for employees of Columbia and its subsidiaries from time to time.

(c) Except as provided specifically in this Section 5.05, nothing in this Agreement shall limit or restrict the rights of Columbia or Aztar to modify, amend, terminate or establish employee benefit plans or arrangements, in whole or in part, at any time after the Effective Time.

(d) No provision of this Section 5.05 shall create any third party beneficiary rights in any Company Employee or any current or former director or consultant of Aztar or its subsidiaries in respect of continued employment (or resumed employment) or any other matter.

(e) Notwithstanding anything in this Agreement to the contrary, Columbia shall or shall cause its affiliates to honor and perform all obligations under any collective bargaining agreements pertaining to any Company Employees.

(f) Notwithstanding any provision of this Agreement to the contrary, Columbia shall not, for at least twelve months following the Closing, cause there to be adopted any amendment to any Aztar Employee Benefit Plan that is a severance or retention plan, program, policy or agreement that would result in a diminution of benefits thereunder.

Section 5.06 Indemnification, Exculpation and Insurance.

(a) Each of Aztar and Columbia agrees that, to the fullest extent permitted under applicable law, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or fiduciaries under benefit plans currently indemnified of Aztar and its subsidiaries as provided in their respective certificate or articles of incorporation, by-laws (or comparable organizational documents) or other agreements providing indemnification shall survive the Merger and shall continue in full force and effect in accordance with their terms. The certificate of incorporation and by-laws of the Surviving Corporation shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Aztar’s certificate of incorporation and by-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(b) For six years after the Effective Time, the Surviving Corporation shall maintain in effect the directors’ and officers’ liability (and fiduciary) insurance policies covering acts or omissions occurring on or prior to the Effective Time with respect to those persons who are currently covered by Aztar’s respective directors’ and officers’ liability (and fiduciary) insurance policies on terms with respect to such coverage and in amounts at least as favorable as those set forth in the relevant policy in effect on the date of this Agreement, except in no event shall the Surviving Corporation be required to make annual premium payments in connection therewith in excess of the amount set forth on Section 5.06(b) of the Aztar Disclosure Letter (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.06(b), the Surviving Corporation shall maintain the most advantageous policies of directors’ and officers’ insurance otherwise obtainable for an annual premium equal to the Maximum Amount. Notwithstanding the foregoing, either Columbia or Aztar may elect in lieu of the foregoing insurance, prior to the Effective Time, to obtain and fully pay for a policy (providing only for the Side A coverage for the Aztar Indemnified Parties (as defined in clause (c) below) with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as Aztar’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope the same as Aztar’s existing policies with respect to matters existing or occurring at or prior to the Effective Time; provided that the cost thereof does not exceed $4,435,000.

(c) From and after the Effective Time, Columbia agrees to cause the Surviving Corporation to indemnify and hold harmless each present or former director and officer of Aztar or any of its subsidiaries (in each case, for acts or failures to act in such capacity), determined as of the date hereof, and any person who becomes such a director or officer between the date hereof and the Effective Time (collectively, the “Aztar Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable law (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that if required by applicable law the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

(d) The obligations of the Surviving Corporation under this Section 5.06 shall not be terminated or modified by such parties in a manner so as to adversely affect any Aztar Indemnified Party or any other person entitled to the benefit of Sections 5.06(a) and (b), as the case may be, to whom this Section 5.06 applies without the consent of the affected Aztar Indemnified Party or such other person, as the case may be. If the Surviving Corporation (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in Section 5.06.

(e) The provisions of Section 5.06 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.07 Fees and Expenses.

(a) Except as provided in this Section 5.07 or Section 4.01(d), all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that (i)(A) the condition set forth in Section 6.01(c)(ii) shall have been satisfied, (B) following the Stockholder Approval, a Takeover Proposal (or the intention of any person to make one), whether or not conditional, shall have been made known to Aztar or shall have been publicly disclosed and thereafter (C)(x) this Agreement is terminated by Aztar or Columbia pursuant to Section 7.01(b)(i) and (y) within 6 months of such termination Aztar or any of its subsidiaries enters into any Aztar Acquisition Agreement or any person consummates any Takeover Proposal, (ii) prior to or during the Stockholders Meeting (or any subsequent meeting of Aztar stockholders at which it is proposed that the Merger be approved), a Takeover Proposal (or the intention of any person to make one), whether or not conditional, shall have been publicly disclosed, and thereafter (x) this Agreement is terminated by either Aztar or Columbia pursuant to Section 7.01(b)(ii) and (y) within 9 months of such termination Aztar or any of its subsidiaries enters into any Aztar Acquisition Agreement or any person consummates any Takeover Proposal, (iii) this Agreement is terminated by Aztar pursuant to Section 7.01(d), (iv) this Agreement is terminated by Columbia pursuant to Section 7.01(f)(i) and within 9 months of such termination Aztar or any of its subsidiaries enters into any Aztar Acquisition Agreement or any person consummates any Takeover Proposal, (v) this Agreement is terminated by Columbia pursuant to Section 7.01(f)(ii), or (vi) this Agreement is terminated by Columbia pursuant to Section 7.01(g) as a result of a material and intentional breach by Aztar, then in each case Aztar shall pay Columbia a fee equal to $55.228 million (the “Termination Fee”) and shall reimburse Columbia for its fees and expenses incurred in connection with the transactions contemplated hereby up to a maximum of $27.36 million (the “Termination Expenses”), payable by wire transfer of same day funds; (for the purposes of the foregoing the terms “Aztar Acquisition Agreement” and “Takeover Proposal” shall have the meanings assigned to such terms in Section 4.03 except that the references to “20%” in the definition of “Takeover Proposal” in Section 4.03(a) shall be deemed to be references to “50%”. Payment of the Termination Fee and Termination Expenses to Columbia pursuant to (A) clauses (i), (ii) or (iv) above shall be made concurrently with the earlier of the consummation of the Takeover Proposal or the entry of the Aztar Acquisition Agreement, (B) clause (iii) above shall be made concurrently with termination of this Agreement or (C) clause (v) or (vi) above shall be made within two business days of termination of this Agreement.

(c) Aztar acknowledges that the agreement contained in Section 5.07(b) is an integral part of the transactions contemplated by this Agreement, and that, without this agreement, Columbia would not enter into this Agreement; accordingly, if Aztar fails promptly to pay any amount due pursuant to Section 5.07(b), and, in order to obtain such payment, Columbia commences a suit that results in a judgment against Aztar for the payments set forth in Section 5.07(b), Aztar shall pay to Columbia its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate plus 2% per annum of Citibank N.A. in effect on the date such payment was required to be made.

(d) In the event of the termination of this Agreement pursuant to (i) Section 7.01(b)(i), if at the time of such termination, the condition set forth in Section 6.01(c)(ii) has not been satisfied, (ii) Section 7.01(b)(iii), if the Restraint is issued by a Governmental Authority and relates to any Required Gaming Approval or any Gaming Law applicable in any jurisdiction, (iii) Section 7.01(b)(iv), if the condition that is incapable of satisfaction is the condition set forth in Section 6.01(c)(ii) or the condition set forth in Section 6.01(b) (to the extent the Restraint is issued by a Governmental Authority and relates to any Required Gaming Approval or Gaming Law) or (iv) Section 7.01(c), the Custodial Assets, together with any interest earned thereon, shall be paid to Aztar as liquidated damages. Columbia and Sussex each acknowledges that payment of the Custodial Assets constitutes a non-exclusive remedy and does not deprive Aztar of, or limit Aztar to, any other remedies Aztar may have under this Agreement, at law or in equity, upon a termination of this Agreement if there has been a willful and material breach by Sussex or Columbia of any of its representations, warranties, covenants or other agreements contained in this Agreement or the Custody and Security Agreement, which breach has not been cured by Sussex or Columbia prior to such termination. Aztar acknowledges that payment of the Custodial Assets constitutes Aztar’s exclusive remedy and deprives Aztar of any other remedies Aztar may have under this Agreement, at law or in equity, upon a termination of this Agreement, except if there has been a willful and material breach by Sussex or Columbia of any of its representations, warranties, covenants or other agreements contained in this Agreement which breach has not been cured by Sussex or Columbia prior to such termination. In the event of the termination of this Agreement pursuant to (i) Section 7.01(a), (ii) Section 7.01(b)(i), if at the time of such termination, the condition set forth in Section 6.01(c)(ii) has been satisfied, (iii) Section 7.01(b)(ii), (iv) Section 7.01(b)(iii), unless the Restraint is issued by a Governmental Authority and relates to any Required Gaming Approval or any Gaming Law applicable in any jurisdiction, (v) Section 7.01(b)(iv), unless the condition that is incapable of satisfaction is the condition set forth in Section 6.01(c)(ii) or the condition set forth in Section 6.01(b) (to the extent the Restraint is issued by a Governmental Authority and relates to any Required Gaming Approval or Gaming Law), (vi) Section 7.01(d), (vii) Section 7.01(e), (viii) Section 7.01(f) or (ix) Section 7.01(g), the Custodial Assets, together with any interest earned thereon, shall be paid to Sussex; provided, however, that in the event (A) this Agreement is terminated pursuant to Section 7.01(b)(ii) or Section 7.01(f)(i), (B) at or prior to the time of such termination, Sussex or Columbia has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement to an extent that would reasonably be expected to prevent or delay beyond the Termination Date the consummation of the transactions contemplated by this Agreement, and (C) at or prior to the time of such termination, Aztar has not breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement to an extent that would reasonably be expected to prevent or delay beyond the Termination Date the consummation of the transactions contemplated by this Agreement, the Custodial Assets, together with any interest earned thereon, shall be paid to Aztar.

Section 5.08 Public Announcements. Aztar, on the one hand, and Sussex and Columbia, on the other hand, will consult with each other before issuing, and provide each other the reasonable opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as any party, after consultation with counsel, determines is required by applicable law or applicable rule or regulation of the NYSE; provided, that Sussex and Columbia or Aztar, as the case may be, may issue its own press releases and make public statements with respect to the Transactions contemplated by this Agreement so long as the substance of such statements has already been disclosed publicly.

Section 5.09 Aztar Headquarters. For a period of not less than 9 months following the Effective Time, Columbia shall maintain the current headquarters of Aztar in Phoenix, Arizona as a divisional headquarters. For the avoidance of doubt, nothing contained herein, shall be deemed to obligate Columbia or any of its subsidiaries to employ any individual or group of individuals at such location after the Closing.

Section 5.10 Pinnacle Termination Fee. Aztar shall, concurrently with the termination of the Pinnacle Agreement, pay to Pinnacle the full amount of the “Termination Fee” and the “Termination Expenses” as defined in the Pinnacle Agreement (together the “Pinnacle Fees”) in accordance with Section 5.07(b) of the Pinnacle Agreement. Upon payment of the Pinnacle Fees by Aztar in accordance with the previous sentence, Aztar shall be reimbursed therefor in accordance with the Custody and Security Agreement. If this Agreement is terminated in circumstances requiring payment of the Termination Fee pursuant to Section 5.07(b), or under circumstances requiring the payment of the Custodial Assets to Columbia pursuant to Section 5.07(d), then Aztar shall reimburse Columbia for the Pinnacle Fees. Any reimbursement by Aztar of the Pinnacle Fees shall be made at the time that the Termination Fee and/or Custodial Assets are due to Columbia.

Section 5.11 Guarantee.

(a) Sussex absolutely, unconditionally and irrevocably guarantees to Aztar the due and punctual observance, performance and discharge of all of the covenants, agreements, obligations and liabilities of Columbia and Merger Sub pursuant to this Agreement, whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired (the “Obligations”).

(b) Sussex agrees that the obligations of Sussex hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of Aztar to assert any claim or demand or to enforce any right or remedy against Columbia or Merger Sub, (ii) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of provisions of this Agreement, (iii) any change in the corporate existence, structure or ownership of Columbia or Merger Sub, (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Columbia or Merger Sub, (v) any lack of validity or enforceability of this Agreement, (vi) the existence of any claim, set-off or other rights which Sussex may have at any time against Columbia, Merger Sub or Aztar, whether in connection with the Obligations or otherwise, and (vii) any other act or omission which might in any manner or to any extent vary the risk of Sussex or otherwise operate as a release or discharge of Sussex, all of which may be done without notice to Sussex. Aztar shall not be bound or obliged to exhaust its recourse against Columbia or Merger Sub or pursue any other remedy whatsoever before being entitled to demand the satisfaction of the Obligations by Sussex hereunder. To the fullest extent permitted by law, Sussex hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by Aztar. Sussex acknowledges that it will receive substantial direct and indirect benefits from the

Merger and the other transactions contemplated by this Agreement and that the waivers set forth herein are knowingly made in contemplation of such benefits.

(c) This guarantee shall remain in full force and effect and shall be binding on Sussex, its successors and assigns until all of the Obligations have been indefeasibly paid, observed, performed or satisfied in full.

ARTICLE VI

Conditions Precedent

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. The Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints. (i) No (x) temporary restraining order or preliminary or permanent injunction or other order by any Federal or state court of competent jurisdiction preventing consummation of either of the Merger or the other transactions contemplated hereby or (y) applicable Federal or state law prohibiting consummation of either of the Merger or the other transactions contemplated hereby (collectively, “Restraints”) shall be in effect. (ii) No Governmental Authority shall have instituted (or if instituted, shall not have withdrawn) any proceeding seeking any Order the issuance of which would be reasonably likely to result in the failure of the condition set forth in Section 6.01(b)(i).

(c) Statutory Approvals. (i) The waiting period applicable to the consummation of the Merger and the other transactions contemplated hereby under the HSR Act shall have expired or been earlier terminated, and (ii) all Required Gaming Approvals required to be obtained for the consummation of the Merger and the other transactions contemplated hereby from Gaming Authorities in Nevada, New Jersey, Missouri (except in the event that Aztar completes the Missouri Divestiture or Closing in accordance with Section 5.03(b) hereof), Indiana, Mississippi and Louisiana, shall have been obtained and remain in full force and effect (including by way of obtaining an interim casino authorization from the State of New Jersey in the case of New Jersey) (the foregoing Governmental Consents described in clauses (i) and (ii) collectively, the “Required Governmental Consents”). In the case of the obligation of Columbia, all Required Governmental Consents that have been obtained shall have been obtained without the imposition of any term, condition or consequence the acceptance of which would, individually or in the aggregate, reasonably be expected to have or result in a Specified Material Adverse Effect.

Section 6.02 Conditions to Obligations of Aztar. The obligation of Aztar to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of Sussex and Columbia set forth herein and in the Custody and Security Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Columbia to consummate the transactions contemplated hereby.

(b) Performance of Obligations of Columbia. Each of Sussex and Columbia shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Custody and Security Agreement at or prior to the Closing Date.

(c) Closing Certificates. Aztar shall have received a certificate signed by an executive officer of each of Sussex and Columbia, dated the Effective Time, to the effect that, to such officer’s knowledge, the conditions set forth in Sections 6.02(a) and 6.02(b) have been satisfied.

Section 6.03 Conditions to Obligations of Columbia. The obligation of Columbia to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Aztar contained in Sections 3.01(b), 3.01(c), 3.01(m)(ii), and 3.01(p) of this Agreement that are qualified as to materiality or by reference to material adverse effect shall be true and correct, and such representations and warranties of Aztar that are not so qualified shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of Aztar set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Aztar.

(b) Performance of Obligations of Aztar. Aztar shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Closing Certificates. Columbia shall have received a certificate signed by an executive officer of Aztar, dated the Effective Time, to the effect that, to such officer’s knowledge, the conditions set forth in Sections 6.03(a) and 6.03(b) have been satisfied.

Section 6.04 Frustration of Closing Conditions. Neither Aztar nor Columbia may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, to the extent required by and subject to Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

Section 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or (other than pursuant to clauses (d) below) after the Stockholder Approval:

(a) by mutual written consent of Aztar and Columbia;

(b) by either Aztar or Columbia:

(i) if the Merger shall not have been consummated by the 12-month anniversary of the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; provided, further, that if Aztar or Columbia reasonably determines that additional time is necessary in connection with obtaining any Required Gaming Approval referred to in Section 6.01(c)(ii) or in order to comply with the terms of any such Required Gaming Approval to the extent that such compliance is required to occur prior to the Effective Time, or in order to complete the Missouri Divestiture or Closing, Aztar or Columbia may extend the Termination Date for an additional period of up to three months;

(ii) if the Stockholder Approval shall not have been obtained at a Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iii) if any Restraint having the permanent effects set forth in Section 6.01(b)(i) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(iii) shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint; or

(iv) if any condition to the obligation of such party to consummate the Merger set forth in Section 6.02 (in the case of Aztar) or in Section 6.03 (in the case of Columbia) becomes incapable of satisfaction prior to the Termination Date; provided that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

(c) by Aztar, if any of Sussex or Columbia shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or the Custody and Security Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or (b), and (B) is incapable of being cured by Sussex or Columbia or is not cured by Sussex or Columbia within 120 days following receipt of written notice from Aztar of such breach or failure to perform;

(d) by Aztar in accordance with Section 4.03(b); provided, that, in order for the termination of this Agreement pursuant to this paragraph (d) to be deemed effective, Aztar shall have complied with Section 4.03 and with applicable requirements, including the payment of the Termination Fee and Termination Expenses, of Section 5.07;

(e) by Columbia, if Aztar shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or the Custody and Security Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or (b), and (B) is incapable of being cured by Aztar or is not cured by Aztar within 120 days following receipt of written notice from Columbia of such breach or failure to perform;

(f) by Columbia, if the Board of Directors of Aztar (or any committee thereof) (i) shall have withdrawn or modified, or proposed publicly to withdraw or modify, the approval or recommendation by such Board of Directors of this Agreement or the Merger, or (ii) shall have approved or recommended, or proposed to approve or recommend, a Takeover Proposal (it being understood and agreed that any “stop-look-and-listen” communication by the Board of Directors of Aztar to the stockholders of Aztar limited to the matters specified in Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of Aztar in connection with the commencement of a tender offer or exchange offer limited to the “stop-look-and-listen” matters specified in Rule 14d-9(f), shall not be deemed to constitute an approval or recommendation of a Takeover Proposal); and

(g) by Columbia, in the event of a material breach of Section 4.03 or Section 5.01(b).

Section 7.02 Effect of Termination. In the event of termination of this Agreement by either Columbia or Aztar as provided in Section 7.01, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of Aztar or Columbia, other than the fee and indemnity provisions of Section 4.01(b), Section 4.01(c), and Section 4.01(d), and the confidentiality provisions of Section 5.02, Section 5.07, this Section 7.02 and Article VIII, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement and in the Custody and Security Agreement, in which case such termination shall not relieve any party of any liability or damages resulting from its willful and material breach of this Agreement or in the case of Columbia, if all of the conditions to Columbia’s obligation to consummate the Merger are satisfied (other than the condition set forth in Section 6.03(c)) (and, in the case of the condition set forth in Section 6.03(c), either such condition has been satisfied or Aztar confirms to Columbia in writing that it is willing and able to deliver the certificate referred to in Section 6.03(c) as of the Closing Date) and Columbia fails to consummate the Merger in accordance with the terms and conditions hereof as a result of its failure to obtain the Financing.

Section 7.03 Amendment. This Agreement may be amended by the parties at any time before or after the Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of Aztar without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.04 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

General Provisions

Section 8.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time and such provisions shall survive the Effective Time.

Section 8.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of electronic confirmation) if delivered personally, telecopied (which is electronically confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Aztar, to:

Aztar Corporation 2390 East Camelback Road, Suite 400 Phoenix, Arizona 85016 Telecopy No.: 602-381-4108 Attention: Nelson W. Armstrong, Jr.

with a copy to: Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Telecopy No.: (212) 735-2000
Attention:	David Fox
Thomas W. Greenberg

(b)	if to any of Sussex, Columbia or Merger Sub, to:

Wimar Tahoe Corporation d/b/a Columbia Entertainment

207 Grandview Drive

Ft. Mitchell, KY 41017

Telecopy No.: (859) 578-1190

Attention: Richard M. FitzPatrick, Vice President, Chief Financial Officer

with a copy to:

Katz, Teller, Brant & Hild

255 East Fifth Street, Suite 2400

Cincinnati, OH 45202-4787

Telecopy No.: (513) 762-0078

Attention: Andrew R. Berger

and to:

Columbia Sussex Corporation

207 Grandview Drive

Ft. Mitchell, KY 41017

Telecopy No.: (859) 578-1178

Attention: Vivian M. Raby, Chief Legal Counsel

Section 8.03 Definitions. For purposes of this Agreement:

(a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b) “Antitrust Laws” mean any antitrust, competition and/or commerce or trade regulatory laws, rules and/or regulations of any Governmental Authority;

(c) “capital stock” or “shares of capital stock” means (a) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, capital stock or such shares of capital stock; (b) with respect to a partnership, limited liability company, or similar entity, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests; or (c) any other equity ownership or participation;

(d) “Covered Contracts” means any of the following Contracts (whether or not in writing) collectively with all exhibits and schedules to such Contracts:

(i) any lease of real or personal property providing for annual rentals of $500,000 or more;

(ii) any agreement or series of related agreements involving aggregate commitments over the term thereof of, by or to Aztar or in the aggregate of $2,500,000 or more;

(iii) any agreement or series of related agreements that may involve payments or other consideration to or from Aztar or any of its subsidiaries in excess of $2,500,000 over the term thereof;

(iv) any agreement or agreements containing material indemnification or similar obligations on the part of Aztar or any of its subsidiaries;

(v) any neutrality agreements;

(vi) any agreement or series of related agreement providing for the acquisition or disposition of securities of any person or any assets, in each case involving more than $2,500,000 individually or in the aggregate;

(vii) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to Aztar or any of its subsidiaries or in which Aztar or any of its subsidiaries owns any interest valued at more than $2,500,000 without regard to percentage voting or economic interest (unless pursuant to such agreement or arrangement, Aztar and its subsidiaries do not have a future funding obligation reasonably likely to require funding of more than $2,500,000);

(viii) any Material Contract;

(ix) any non-competition Contract or other Contract that (I) purports to limit either the type of business in which Aztar or its subsidiaries (or, after the Effective Time, Columbia or its affiliates) may engage or the manner or locations in which any of them may so engage in any business or contains exclusivity, most favored nation, preferred provider or similar provisions that affect the operation of Aztar and its subsidiaries (or, after the Effective Time, Columbia or its affiliates) or (II) would require the disposition of any material assets or line of business of Columbia or its subsidiaries or, after the Effective Time, Columbia or its affiliates;

(x) any Contract that contains a put, call or similar right pursuant to which Aztar or any of its subsidiaries would be required to purchase or sell, as applicable, any equity interests of any person or assets that have a fair market value or purchase price of more than $500,000; or

(xi) any other Contract or group of Contracts with a single counterparty (including its affiliates) that, if terminated or subject to a default by any party thereto, individually or in the aggregate, would have or would reasonably be expected to have a material adverse effect on Aztar;

(e) “Gaming Authority” means any Governmental Authority with jurisdiction over any person’s gaming operations; for the avoidance of doubt, in all cases, the term Governmental Authority includes Gaming Authorities whether or not so specified;

(f) “Gaming Laws” means the Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated casino and gaming activities and operations of any person;

(g) “material adverse change” or “material adverse effect” means, when used in connection with Aztar, Columbia or Sussex, as the case may be, any change, effect, event, occurrence or state of facts (i) that is materially adverse to the business, assets, properties, financial condition or results of operations of such person and its subsidiaries taken as a whole but excluding any of the foregoing resulting from (A) changes in international or national political or regulatory conditions generally (in each case, to the extent not disproportionately affecting the applicable person as compared to other gaming companies), (B) changes or conditions generally affecting the U.S. economy or financial markets or generally affecting the industry in which the applicable person or any of its subsidiaries operates, or any act of terrorism or war occurring after the date hereof (in each case, to the extent not disproportionately affecting the applicable person as compared to other gaming companies), (C) changes in tax rates in any state in which Aztar or its subsidiaries operates, (D) the introduction of gaming in any state adjoining any state in which Aztar or its subsidiaries operates, (E) any change in Law that legalizes other forms of gaming in any state in which Aztar operates, as long as such change in Law does not reduce or alter the scope, manner of operation, type, nature or timing of any permitted gaming activities which Aztar or its subsidiaries are permitted to conduct, (F) any change in state Law, as long as such change in Law does not reduce or alter the scope, manner of operation, type, nature or timing of any permitted gaming activities which the applicable person or its subsidiaries are permitted to conduct and as long as such change in Law does not disproportionately affect the applicable person as compared to other gaming companies in the state, (G) any matters disclosed in Section 8.03(g) of the Aztar Disclosure Letter, or (H) any loss of employees during the pendency of the Merger, any change resulting from the Missouri Closing or Divestiture or any change in the status of Aztar’s gaming license application in Allentown, Pennsylvania, or (I) any change resulting from (i) actions with respect to any Specified Assets as contemplated by Section 5.03(g) above, or (ii) other actions taken at Columbia’s request to obtain, or to eliminate the need to obtain, any Required Governmental Consents or (ii) that prevents or materially delays such person from performing its material obligations under this Agreement or consummation of the transactions contemplated hereby;

(h) “Permitted Investments” shall mean:

a.	direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

b.	time deposit accounts, certificates of deposit and money market deposits issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

c.	repurchase obligations for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

d.	commercial paper issued by a corporation (other than an affiliate of Columbia) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

e.	securities issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

f.	shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above; and

g.	money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million;

(i) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(j) “solvent” means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of Columbia and its subsidiaries (including Aztar and its subsidiaries) will, as of such date, exceed the value of all of Columbia and its subsidiaries (including Aztar and its subsidiaries), including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and, (b) Columbia and its subsidiaries (including Aztar and its subsidiaries) will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) each of Columbia and its subsidiaries (including Aztar and its subsidiaries) reasonably believes it will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, (i) “not have …an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that Columbia and its subsidiaries (including Aztar and its subsidiaries) reasonably believes it will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due; and

(k) “subsidiary” means, with respect to any person, any other person, whether incorporated or unincorporated, of which more than 50% of either the equity interests in, or the voting control of, such other person is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such first person.

Section 8.04 Interpretation and Other Matters. (a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. “Knowledge” of a person and similar terms shall mean the actual knowledge of the executive officers of such person.

(b) Each of Aztar and Columbia has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter so long as its relevance to the latter section of the disclosure letter or section of this Agreement is readily apparent on the face of the information disclosed in the disclosure letter to the person to which such disclosure is being made. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” “material adverse effect” or other similar terms in this Agreement.

(c) Columbia agrees to cause Merger Sub to comply with its respective obligations under this Agreement.

Section 8.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

Section 8.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), the Custody and Security Agreement and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (ii) except for the provisions of Section 5.06 (which shall be enforceable by the Indemnified Parties), are not intended to and shall not confer upon any person other than the parties any rights or remedies.

Section 8.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

Section 8.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.09 Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal and state courts located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court in the State of Delaware.

Section 8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 8.12 Alternative Structure. The parties agree to cooperate in the consideration of alternative structures to implement the transactions contemplated by this Agreement as long as there is no change in the economic terms thereof and such change does not impose any material delay on, or condition to, the consummation of the Merger, or adversely affect Aztar, prior to the Effective Time, or Aztar’s stockholders or result in liability to Aztar directors or officers. Any such alternative structure shall constitute a “change of control” with respect to the Aztar Employee Benefit Plans and Aztar Employment Agreements to the same extent that the transactions contemplated hereby constitute a “change of control” with respect to the applicable Plan or Agreement.

IN WITNESS WHEREOF, each of Aztar, Sussex, Columbia and Merger Sub has caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COLUMBIA SUSSEX CORPORATION

By:	/s/ WILLIAM J. YUNG
Name:	William J. Yung
Title:	President

WIMAR TAHOE CORPORATION
D/B/A COLUMBIA ENTERTAINMENT

By:	/s/ WILLIAM J. YUNG
Name:	William J. Yung
Title:	President and Chief Executive Officer

WT-COLUMBIA DEVELOPMENT, INC.

By:	/s/ WILLIAM J. YUNG
Name:	William J. Yung
Title:	President

AZTAR CORPORATION

By:	/s/ NEIL A. CIARFALIA
Name:	Neil A. Ciarfalia
Title:	Chief Financial Officer
Vice President and Treasurer

ANNEX B

PERSONAL AND CONFIDENTIAL

May 19, 2006

Board of Directors

Aztar Corporation

2390 East Camelback Road, Suite 400

Phoenix, AZ 85016

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Aztar Corporation (the “Company”) of the $54.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of May 19, 2006 (the “Agreement”), by and among the Company, Columbia Sussex Corporation (“Sussex”), Wimar Tahoe Corporation, d/b/a Columbia Entertainment (“Columbia”), and WT-Columbia Development, Inc., a wholly owned subsidiary of Columbia.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transactions contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as lead manager of an offering of 8 7/8% Senior Subordinated Notes due 2007 in April 1999. We also may provide investment banking services to the Company, Sussex, Columbia and their respective affiliates in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Sussex, Columbia and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company for their own account and for the accounts of their customers and may at any time hold long or short positions in such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2005; certain interim financial statements and reports to stockholders and Quarterly Reports on Form 10-Q of the Company and certain interim financial information of Sussex and of Columbia; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, including their views regarding the risks and uncertainties relating to certain development and acquisition projects that the Company is considering. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded,

B-1

Board of Directors

Aztar Corporation

May 19, 2006

reviewed the financial terms of certain recent business combinations in the gaming industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $54.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B-2

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 28 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 51 (other than a merger effected pursuant to § 51(g) of this title), § 52, § 54, § 57, § 58, § 63 or § 64 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 51 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § 51, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 53 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 28 or § 53 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Aztar Corporation

SPECIAL MEETING OF STOCKHOLDERS

[                    ], 2006

PROXY

This Proxy is solicited by the Board of Directors for use at the Special Meeting on [            ], [    ], 2006.

By signing the Proxy, you revoke all prior Proxies and appoint Robert M. Haddock and Nelson W. Armstrong, Jr., and each of them, with full power of substitution, to vote as specified on the reverse side, all of the shares of common stock of Aztar Corporation held of record by you at the close of business on [            ] at the Special Meeting and all adjournments, postponements or continuations of the Special Meeting, all as set forth in the notice and proxy statement relating to the meeting, receipt of which is hereby acknowledged.

If no choice is specified, the Proxy will be voted “FOR” Items 1 and 2.

(Continued and to be signed on reverse side.)

AZTAR CORPORATION

2390 East Camelback Road, Suite 400

Phoenix, Arizona 85016

(602) 381-4100

Aztar Corporation

Special Meeting of Stockholders

Please Mark Vote in Oval in the Following Manner Using Dark Ink Only •

The Board of Directors unanimously recommends a vote FOR Items 1 and 2.

1.      Adoption of the Agreement and Plan of Merger, dated as of May 19, 2006, by and among Aztar Corporation, Columbia Sussex Corporation, Wimar Tahoe Corporation d/b/a Columbia Entertainment and WT-Columbia Development, Inc.

For O	Against O	Abstain O

2.      Approval of any proposal to adjourn, postpone or continue the Special Meeting to a later date to solicit additional proxies in favor of Item 1 in the event that there are not sufficient votes for approval of Item 1 at the Special Meeting.

For O	Against O	Abstain O

IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS OR CONTINUATIONS OF THE SPECIAL MEETING.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Dated: , 2006

Signature(s)

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Attorneys, executors, administrators, trustees, guardians, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. If a partnership, please sign in partnership name by authorized person.

Fold and Detach Here

Mark, sign and date your Proxy Card and return it in the provided postage-paid envelope or return it to Aztar Corporation, c/o [    ], [            ].

Telephone and Internet Voting Instructions

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy:

1)	To vote using the Telephone (within U.S. and Canada)

•	Call toll free [ ] in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.

2)	To vote using the Internet

•	Go to the following web site: [ ]

•	Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please do NOT mail back this proxy card.

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